INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

                 SUBJECT TO COMPLETION; DATED OCTOBER 30, 1997

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 16, 1997)

                                3,200,000 SHARES
                        U.S. RESTAURANT PROPERTIES, INC.
                                                                          [LOGO]
            $       SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                   (LIQUIDATION PREFERENCE $25.00 PER SHARE)
                            ------------------------

    U.S. Restaurant Properties, Inc. (the "Company"), a fully integrated, self-administered and self-managed real estate investment trust (a "REIT"), acquires, owns, manages and selectively develops restaurant properties that it leases on a triple net basis primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Chili's-Registered Trademark-, Pizza Hut-Registered Trademark- and Schlotzsky's-Registered Trademark- and regional franchises such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark-. The Company is one of the largest publicly-traded entities in the United States dedicated to acquiring, owning, managing and selectively developing restaurant properties. At September 30, 1997, the Company's portfolio consisted of 520 restaurant properties (the "Properties") diversified geographically in 45 states and operated by approximately 200 restaurant operators. As of September 30, 1997, over 99% of the Properties were leased pursuant to leases with an average remaining term (excluding extension options) in excess of ten years.

    Dividends on the shares of $       Series A Cumulative Convertible Preferred
Stock, par value $.001 per share (the "Series A Preferred Stock"), will be cumulative from the date of original issuance and will be payable quarterly in arrears on the 15th day (or the next succeeding business day) of March, June,
September and December of each year, commencing on              , 1997, in an
amount per share equal to the greater of $       per annum or the cash
distribution paid or payable (determined on each of the quarterly dividend payment dates referred to above) on the number of shares of the Company's common stock, par value $.001 per share (the "Common Stock"), or portion thereof, into which a share of Series A Preferred Stock is then convertible. See "Description of Series A Preferred Stock--Dividends." Shares of Series A Preferred Stock will be convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into shares of Common Stock at a conversion price of
$       per share of Common Stock (equivalent to a conversion rate of shares of Common Stock for each share of Series A Preferred Stock), subject to adjustment in certain circumstances (the "Conversion Price"). See "Description of Series A Preferred Stock--Conversion Rights." On October 29, 1997, the last reported sale price of the Common Stock on the New York Stock Exchange (the "NYSE") was $24.6875 per share, giving effect to the three-for-two stock split.

    The Series A Preferred Stock will not be redeemable prior to              .
On and after              , the Series A Preferred Stock will be redeemable, in
whole or in part, at the option of the Company, (i) for such number of shares of
Common Stock as are issuable at a conversion rate of       shares of Common
Stock for each share of Series A Preferred Stock, provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the NYSE equals or exceeds the Conversion Price, subject to adjustment in certain circumstances, plus cash in the amount of any accrued and unpaid dividends, or
(ii) for cash at a redemption price equal to $25.00 per share of Series A Preferred Stock, plus any accrued and unpaid dividends. The Series A Preferred Stock has no stated maturity and will not be subject to any sinking fund.

    Application has been made to list the Series A Preferred Stock on the NYSE. However, there can be no assurance that the Series A Preferred Stock will be approved for listing.

    In order to maintain the Company's qualification as a REIT, ownership by any person of the Common Stock or Series A Preferred Stock is limited, with certain exceptions, to 9.8% of the outstanding capital stock of the Company.

    SEE "RISK FACTORS," COMMENCING ON PAGE S-15, FOR CERTAIN RISK FACTORS RELEVANT TO AN INVESTMENT IN THE SERIES A PREFERRED STOCK.
                               -----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
    ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
     ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                              -------------------

                                                                                  UNDERWRITING
                                                                PRICE TO         DISCOUNTS AND        PROCEEDS TO
                                                               PUBLIC(1)         COMMISSIONS(2)        COMPANY(3)
Per Share................................................          $                   $                   $
Total....................................................          $                   $                   $
Total Assuming Full Exercise of Over-
  Allotment Option(4)....................................          $                   $                   $

(1) Plus accrued dividends, if any, from the date of original issuance.

(2) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(3) Before deducting expenses estimated at $400,000, which are payable by the Company.

(4) Assuming exercise in full of the 30-day option granted by the Company to the Underwriters to purchase up to 480,000 additional shares of Series A Preferred Stock, on the same terms, solely to cover over-allotments. See "Underwriting."
                            ------------------------

    The shares of Series A Preferred Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Series A Preferred Stock will be made in New
York City on or about November   , 1997.
                            ------------------------
PAINEWEBBER INCORPORATED
                     MORGAN KEEGAN & COMPANY, INC.
                                      EVEREN SECURITIES, INC.
                                                           CROWELL, WEEDON & CO.
                                  ------------

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS NOVEMBER   , 1997.

                                   [PICTURES]

    CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SERIES A PREFERRED STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE SERIES A PREFERRED STOCK TO STABILIZE ITS MARKET PRICE, THE PURCHASE OF THE SERIES A PREFERRED STOCK TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS AND IN THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE. ON OCTOBER 15, 1997, U.S. RESTAURANT PROPERTIES, INC., A MARYLAND CORPORATION (THE "COMPANY"), SUCCEEDED TO THE OPERATIONS OF U.S. RESTAURANT PROPERTIES MASTER L.P., A DELAWARE LIMITED PARTNERSHIP ("USRP"), THROUGH THE MERGER OF A PARTNERSHIP SUBSIDIARY OF THE COMPANY WITH AND INTO USRP WITH USRP BEING THE SURVIVING ENTITY (THE "CONVERSION"). THE TERM "COMPANY" INCLUDES, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE COMPANY'S PREDECESSORS (INCLUDING USRP) AND SUBSIDIARIES. UNLESS OTHERWISE INDICATED, ALL INFORMATION PRESENTED IN THIS PROSPECTUS SUPPLEMENT (I) GIVES RETROACTIVE EFFECT TO THE CONVERSION, (II) GIVES RETROACTIVE EFFECT TO A THREE-FOR-TWO SPLIT OF THE COMPANY'S COMMON STOCK, PAR VALUE $.001 PER SHARE (THE "COMMON STOCK"), AND (III) ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. THIS PROSPECTUS SUPPLEMENT CONTAINS, AND THE ACCOMPANYING PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" STARTING ON PAGE S-15 OF THIS PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

    U.S. Restaurant Properties, Inc., a fully integrated, self-administered and self-managed real estate investment trust (a "REIT"), is one of the largest publicly-traded entities in the United States dedicated to acquiring, owning, managing and selectively developing restaurant properties. At September 30, 1997, the Company's portfolio consisted of 520 restaurant properties (the "Properties") diversified geographically in 45 states and operated by approximately 200 restaurant operators. The Properties are leased by the Company on a triple net basis primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Hardee's-Registered Trademark-, Chili's-Registered Trademark-, Pizza Hut-Registered Trademark- and Schlotzsky's-Registered Trademark- and regional franchises such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark-. Triple net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance and maintenance. As of September 30, 1997, over 99% of the Properties were leased pursuant to leases with an average remaining term (excluding extension options) in excess of ten years.

    The Company has been engaged in the business of owning, managing and leasing restaurant properties since 1986. Prior to 1994, the Company held a static portfolio consisting of 123 Burger King-Registered Trademark-restaurant properties. In May 1994, existing management assumed control of the Company and began implementing a number of new strategies intended to pursue Company growth. These strategies have involved the Company in, among other things, acquiring new properties, enhancing investment returns through merchant banking activities and developing new co-branded service centers on a selective basis. In addition, the Company has begun to provide acquisition financing to owners/operators of restaurant properties and at September 30, 1997 had a security interest in 14 restaurant properties.

    From May 1994, when existing management assumed control of the Company, through September 30, 1997, the Company acquired 402 Properties for an aggregate purchase price of approximately $248 million. During this period, the number of Properties in the Company's portfolio increased from 123 Properties to 520 Properties, representing a 905% increase in the portfolio on a cost basis and a 323% increase in the number of Properties. From May 1994 through October 15, 1997, the total return (distributions plus stock price appreciation) on the Common Stock has been 159%.

    The Company's management team, led by Robert J. Stetson and Fred H. Margolin, consists of seven senior executives with an average of 15 years of experience in the acquisition, operation, management and financing of chain restaurants and retail properties. Mr. Stetson, the Chief Executive Officer and President of the Company, is the former President of the Restaurant Division and Chief Financial Officer of Burger King Corporation, as well as the former Chief Financial Officer of Pizza Hut, Inc. While at Burger King Corporation, Mr. Stetson oversaw the management of approximately 950 restaurant properties, supervised over 35,000 employees and was responsible for evaluating and structuring property acquisitions and implementing tenant lease programs. Prior to joining the Company in May 1994, Mr. Margolin, the Chairman of the Board, Treasurer and Secretary of the Company, developed, leased and sold shopping centers. Mr. Margolin also has an extensive financial background, including the founding and managing of a successful insurance agency servicing financial institutions and one of the largest independent premium finance companies in Texas. The Company's senior management and directors beneficially own 13.7% of the Common Stock (including the OP Units (as defined below) owned by QSV Properties, Inc.). See "Management" and "Principal Stockholders."

    The Company is a Maryland corporation which has elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1997. The Common Stock is traded on the NYSE under the symbol "USV." The principal executive offices of the Company are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

                                  RISK FACTORS

    An investment in shares of Series A Cumulative Convertible Preferred Stock, par value $.001 per share (the "Series A Preferred Stock"), involves various risks and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to an investment in the Company. Such risks include, among others:

    - The Company will be subject to increased risks of managing new properties, such as administrative burdens, tenant retention and mortgage default, due to the rapid growth of the Company's portfolio.

    - Risks associated with property acquisitions, including that acquired properties may fail to perform in accordance with expectations and judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate, as well as general investment risks associated with any new real estate investment. Additionally, if the Company were unable to obtain funds from the capital markets to refinance acquisitions or development undertaken without permanent financing, the Company's ability to grow through additional acquisition and development activities could be curtailed.

    - Lack of industry diversification as a result of concentration on fast food and casual dining restaurant properties.

    - Dependence on the success of franchises affiliated with specific national and regional franchise brands and the possible adverse effect from franchise-wide reductions in business.

    - Failure to renew leases and failure of tenants to renew franchise agreements and the corresponding reduction in lease income should properties not be re-leased on terms as favorable to the Company.

    - Risks associated with real estate financing, including uncertainty that the Company will be able to refinance its indebtedness when due and the risk of higher interest rates or other unfavorable terms on debt incurred to refinance such indebtedness, and the risk of potential increases in leverage due to the absence of any limitation in the organizational documents of the Company on the amount of debt which may be incurred by the Company.

    - Real estate investment risks, such as the effect of economic and other conditions on restaurant property values (including the dependence of the Properties on the economies of the metropolitan areas where they are located), the ability of the Properties to generate revenues sufficient to meet operating expenses (including future debt service), the illiquidity of real estate investments, potential liability of the Company for unknown or future environmental liabilities and costs of compliance with the Americans with Disabilities Act of 1990 (the "ADA") and similar laws, and potential losses in the event of a casualty or other liability that is uninsurable or not economically insurable.

    - Taxation of the Company as a corporation if it fails to qualify as a REIT and the Company's liability for certain federal, state and local income taxes in such event.

    - The potential anti-takeover effect of limiting individual share ownership to 9.8% of the outstanding Common Stock (with certain exceptions) and certain other provisions contained in the organizational documents of the Company, such as the ability of the Board of Directors of the Company (the "Board") to issue shares of preferred stock, par value $.001 per share (the "Preferred Stock"), and the business combination provision, any of which may discourage a change in control and may limit any opportunity for the Company's stockholders to receive a premium for their Common Stock.

    - The dependence of the Company on the efforts of its executive officers, particularly Robert J. Stetson and Fred H. Margolin.

    - Absence of prior market for shares of Series A Preferred Stock.

                                  THE OFFERING

SECURITIES OFFERED............  3,200,000 shares of $       Series A Cumulative Convertible
                                Preferred Stock.

DIVIDENDS.....................  Cumulative commencing on the date of issue in an amount per
                                share equal to the greater of $          per annum or the
                                cash distributions paid or payable (determined on each of
                                the quarterly dividend payment dates referred to below) on that number of shares of Common Stock, or portion thereof, into which a share of Series A Preferred Stock is then
                                convertible. Dividends on the Series A Preferred Stock are payable quarterly in arrears on the 15th day of March, June,
                                September and December of each year, commencing on
                                          , 1997 with respect to the period commencing on
                                the date of issue and ending on         , 1997.

CONVERSION RIGHTS.............  The Series A Preferred Stock will be convertible, in whole or in part, at the option of the holder at any time, unless previously redeemed, into shares of Common Stock at a
                                conversion price of $        per share of Common Stock
                                (equivalent to a conversion rate of       shares of Common
                                Stock per share of Series A Preferred Stock), subject to
                                adjustment in certain circumstances (the "Conversion
                                Price").

LIQUIDATION PREFERENCE........  $25.00 per share, plus an amount equal to all accrued and unpaid dividends.

REDEMPTION AT OPTION OF THE
  COMPANY.....................  The Series A Preferred Stock will not be redeemable by the
                                Company prior to           . On and after           , the
                                Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company (i) for such number of
                                shares of Common Stock as is equal to the per share
                                liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accrued and unpaid dividends,
                                which are to be paid in cash) divided by the Conversion
                                Price, provided that for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the NYSE equals or exceeds the Conversion Price, or (ii) for cash at a redemption price of $25.00 per share, plus any
                                accrued and unpaid dividends. In order to exercise its
                                redemption option for shares of Common Stock, the Company
                                must issue a press release announcing the redemption

                                price prior to the opening of business on the second trading day after the conditions described in clause (i) above have been fulfilled. In order to exercise its redemption option for cash, the Company must give not less than 30 nor more
                                than 60 days notice of its intention to do so.

VOTING RIGHTS.................  If dividends on the Series A Preferred Stock or any series of Preferred Stock ranking on a parity with the Series A
                                Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up of the Company ("Parity Stock") are in arrears
                                for six quarterly dividend periods, holders of the Series A
                                Preferred Stock (voting as a single class with holders of
                                shares of any Parity Stock) will have the right to elect two additional directors to serve on the Board until such
                                dividend arrearage is eliminated. In addition, certain
                                changes that would be materially adverse to the rights of
                                holders of the Series A Preferred Stock or Parity Stock
                                cannot be made without the affirmative vote of the holders of two-thirds of the shares of Series A Preferred Stock and any Parity Stock similarly affected, voting as a single
                                class.

OWNERSHIP LIMIT...............  With certain exceptions, no person may own, or be deemed to own by virtue of the attribution provisions of the Internal
                                Revenue Code of 1986, as amended (the "Code"), more than
                                9.8% of the Company's capital stock, which includes the
                                Series A Preferred Stock.

RANKING.......................  The Series A Preferred Stock will rank senior to the Common
                                Stock (the only capital stock of the Company outstanding as of the date of this Prospectus Supplement) with respect to the payment of dividends and amounts upon liquidation,
                                dissolution or winding up.

NYSE LISTING..................  Application has been made to list the Series A Preferred
                                Stock on the New York Stock Exchange (the "NYSE").

USE OF PROCEEDS...............  The net proceeds to the Company from the sale of the Series
                                A Preferred Stock will be used to reduce borrowings under
                                the Company's $110 million secured credit facility (the
                                "Existing Credit Facility"). See "Use of Proceeds."

                              RECENT DEVELOPMENTS

THIRD QUARTER EARNINGS 1997

    The Company reported on October 21, 1997 that Funds from Operations ("FFO") for the third quarter ended September 30, 1997 was $5,588,000 compared to $3,843,000 for the quarter ended September 30, 1996, an increase of 45%. FFO for the nine months ended September 30, 1997 was $14,561,000 compared to $9,131,000 for the nine months ended September 30, 1996, an increase of 59%. The Company's revenue for the third quarter ended September 30, 1997 was $9,775,000 compared to $5,822,000 for the quarter ended September 30, 1996, an increase of 68%. FFO is computed by the Company as net income (computed in accordance with generally accepted acounting principles ("GAAP")), excluding the effects of direct financing leases and gains on sales of property, plus real estate related depreciation and amortization.

INVESTMENT GRADE RATING

    In October 1997, the Company received an investment grade rating from Duff & Phelps Credit Rating Company ("Duff & Phelps"). Duff & Phelps assigned initial prospective ratings of "BBB-" (Triple-B-

Minus) to the Company's senior unsecured debt and "BB+" (Double-B-Plus) to the Company's cumulative preferred stock.

UNSECURED CREDIT FACILITY

    The Company has entered into an agreement in principle with a major international commercial bank to provide a $175 million unsecured credit facility (the "Unsecured Credit Facility"). The Unsecured Credit Facility will be used to finance property acquisitions, development, capital improvements and for general working capital purposes. The Company anticipates that following this offering the Unsecured Credit Facility will bear interest at a rate of LIBOR plus 1.05% per annum. The Unsecured Credit Facility will replace the Existing Credit Facility under which, at September 30, 1997, the Company had outstanding borrowings of $109.4 million bearing interest at a rate of LIBOR plus 1.80% per annum.

RECENT ACQUISITIONS

    Subsequent to September 30, 1997, the Company has acquired an additional seven restaurant properties for a total investment of $6 million. These properties consist of three Schlotzsky's-Registered Trademark- located in Dallas, Texas, Forest Hill, Texas and Grand Prairie, Texas, three Harrigan's-Registered Trademark-, two of which are located in Oklahoma City, Oklahoma and one of which is located in Albuquerque, New Mexico, and one Superpumper-Registered Trademark- located in Belfield, North Dakota.

REIT CONVERSION

    On October 15, 1997, the Company effected the Conversion of USRP into a self-administered and self-managed REIT. The Conversion was effected through the merger (the "Merger") of USRP Acquisition, L.P., an indirectly wholly-owned Delaware limited partnership subsidiary of the Company, with and into USRP. As a result of the Merger, USRP became a subsidiary of the Company and, at the effective time of the Merger, all holders of units of beneficial interest (the "Units") of USRP became stockholders of the Company. On October 16, 1997, the Common Stock, in replacement of the Units, commenced trading on the NYSE under the symbol "USV." In connection with the Conversion, QSV Properties, Inc. ("QSV") withdrew as general partner of each of USRP and U.S. Restaurant Properties Operating L.P. (the "Operating Partnership"), effective as of October 15, 1997, and USRP Managing, Inc., a wholly-owned subsidiary of the Company ("USRP Managing"), was substituted as the general partner for USRP and the Operating Partnership. As part of the Conversion, QSV received 126,581 shares of Common Stock and 1,148,420 units of beneficial interest (the "OP Units") in the Operating Partnership, which are exchangeable at any time for shares of Common Stock on a one-for-one basis, in exchange for its interests in USRP and the Operating Partnership. See "Certain Relationships and Related Transactions."

                                    INDUSTRY

    The restaurant industry has grown significantly over the past 20 years as a result of population growth, the influence of the baby boom generation, the growth of two-income families and the growth in consumers' disposable income. During that period, the growth of the fast food segment has exceeded that of the entire restaurant industry. According to the National Restaurant Association, the food service industry generated an estimated $308 billion of revenue representing approximately 4.1% of the Gross Domestic Product during 1996. Total food service industry sales during 1997 are estimated to be approximately $320 billion. The fast food segment, which offers value pricing and convenience and represents approximately 90% of the Properties, is the largest segment in the restaurant industry with 1997 sales estimated to exceed $103 billion or 32% of the industry's revenues. The growth of the fast food segment has exceeded that of the entire restaurant industry for over 20 years. According to the National Restaurant Association, sales at fast food restaurants are expected to outpace the overall industry in 1997. See "Market and Industry Information."

                                   PROPERTIES

    As of September 30, 1997, the Company owned 520 Properties, including 181 Burger King-Registered Trademark-Properties (out of approximately 6,409 U.S. locations), 77 Arby's-Registered Trademark- Properties (out of approximately 2,890 U.S. locations), 41 Dairy Queen-Registered Trademark- Properties (out of approximately 6,000 U.S. locations), 28 Hardee's-Registered Trademark-Properties (out of approximately 2,308 U.S. locations), 23 Pizza Hut-Registered Trademark-Properties (out of approximately 9,566 U.S. locations), 18 Schlotzsky's-Registered Trademark- Properties (out of approximately 560 U.S. locations) and eight Chili's-Registered Trademark- Properties (out of approximately 108 U.S. locations). The Properties are diversified geographically in 45 states, with no state, except Texas (28%), accounting for a concentration of greater than 10% of the Properties. Of the 520 Properties, over 99% were leased on a triple net basis as of September 30, 1997.

    The following table sets forth certain state-by-state information regarding the Properties owned by the Company as of September 30, 1997.

                                                                                                 PERCENT OF
                                                NUMBER OF                        ANNUALIZED   TOTAL ANNUALIZED
                   STATE                       PROPERTIES     PERCENT LEASED    BASE RENT(1)      BASE RENT
--------------------------------------------  -------------  -----------------  ------------  -----------------
Alabama.....................................            3              100%     $    148,011            0.4%
Arizona.....................................           15              100           953,671            2.7
Arkansas....................................            8              100           901,014            2.5
California..................................           17              100         1,212,251            3.4
Colorado....................................            8              100           382,131            1.1
Connecticut.................................            3              100           249,144            0.7
Florida.....................................           30              100         2,486,615            7.0
Georgia.....................................           32              100         2,742,258            7.7
Idaho.......................................            1              100           129,105            0.4
Illinois....................................           10              100           759,842            2.1
Indiana.....................................           11               82           653,879            1.8
Iowa........................................            8              100           686,820            1.9
Kansas......................................            2               50(2)         63,139            0.2
Kentucky....................................            3              100           185,440            0.5
Louisiana...................................            3              100            66,625            0.2
Maine.......................................            4              100           244,078            0.7
Maryland....................................            3              100           156,376            0.4
Massachusetts...............................            4              100           346,577            1.0
Michigan....................................           30              100         1,855,389            5.2
Minnesota...................................           16              100         1,034,961            2.9
Mississippi.................................            2              100           128,525            0.4
Missouri....................................            8               88           613,436            1.7
Montana.....................................            1              100            43,164            0.1
Nebraska....................................            2              100           199,628            0.6
Nevada......................................            1              100            65,835            0.2
New Jersey..................................            4              100           291,303            0.8
New Mexico..................................            4              100           420,654            1.2
New York....................................           35               97         2,715,708            7.6
North Carolina..............................           18              100         1,493,695            4.2
North Dakota................................            1              100            50,268            0.1
Ohio........................................            8              100           561,833            1.6
Oklahoma....................................           15              100         1,101,349            3.1
Oregon......................................            5              100           339,191            0.9
Pennsylvania................................           19              100         1,261,807            3.5
South Carolina..............................           10              100           644,211            1.8
South Dakota................................            1              100            35,196            0.1
Tennessee...................................            8              100           455,269            1.3
Texas.......................................          145              100         8,613,140           24.1
Utah........................................            1              100           189,355            0.5
Vermont.....................................            1              100            65,974            0.2
Virginia....................................            1              100            12,275            0.0
Washington..................................            7              100           504,798            1.4
West Virginia...............................            3              100           135,804            0.4
Wisconsin...................................            8              100           396,171            1.1
Wyoming.....................................            1              100           121,064            0.3
                                                      ---              ---      ------------          -----
  Total/Average.............................          520               99%     $ 35,716,979          100.0%
                                                      ---              ---      ------------          -----
                                                      ---              ---      ------------          -----

--------------------------
(1) Annualized base rent was calculated by multiplying the monthly contractual base rent as of October 1, 1997 for each of the Properties by 12. Annualized base rent does not include percentage rents (I.E., additional rent calculated as a percentage of the tenant's gross sales above a specified level), if any, that may be payable under leases covering certain of the Properties, or other adjustments to base rent required by GAAP.

(2) One Property, located in Manhattan, Kansas, is currently being redeveloped as a Schlotzsky's-Registered Trademark- and is expected to re-open in early 1998.

                            ORGANIZATIONAL STRUCTURE

    The business and operations of the Company are conducted through the Operating Partnership. The Company controls the Operating Partnership through its 99% limited partnership interest in USRP (the 90.86% limited partner of the Operating Partnership), and its 100% stock ownership of USRP Managing, the general partner of the Operating Partnership. The other limited partner of the Operating Partnership is QSV, of which Messrs. Stetson and Margolin are stockholders and directors. QSV has an 8.24% limited partner interest in the Operating Partnership. Each OP Unit issued by the Operating Partnership, other than those held by USRP, may be exchanged by the holder thereof for one share of Common Stock. With each exchange of outstanding OP Units for Common Stock, the Company's percentage ownership interest in the Operating Partnership, directly or indirectly, will increase. In addition, whenever the Company issues shares of capital stock, the Company will contribute the net proceeds therefrom to the Operating Partnership and the Operating Partnership will issue to the Company an equivalent number of units of limited partner interest with rights corresponding to those of the shares of capital stock issued by the Company. The Company expects to merge USRP into the Operating Partnership, and thereby become a 90.86% limited partner of the Operating Partnership, prior to the conclusion of this offering.

    As sole general partner, USRP Managing has the exclusive power under the agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") to manage and conduct the business of the Operating Partnership, subject to the consent of the holders of the OP Units in connection with the sale of all or substantially all of the assets of the Operating Partnership or the dissolution of the Operating Partnership. The board of directors of USRP Managing is made up of the same directors as the Board of the Company and such directors manage the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership cannot be terminated except in connection with a sale of all or substantially all of the assets of the Company prior to December 31, 2035 without a vote of a majority of the limited partners of the Operating Partnership. The limited and general partner interests in the Operating Partnership entitle the Company to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the percentage interest therein held by USRP Managing and USRP and entitle USRP to vote on all matters requiring a vote of the limited partners.

                               GROWTH STRATEGIES

    The Company seeks to maximize sustainable growth in FFO and cash available for distribution to stockholders through effective management, operation, acquisition and selective development of restaurant properties. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating, financing and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

    The Company believes it can achieve its goal of increasing FFO and cash available for distribution per share by (i) acquiring high quality restaurant properties at attractive returns, (ii) realizing contractual rental rate escalations or percentage rent on existing leases, (iii) re-leasing space at increased rental rates, when market conditions warrant, as leases expire, (iv) selectively developing properties where the Company can secure leases prior to construction and where such development is expected to result in returns on investment that the Company believes will exceed returns on comparable acquisitions, and (v) actively managing the Company's portfolio, including periodically re-evaluating all assets for strategic disposition or repositioning. In pursuing its growth strategy, the Company intends to maintain a conservative capital structure providing it flexibility to access capital markets when financial and market conditions warrant, thereby enabling it to take advantage of growth opportunities as they arise.

    ACQUISITIONS. The Company seeks to identify and acquire high quality restaurant properties. The Company believes that it has been able to maximize returns on acquisitions as a result of its expertise in evaluating and capitalizing on the real estate needs of chain restaurant tenants, its ability to identify and acquire financially attractive restaurant properties operated by major national and regional restaurant brands and its expertise in identifying and evaluating restaurant operators. The Company also seeks to utilize the extensive personal and business relationships that management has developed over time within the real estate and chain restaurant industries to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties.

    The Company believes that the ownership of chain restaurant properties is highly fragmented and that such fragmentation often creates pricing inefficiencies in the sale of such properties. Chain restaurants are generally owned by numerous local operators, many of whom own or operate a single facility. Additionally, the Company believes that numerous chain restaurants are occupied by owners who desire to focus their investments on and attention to the operation of their respective restaurants, and not on the ownership of real estate.

    Critical evaluation of prospective property acquisitions is an essential component of the Company's acquisition strategy. When evaluating acquisition opportunities, the Company assesses a full range of matters relating to the properties, including the quality of the tenant, the condition and capacity of building infrastructure, the remaining lease term and the strength of the brand affiliation. Additionally, the Company believes its access to capital will provide it with a competitive advantage over other potential property acquirors whose offers may be contingent upon obtaining the requisite financing.

    INTERNAL GROWTH. The Company's goal of maximizing sustainable growth in FFO is expected to be enhanced by its strategy to achieve internal growth from several sources. A substantial number of the Company's leases contain annual rent escalations that are either fixed (ranging from 2% to 3%) or indexed based on a consumer price or other index. The Company will seek to include similar escalation provisions in its future leases. The Company also seeks to include percentage rent provisions in its leases. At September 30, 1997, 62% of the Company's leases provided for percentage rent ranging from 2% to 11% of the gross revenue generated by the tenant. Percentage rent represented 18% of the Company's rental revenues for the nine months ended September 30, 1997. The Company believes that the location of a restaurant is a central factor in a restaurant's success and that, as a result, its tenants, in most cases, would experience a loss in the profitability of a store and incur difficulty and cost in moving the store in the event of non-renewal of the lease, and as a result, believes renewal of the lease at a higher rental rate is more likely to occur than the tenant vacating the space. Since May 1994, the Company has renewed 15 of the 16 leases (representing 94% of such leases) that have expired pursuant to their terms since that time. In addition, the Company has implemented an early lease renewal program pursuant to which the Company offers remodeling financing to tenants in consideration for renewing and restructuring existing leases. The Company's ability to negotiate contractual rent escalations in future leases or renewals and to achieve increases in base and percentage rental rates will depend upon market conditions and demand for restaurant properties at the time such leases or renewals are negotiated and such increases are proposed.

    SELECTIVE DEVELOPMENT. Given the current favorable acquisition environment for chain restaurant properties, the Company intends to emphasize acquisitions over development in pursuing its growth objectives. However, the Company expects to pursue selective development of co-branded service centers (combining a fast food restaurant, branded convenience store and filling station on one prime retail site) where it anticipates achieving investment returns that will equal or exceed its returns on acquisitions. On September 28, 1997, the Company opened its first co-branded service center in Fort Worth, Texas. In addition, the Company currently has two co-branded service center developments under construction which are expected to be completed during 1998. The Company intends to undertake development projects only it if can secure long-term leases (generally 10 years or more) with high quality tenants prior to construction.

                           TAX STATUS OF THE COMPANY

    The Company intends to make an election to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997. If the Company qualifies for taxation as a REIT, the Company generally will not be subject to federal income tax if it distributes at least 95% of its REIT taxable income (which does not include capital gains) to its stockholders. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. See "Federal Income Tax Considerations--Failure to Qualify as a REIT" in the accompanying Prospectus for a more detailed discussion of the consequences of the failure of the Company to qualify as a REIT. Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. See "Federal Income Tax Considerations" in the accompanying Prospectus.

                         SUMMARY FINANCIAL INFORMATION

    The following table sets forth summary historical information for USRP and summary pro forma information for the Company. This information should be read in conjunction with the historical financial statements and notes thereto included elsewhere in this Prospectus Supplement and incorporated by reference in the Prospectus and the pro forma financial statements and notes thereto included elsewhere in this Prospectus Supplement. The historical information of USRP may not be indicative of future operating results of the Company. The pro forma financial data of the Company is not necessarily indicative of what the Company's results of operations or financial condition would have been for the periods or at the date indicated.

                                             YEARS ENDED DECEMBER 31,                   SIX MONTHS ENDED JUNE 30,
                                 ------------------------------------------------  ------------------------------------
                                                                      COMPANY                               COMPANY
                                             USRP (1)              --------------        USRP (1)        --------------
                                 --------------------------------    PRO FORMA     --------------------    PRO FORMA
                                   1994       1995        1996        1996(2)        1996       1997        1997(2)
                                 ---------  ---------  ----------  --------------  ---------  ---------  --------------
                                                     (IN THOUSANDS, EXCEPT PER SHARE/UNIT AMOUNTS)
OPERATING DATA:
Total revenues.................  $   8,793  $   9,780  $   18,324    $   42,651    $   7,264  $  14,544    $   20,995
Total expenses.................      3,860      4,557      10,883        22,507        4,080      9,967        11,355
Net income before unusual
  items........................  $   4,933  $   5,223  $    7,441    $   20,144    $   3,184  $   4,577    $    9,640
Net income.....................  $   4,933  $   5,223  $    7,473    $   20,176    $   3,184  $   4,099    $    9,906
Net income allocable to
  Unitholders..................  $   4,834  $   5,119  $    7,325    $   14,576    $   3,121  $   4,018    $    7,106
Weighted average number of
  Shares/Units outstanding
  (3)..........................      6,953      6,957       9,161        13,956        7,814     11,114        14,046
Net income per Share/Unit (3)..  $    0.70  $    0.74  $     0.80    $     1.04    $    0.40  $    0.36    $     0.51
BALANCE SHEET DATA:
Net investment in direct
  financing leases.............  $  21,237  $  19,371  $   17,105           N/A    $  18,144  $  15,679    $   15,488
Land...........................     23,414     27,493      61,340           N/A       39,806     78,679        94,480
Buildings and leasehold
  improvements, net............      1,548      7,900      75,339           N/A       61,070    139,298       173,987
Equipment......................         --        224       2,980           N/A        2,911      3,743         4,052
Intangibles, net...............     14,317     13,161      12,263           N/A       14,489     12,116        12,208
Total assets...................     62,889     71,483     177,418           N/A      141,968    261,515       318,626
Line of credit and long term
  debt.........................         --     10,931      69,486           N/A       35,065    132,313        97,038
Capitalized lease
  obligations..................        775        563         362           N/A          458        263           263
General partners' capital......      1,308      1,241       1,163           N/A        1,212      1,093           N/A
Limited partners' capital......     60,361     58,071     103,120           N/A      103,453    123,995           N/A
Stockholders' equity...........        N/A        N/A         N/A           N/A          N/A        N/A       216,561
OTHER DATA:
Funds From Operations (4)......  $   7,638  $   8,260  $   13,033    $   27,267    $   5,322  $   8,823    $   13,129
Cash distributions declared per
  Unit applicable to respective
  period.......................  $    1.07  $    1.14  $     1.29           N/A    $    0.63  $    0.69           N/A
Cash flow from operating
  activities...................  $   6,990  $   9,288  $   13,852    $   33,006    $   5,555  $   7,693    $   16,179
Cash flow from (used in)
  investing activities.........  $      --  $ (12,039) $ (100,978)   $ (210,338)   $ (64,973) $ (81,683)   $ (128,176)
Cash flow from (used in)
  financing activities.........  $  (7,569) $   2,077  $   87,500    $  193,737    $  59,425  $  75,386    $  121,090
Number of Properties...........        123        139         322           527          264        452           527

------------------------------
(1) The historical information for the years ended December 31, 1994, 1995 and 1996 was derived from USRP's audited consolidated financial statements. USRP's audited consolidated financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and unaudited consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are included elsewhere in this Prospectus Supplement or are incorporated by reference in the Prospectus and the Company's pro forma financial statements for the year ended December 31, 1996 and the six months ended June 30, 1997 are included elsewhere in this Prospectus Supplement.

(2) The pro forma condensed balance sheet as of June 30, 1997 is based on the Company's unaudited balance sheet as of June 30, 1997, as adjusted to reflect certain property acquisitions and dispositions and property mortgage receivables, increase in debt, issuances of shares and other transactions associated with the recent conversion of the Company into a REIT and this offering. The pro forma condensed consolidated statement of income for the six months ended June 30, 1997 is based on the Company's unaudited statement of income for that period, as adjusted to reflect as of January 1, 1997 certain property acquisitions and dispositions and property mortgage receivables, increase in debt, issuances of shares and other transactions associated with the recent conversion of the Company into a REIT and this offering. The pro forma condensed consolidated statement of income for the year ended December 31, 1996 is based on the Company's audited statement of income for that period, as adjusted to reflect certain property acquisitions and dispositions and property mortgage receivables, increase in debt, issuances of shares and other transactions associated with the recent conversion of the Company into a REIT and this offering.

(3) Historical and pro forma weighted average number of Shares/Units outstanding and net income per Share/Unit have been adjusted to reflect the three-for-two split of the Common Stock.

(4) The White Paper on FFO approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines FFO as net income (loss) (computed in accordance with
    GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and unusual and non-recurring items and after adjustments for unconsolidated partnerships and joint ventures. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating, financing and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper, however, does not address the treatment of direct financing leases, and the Company has interpreted the definition of FFO to permit excluding the effects of such leases from the calculation of FFO. Additionally, for the years ended December 31, 1994, 1995 and 1996 and for the six month periods ended June 30, 1996 and 1997, the Company's calculation of FFO excluded the effects of distributions made to the general partner of USRP and the Operating Partnership. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distribution.

                                  RISK FACTORS

    AN INVESTMENT IN THE SERIES A PREFERRED STOCK INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE SERIES A PREFERRED STOCK.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS; ACQUISITION OF
  ADDITIONAL PROPERTIES

    The Company is currently experiencing a period of rapid growth. Since May 1994, the Company has acquired a total of 402 Properties located in various states for a total purchase price of approximately $248 million. As a result of the rapid growth of the Company's portfolio, there can be no assurance that the Company will be able to adapt its management, administrative, accounting and operational systems to respond to any future acquisitions of additional properties without certain operating disruptions or unanticipated costs. The failure to successfully integrate any future acquisitions into the Company's portfolio could have a material adverse effect on the results of operations and financial condition of the Company and its ability to pay expected distributions to stockholders. As it acquires additional properties, the Company will be subject to risks associated with managing new properties, including tenant retention and mortgage default. In addition, there can be no assurance that the Company will be able to maintain its current rate of growth or negotiate and acquire any acceptable properties in the future. A larger portfolio of properties may entail additional operating expenses that would be payable by the Company. Such acquisitions may also require loans to prospective tenants. Making loans to existing or prospective tenants involves credit risks and could subject the Company to regulation under various federal and state laws. Any operation of restaurants, even on an interim basis, would also subject the Company to operating risks (such as uncertainties associated with labor and food costs) which may be significant and would cause the Company to recognize "bad income" which may adversely impact the Company's qualification as a REIT. See "Federal Income Tax Considerations" in the accompanying Prospectus.

DEVELOPMENT AND ACQUISITION RISKS; INCREASED PROJECT COSTS; FAILURE TO OBTAIN
  FINANCING; INABILITY TO MEET OPERATING EXPENSES

    GENERAL DEVELOPMENT AND ACQUISITION RISKS. The Company intends to continue selective build-to-suit and retrofit restaurant property development and acquisition of restaurant properties where it expects to achieve investment returns that are anticipated to equal or exceed returns on acquisitions. New project development is subject to a number of risks, including risks of construction delays and cost overruns that may increase project costs, availability of acceptable financing, volatility in interest rates, the timing of the commencement of rental payments and new project commencement risks such as the receipt of zoning, occupancy and other required governmental authorizations and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, such activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Further, development involves the risk that developed properties will not produce desired revenue levels once leased and the risk of competition for suitable development sites from competitors which may have greater financial resources than the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. There can be no assurance that development and acquisition activities, if consummated, will perform in accordance with the Company's expectations and distributions to stockholders might be adversely affected.

    RISKS RELATING TO FINANCING; DISTRIBUTIONS. The Company anticipates that its development and acquisition activities will be largely financed through externally generated funds from borrowings under credit facilities and other secured and unsecured debt financing and from equity financing. In addition, new development activities may be financed under lines of credit or other forms of secured or unsecured construction financing that would result in a risk that permanent financing for newly developed projects might not be available or would be available only on disadvantageous terms. Because the Company must distribute 95% of its taxable income to maintain its qualification as a REIT, the Company's ability to rely upon income from operations or cash flow from operations to finance new development or acquisitions will be limited. Accordingly, were the Company unable to obtain funds from borrowings or the capital markets to refinance new development or acquisitions undertaken without permanent financing, the Company's ability to grow through additional development and acquisition activities could be curtailed, cash available for distribution could be adversely affected and the Company could be required to reduce distributions.

LACK OF INDUSTRY DIVERSIFICATION

    The Company's strategy is to continue to acquire interests in chain restaurant properties, specifically fast food and casual dining restaurant properties. Consequently, the Company is subject to the risks associated with an investment in real estate in the chain restaurant industry, and is subject to the risks generally associated with investment in a single industry. As a result, a downturn in the fast food or casual dining segment could have a material adverse effect on the Company's total rental revenues and amounts available for distribution to its stockholders. See "Market and Industry Information."

DEPENDENCE ON SUCCESS OF BRANDS

    Substantially all of the Properties are occupied by operators of chain restaurants with national and regional brand affiliations. Additionally, 181 of the Properties are occupied by operators of Burger King-Registered Trademark-restaurant properties. In the future, the Company also may acquire additional restaurant properties which will be affiliated with the same national and regional brands. As a result, the Company is subject to the risks inherent in investments concentrated in specific national and regional brands, such as a reduction in business following adverse publicity related to such brands or if the particular restaurant chain (and its franchisees) were to suffer a system-wide decrease in sales. In such circumstances, the ability of franchisees to pay rents (including percentage rents) to the Company may be adversely affected.

FAILURE TO RENEW LEASES AND FRANCHISE AGREEMENTS

    The Properties are leased to restaurant franchise operators pursuant to leases with remaining terms varying from one to 27 years at December 31, 1996 and an average remaining term in excess of ten years. No assurance can be given that such leases will be renewed at the end of the lease terms or that the Company will be able to renegotiate terms which are acceptable to the Company. In certain instances, the Company has attempted to extend the terms of certain of its existing leases pursuant to a recently implemented program intended to encourage early renewal of leases, but in connection therewith has had to commit to paying for certain improvements on such Properties. See "Business and Properties--Leases with Restaurant Operators."

REAL ESTATE FINANCING RISKS

    EXISTING DEBT AND REFINANCING RISKS. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interests rates on the Company's variable rate debt and the risk that the Company will not be able to repay or refinance existing indebtedness on its Properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of its existing indebtedness. Currently, the Company's borrowings do not have long-term maturities and as a result, the Company will be required to refinance such borrowings prior to the maturities of the lease terms of its Properties. There can be no assurance that the Company will be able to refinance any indebtedness it may incur or otherwise obtain funds by selling assets or raising equity to make required payments on indebtedness.

    SUBSTANTIAL DEBT OBLIGATIONS. As of September 30, 1997, the Company had $169.6 million of mortgage indebtedness secured by certain of its Properties. Those Properties not otherwise directly securing the Company's indebtedness are restricted from being used as collateral for new borrowings pursuant to the terms of the Company's debt instruments. In addition, properties which the Company may acquire in the future could be mortgaged to secure payment of indebtedness. If the Company is unable to generate funds to cover required payments of principal and interest on borrowings secured by these properties, the mortgage securing such properties could be foreclosed upon by, or such properties could be transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

    NO LIMITATION ON INCURRENCE OF DEBT. As of September 30, 1997, the Company's ratio of debt to total market capitalization was approximately 37%. Upon completion of the offering of shares of Series A Preferred Stock and the application of the net proceeds therefrom, the Company's debt to total market capitalization will be approximately 23%. The Company's Amended and Restated Articles of Incorporation (the "Charter") do not contain any limitation on the amount or percentage of indebtedness the Company may incur. The Board has implemented a policy of limiting its indebtedness to maintain a ratio of total debt of 50% or less to the lesser of total market capitalization or the original cost of the Properties as of the date of such calculation. However, the Board could alter or eliminate its current policy on borrowing and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If the policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's financial condition and cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness. See "Business and Properties--Debt Structure."

    POTENTIAL DILUTION. A wholly-owned subsidiary of the Company has entered into a short term borrowing facility (the "Pacific Mutual Facility") with Pacific Mutual Life Insurance Co. ("Pacific Mutual") which is secured by, among other things, the pledge of 1,351,618 shares of Common Stock (the "Pledged Shares") currently owned by such subsidiary. If an event of default were to occur under the Pacific Mutual Facility, then under the terms of the pledge agreement Pacific Mutual could acquire ownership of the Pledged Shares. If that were to occur, the Company's net income per share would be reduced substantially. See "Business and Properties--Debt Structure."

IMPACT OF COMPETITION ON OPERATIONS

    ACQUISITIONS. Numerous entities and individuals compete with the Company to acquire restaurant properties, including entities which have substantially greater financial resources than the Company. These entities and individuals may be able to accept more risk than the Company is willing to undertake. Competition generally may reduce the number of suitable investment opportunities available to the Company and may increase the bargaining power of property owners seeking to sell. There can be no assurance that the Company will find suitable properties for inclusion in its portfolio of triple net leased Properties or sale/leaseback transactions in the future.

    OPERATIONS. The restaurants operated on the Properties are subject to significant competition in the market areas in which they compete, including competition from other national and regional fast food restaurant chains and national and regional restaurant chains that do not specialize in fast food but appeal to many of the same customers and other competitors such as convenience stores and supermarkets that sell prepared and ready-to-eat foods. The success of the Company depends, in part, on the ability of the restaurants operated on the Properties to compete successfully with such businesses. The Company does not intend to engage directly in the operation of restaurants. However, the Company would operate restaurants located on its Properties if required to do so in order to protect the Company's investment. As a result, the Company generally will be dependent upon the experience and ability of the lessees operating the restaurants located on the Properties.

REAL ESTATE INVESTMENT RISKS

    GENERAL RISKS. The Company's investments in real estate are subject to varying degrees of risk inherent in the ownership of real property. The underlying value of the Company's real estate and the income therefrom and, consequently, the ability of the Company to make distributions to stockholders, are dependent upon the operators of the Properties generating income in excess of operating expenses in order to make rent payments. Income from the Properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and the availability, cost and terms of borrowings, the impact of compliance with present or future environmental laws, the ongoing need for capital improvements, particularly for older restaurants, increases in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God (which may result in uninsured losses), acts of war, adverse changes in zoning laws and other factors beyond the Company's control.

    ILLIQUIDITY OF REAL ESTATE MAY LIMIT ITS VALUE. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is, therefore, limited. No assurance can be given that the market value of any of the Company's properties will not decrease in the future. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in a desirable time period or that the sales price will recoup or exceed the amount paid for such investment.

    POSSIBLE ENVIRONMENTAL LIABILITIES. The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to borrow using such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.

    In connection with the Company's acquisition of a property, a Phase I environmental assessment is conducted by a qualified independent environmental engineer. Phase I environmental assessments have been performed on all of the Company's acquisitions since May 1994 and it is expected that all future acquisitions will be subject to a Phase I environmental assessment. No Phase I environmental assessments were conducted with respect to the original 123 Burger King-Registered Trademark- Properties at the time existing management assumed control of the Company. A Phase I environmental assessment involves researching historical usages of a property, databases containing registered underground storage tanks and other matters, including an on-site inspection, to determine whether an environmental issue exists with respect to the property which needs to be addressed. If the results of a Phase I environmental assessment reveal potential issues, a Phase II environmental assessment, which may include soil testing, ground water monitoring or borings to locate underground storage tanks, may, depending upon the circumstances, be ordered for further evaluation.

    Certain of the Phase I and Phase II environmental assessments have revealed potential environmental concerns with respect to several of the Properties. Specifically, the soils and groundwater beneath certain of the Properties may have been impacted by the presence of leaking underground storage tanks on, and the migration of contaminants from, the subject Property and third-party offsite locations adjacent to such Properties. While certain of the Phase I and Phase II environmental assessments have recommended certain remedial action or further analysis be undertaken, the Company has determined that such action or analysis is unwarranted at this time based on the nature of the suggested action or analysis. Based on the information provided by the Phase I and Phase II environmental assessments, as well as the Company's knowledge of such Burger King-Registered Trademark- Properties, the Company is not aware of any environmental liability or compliance concern at the Properties that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity.

    It is possible that Phase I environmental assessments will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its Properties. Moreover, no assurances can be given that
(i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Company's existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to the Company.

    UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF FACILITIES. The Company requires its lessees to maintain comprehensive insurance on each of the Properties, including liability, fire and extended coverage, and the Company is an additional named insured under such policies. Management believes such specific coverage is of the type and amount customarily obtained for or by an owner on real property assets. The Company intends to require lessees of subsequently acquired properties to obtain similar insurance coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which the Properties are at risk depending on whether such events occur with any frequency in such areas. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the Company's investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impractical to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

    The Company intends to operate so as to qualify as a REIT for federal income tax purposes. Although the Company believes it has been and will continue to be organized and operated in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay dividends to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Further, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT.

    If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for dividends to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost.

As a result, the funds available for distribution to the Company's stockholders would be reduced for each of the years involved. In addition, dividends would no longer be required to be paid. To the extent that dividends to stockholders would have been paid in anticipation of the Company's qualification as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board to revoke the REIT election. See "Federal Income Tax Considerations" in the accompanying Prospectus.

LIMITS ON CHANGES IN CONTROL

    OWNERSHIP LIMIT. In order to maintain its qualification as a REIT under the Code, not more than 50% in the value of the outstanding shares of capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt organizations). Therefore, the Charter limits ownership of more than 9.8% of the value of the outstanding shares of Equity Stock (as defined in the Charter to mean Common Stock and Preferred Stock) of the Company by any single stockholder, with certain exceptions, has been restricted (the "Ownership Limit"). The Board, upon receipt of a ruling from the Internal Revenue Service (the "IRS"), an opinion of counsel or other evidence satisfactory to the Board and upon such other conditions as the Board may direct, may exempt a proposed transferee from this restriction. The Ownership Limit may discourage a change of control of the Company and may also (i) deter tender offers for Common Stock, which offers may be advantageous to stockholders, and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the value of the Company's outstanding shares of Equity Stock.

    ADDITIONAL CLASSES OF STOCK. The Charter authorizes the Board to reclassify any authorized but unissued shares of capital stock into one or more new classes or series of capital stock, including classes or series of preferred stock, and to determine the preferences, rights and other terms of such classes or series. The additional classes or series of securities, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board has no intention at the present time of doing so, it could issue a class or series of securities that could, depending on the terms of such class or series of securities, impede a merger, tender offer, or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interest or in which the stockholders might receive a premium for their shares over the then current market price of such shares.

POSSIBLE ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON
  STOCK

    No prediction can be made as to the effect, if any, of future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of capital stock (including Common Stock issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. QSV, the former general partner of USRP and of which Messrs. Stetson and Margolin are directors and stockholders, owns 1,148,420 OP Units in the Operating Partnership which are exchangeable on a one-for-one basis for shares of Common Stock, and has the right to receive up to an additional 825,000 OP Units depending on the Company's performance in the fiscal year ending December 31, 2000.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS AND OWNERSHIP LIMITS ON CHANGE IN
  CONTROL

    CHARTER PROVISIONS. Certain provisions of the Charter may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of shares of Common Stock the opportunity to realize a premium over the then-prevailing market prices. Furthermore, the ability of the stockholders to effect a change in management control of the Company could be substantially impeded by such antitakeover provisions. Moreover, in order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the Company's REIT qualification, the Charter prohibit ownership either directly or under the applicable attribution rules of the Code of more than 9.8% of the shares of Common Stock by any stockholder, subject to certain exceptions. Such ownership limit may have the effect of preventing an acquisition of control of the Company without the approval of the Board. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws" herein and "Federal Income Tax Considerations" in the accompanying Prospectus.

    PREFERRED STOCK. The Charter authorizes the Board to issue up to 50 million shares of Preferred Stock and to establish the preferences and rights, including the right to elect additional directors under terms specified in the preferred stock preferences, of any such shares issued. See "Description of the Series A Preferred Stock." The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' best interests. The rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' best interests.

NO RESTRICTIONS ON CHANGES IN INVESTMENT, FINANCING AND OTHER POLICIES

    The Company's policies with respect to all activities, including its investment, growth, debt, capitalization, distribution and operating policies, will be determined by the Board. Although the Board has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition or results of operations or the market price of the Common Stock. See "Policies With Respect to Certain Activities."

DEPENDENCE ON KEY PERSONNEL

    The Company's continued success is dependent upon the efforts and abilities of its key executive officers. In particular, the loss of the services of either Robert J. Stetson, Chief Executive Officer and President, or Fred H. Margolin, Chairman of the Board, Treasurer and Secretary, could have a material adverse effect on the Company's operations and its ability to effectuate its growth strategy. There can be no assurance that the Company would be able to recruit or hire any additional personnel with equivalent experience and contacts. The Company has entered into employment contracts with each of Messrs. Stetson and Margolin. See "Management--Employment Agreements."

ABSENCE OF PRIOR MARKET FOR SHARES OF SERIES A PREFERRED STOCK

    Prior to this offering of the Series A Preferred Stock, there has been no public market for Series A Preferred Stock. Application has been made to list the Series A Preferred Stock on the NYSE. There can be no assurance that such listing will be approved, or that upon listing, the Company will continue to meet the criteria for continued listing of the Series A Preferred Stock on the NYSE. See "Underwriting." The market value of the Series A Preferred Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have significant effects on the future market price of the Series A Preferred Stock.

REGULATION

    The Company, through its ownership of interests in and management of real estate, is subject to various environmental, health, land-use and other regulation by federal, state and local governments that affects the development and regulation of restaurant properties. The Company's leases impose the primary obligation for regulatory compliance on the operators of the restaurant properties.

    AMERICANS WITH DISABILITIES ACT. Under the ADA, all public accommodations, including restaurants, are required to meet certain federal requirements relating to physical access and use by disabled persons. A determination that the Company or a property of the Company is not in compliance with the ADA could result in the imposition of fines, injunctive relief, damages or attorney's fees. The Company's leases contemplate that compliance with the ADA is the responsibility of the operator. The Company is not currently a party to any litigation or administrative proceeding with respect to a claim of violation of the ADA and does not anticipate any such action or proceeding that would have a material adverse effect upon the Company.

    LAND-USE AND SAFETY REGULATIONS. The Company and its restaurant operators are required to operate the properties in compliance with various laws, land-use regulations, fire and safety regulations, and building codes as may be applicable or later adopted by the governmental body or agency having jurisdiction over the property or the matter being regulated. The Company does not believe that the cost of compliance with such regulations and laws will have a material adverse effect upon the Company.

    HEALTH REGULATIONS. The restaurant industry is regulated by a variety of state and local departments and agencies concerned with the health and safety of restaurant customers. These regulations vary by restaurant location and type (I.E., fast food or casual dining). The Company's leases provide for compliance by the restaurant operator with all health regulations and inspections and require the restaurant operator to obtain insurance to cover liability for violation of such regulations or the interruption of business due to closure caused by failure to comply. The Company is not currently a party to any litigation or administrative proceeding concerning compliance with health regulations and does not anticipate any such action or proceeding that would have a material adverse effect upon the Company.

FORWARD-LOOKING STATEMENTS

    The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission under the Exchange Act and incorporated by reference in the accompanying Prospectus contain or will contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition and development activities, mergers and acquisitions, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including the availability of financing on terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT or to fund the payment of dividends, dependence on the markets in which the Company's properties are located, the existence of complex regulations relating to the Company's status as a REIT and the adverse consequences of the failure of the Company to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                  THE COMPANY

GENERAL

    The Company, a fully integrated, self-administered and self-managed REIT, is one of the largest, publicly-traded entities in the United States dedicated to acquiring, owning, managing and selectively developing restaurant properties. At September 30, 1997, the Company's portfolio consisted of 520 Properties diversified geographically in 45 states and operated by approximately 200 restaurant operators. The Properties are leased by the Company on a triple net basis primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Hardee's-Registered Trademark-, Chili's-Registered Trademark-, Pizza Hut-Registered Trademark- and Schlotzsky's-Registered Trademark- and regional franchises such as Grandy's-Registered Trademark-and Taco Cabana-Registered Trademark-. As of September 30, 1997, over 99% of the Properties were leased pursuant to leases with average remaining lease terms (excluding extension options) in excess of ten years.

    The Company is a Maryland corporation which has elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1997. The Common Stock is traded on the NYSE under the symbol "USV." The principal executive offices of the Company are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

HISTORY OF THE COMPANY

    The Company's predecessor, USRP, formerly Burger King Investors Master L.P., was formed in 1985 by Burger King Corporation and QSV, both of which were at that time wholly-owned subsidiaries of The Pillsbury Company. QSV acted as the general partner of USRP. Burger King Corporation was a special general partner of USRP until its withdrawal on November 30, 1994. USRP effected an initial public offering in 1986 and the proceeds therefrom were used to buy the Company's initial portfolio of 128 properties from Burger King Corporation. From 1986 through March 1995, the partnership agreement governing USRP limited the activities of the Company to managing the original portfolio of properties.

    In May 1994, existing management assumed control of the Company and began implementing a number of new strategies intended to pursue Company growth. These strategies have involved the Company in, among other things, acquiring new properties, enhancing investment returns through merchant banking activities and developing new co-branded service centers on a selective basis. From May 1994, when existing management assumed control of the Company, through September 30, 1997, the Company acquired 402 Properties for an aggregate purchase price of approximately $248 million. During this period, the number of Properties in the Company's portfolio increased from 123 Properties to 520 Properties, representing a 905% increase in the portfolio on a cost basis and a 323% increase in the number of Properties. Since September 30, 1997, the Company has acquired an additional seven restaurant properties for a total investment of $6 million. From May 1994 through October 15, 1997, the total return (distributions plus stock price appreciation) on the Common Stock has been 159%.

GROWTH STRATEGIES

    The Company seeks to maximize sustainable growth in FFO and cash available for distribution to stockholders through effective management, operation, acquisition and selective development of restaurant properties. The Company believes it can achieve its goal of increasing FFO and cash available for distribution per share by (i) acquiring high quality restaurant properties at attractive returns, (ii) realizing contractual rental rate escalations or percentage rent on existing leases, (iii) releasing space at increased rental rates, when market conditions warrant, as leases expire, (iv) selectively developing properties where the Company can secure leases prior to construction and where such development is expected to result in returns on investment that the Company believes will exceed returns on comparable acquisitions, and (v) actively managing the Company's portfolio, including periodically re-evaluating all assets for strategic disposition or repositioning. In pursuing its growth strategy, the Company intends to maintain a conservative capital structure providing it flexibility to access capital markets when financial and market conditions warrant, thereby enabling it to take advantage of growth opportunities as they arise.

    ACQUISITION STRATEGY. The Company seeks to identify and acquire high quality restaurant properties. The Company believes that it has been able to maximize returns on acquisitions as a result of its expertise in evaluating and capitalizing on the real estate needs of chain restaurant tenants, its ability to identify and acquire financially attractive restaurant properties operated by major national and regional restaurant brands and its expertise in identifying and evaluating restaurant operators. The Company also seeks to utilize the extensive personal and business relationships that management has developed over time within the real estate and chain restaurant industries to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties.

    The Company believes that the ownership of chain restaurant properties is highly fragmented and that such fragmentation often creates pricing inefficiencies in the sale of such properties. Chain restaurants are generally owned by numerous local operators, many of whom own or operate a single facility. Additionally, the Company believes that numerous chain restaurants are occupied by owners who desire to focus their investments on and attention to the operation of their respective restaurants, and not on ownership of real estate.

    Critical evaluation of prospective property acquisitions is an essential component of the Company's acquisition strategy. When evaluating acquisition opportunities, the Company assesses a full range of matters relating to the properties, including the quality of the tenant, the condition and capacity of building infrastructure, the remaining lease term and the strength of the brand affiliation. Additionally, the Company believes its access to capital will provide it with a competitive advantage over other potential property acquirors whose offers may be contingent upon obtaining the requisite financing. To achieve a predictable return while maintaining a low risk profile, the Company has developed the following acquisition criteria:

    - INVEST IN MAJOR RESTAURANT BRANDS. The Company intends to continue to acquire properties operated by competent, financially-stable multi-unit restaurant operators, which properties are affiliated with major national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Pizza Hut-Registered Trademark-, Chili's-Registered Trademark-and Schlotzsky's-Registered Trademark- and regional brands such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark-. The Company believes that successful restaurants operated under these types of brands will continue to offer stable, consistent income to the Company with reduced risk of default or non-renewal of the lease and franchise agreement. The Company's strategy will continue to focus primarily on the acquisition of existing chain restaurant properties that have a history of profitable operations with a remaining term on the current lease of at least five years. The Company believes that acquiring existing restaurant properties provides a higher risk-adjusted rate of return to the Company than acquiring newly-constructed restaurants.

    - ACQUIRE PROPERTIES SUBJECT TO LONG-TERM LEASES. The Company has historically acquired, and intends to continue to acquire, properties subject to existing long-term leases. The average remaining lease term for the Properties is over ten years. The Company believes that by having long-term leases in place it avoids the risks associated with trying to lease the property, including uncertainty as to lease rate and tenant continuity.

    - CONSOLIDATE SMALLER PORTFOLIOS. While the Company generally focuses its acquisition efforts on the acquisition of single properties and smaller portfolios in the $1 million to $10 million range, the Company also pursues transactions involving portfolios of restaurant properties (generally having a portfolio acquisition price in excess of $10 million). These smaller portfolio transactions have historically resulted in a more attractive valuation for the Company because the size of such transactions generally does not attract competition from other large institutional property owners. Buyers for these smaller portfolios typically are not well capitalized and may be unable to compete for such transactions. Larger transactions involving multiple properties generally attract several institutional bidders, often resulting in a higher purchase price and lower investment returns to the purchaser. Since January 1, 1996, the Company has closed 74 transactions involving the acquisition of single properties with average acquisition prices of less than $1 million and with an average acquisition capitalization rate of between 11% and 14%. No assurance can be given, however, that future acquisitions will achieve such capitalization rates. In certain circumstances, however, the Company has identified, evaluated and pursued portfolios valued at up to $50 million that present attractive risk/return ratios.

    - SELECTIVELY DEVELOP AS WELL AS ACQUIRE PROPERTIES. The Company has begun to develop co-branded service centers, which combine a fast food restaurant with a branded convenience store and filling station on one prime retail site. The Company's general approach is to place under contract or option a prime commercial parcel, obtain lease commitments from restaurant and gas station/ convenience store operators, and then supervise the construction of the facility. On September 28, 1997, the Company opened its first co-branded service center in Fort Worth, Texas. In addition, the Company currently has two co-branded service center developments under construction which are expected to be completed during 1998. The Company believes that its development program may provide investment yields in the range of 11% to 15%. The Company expects to invest approximately $15 million to $20 million, which is approximately 10% to 12% of its total annual investment activity, in co-branded service center development over the next 12 months. As an adjunct to this business, the Company is exploring the acquisition of existing filling stations with convenience stores. These properties do not currently have a fast food restaurant but in some cases have the potential to add a fast food restaurant.

    INTERNAL GROWTH. The Company's goal of maximizing sustainable growth in FFO is expected to be enhanced by its strategy to achieve internal growth from several sources. A substantial number of the Company's leases contain annual rent escalations that are either fixed (ranging from 2% to 3%) or indexed based on a consumer price or other index. The Company will seek to include similar escalation provisions in its future leases. The Company also seeks to include percentage rent provisions in its leases. At September 30, 1997, 62% of the Company's leases provided for percentage rent ranging from 2% to 11% of the gross revenue generated by the tenant.

    OPERATING STRATEGY. Management has endeavored to achieve a consistent return by employing the strategies described above while at the same time minimizing loss risk. The significant risk in the chain restaurant property business falls into two categories: (i) default losses and/or (ii) non-renewal of leases with accompanying declines in rent. The Company has collected in the last three years, more than 99% of all rent due and, in the last 12 months, the average remaining lease term on the Properties has increased from seven years to more than ten years. These achievements are the result of the following operating strategies which are designed to enhance the predictability and sustainability of the Company's cash flow:

    - RENT PAYMENT PROTECTION. The Company protects against loss of rent payment by employing strict underwriting standards, such as rent coverage ratio analysis, and including terms and conditions in its leases which discourage non-payment, such as master leases covering multi-unit operations, cross default provisions on other properties, non-access to restaurant equipment and letter of credit and/ or personal guaranty requirements.

    - LEASE RENEWAL. The Company believes that the location of a restaurant is a critical factor in a restaurant's success and that, as a result, its tenants, in most cases, would experience a loss in the profitability of a store and incur difficulty and cost in moving the store in the event of non-renewal of the lease and, as a result, believes renewal of the lease, on terms equal to or better than the existing terms, is more likely to occur than the tenant vacating the space. Since May 1994, the Company has renewed 15 of the 16 leases (representing 94% of such leases) that have expired pursuant to their terms since that time. In addition, the Company has implemented an early lease renewal program pursuant to which the Company offers remodeling financing to tenants in consideration for renewing and restructuring existing leases. The Company believes this program will help mitigate the risk of non-renewals of leases and will enable the Company, where needed, to restructure the leases to require the tenant to be responsible for all costs associated with operating the property. The Company aggressively pursues lease renewals to take advantage of this need by tenants for stability and continuity. A total of 45 leases expiring over the next 11 years have been renewed.

    - DIVERSIFICATION. The Company believes its income stream is further protected through the diversification of the Properties by location, brand affiliation and the large number of operators leasing the Properties. The 520 Properties are diversified geographically in 45 states, with no state, except Texas (28%), accounting for a concentration of greater than 10% of the Properties. The Company believes the geographic diversity provides the Company with protection from downturns in local and regional economies. Since May 1994, the Company has significantly expanded the number of its brand affiliations. Of the 402 Properties acquired since May 1994, only 60 are Burger King-Registered Trademark-restaurants and the balance are affiliated with other national and regional chain restaurants, such as Arby's-Registered Trademark-, Hardee's-Registered Trademark-, Pizza Hut-Registered Trademark-, Dairy Queen-Registered Trademark-, Grandy's-Registered Trademark- and Chili's-Registered Trademark-. Additionally, the Company has no tenant that accounts for greater than 15% of the Company's gross revenues. As a result, the Company is not materially dependent on any one operator or any small group of operators.

    - ASSET MANAGEMENT. The Company analyzes each restaurant property within its portfolio to identify opportunities to improve its return. Such opportunities may include purchasing property adjacent to the current property, working with existing tenants to improve the sales and performance of their stores and in some cases providing remodeling financing toward that end.

    FINANCING STRATEGY. The Company utilizes the Existing Credit Facility provided by Comerica Bank-Texas for short term financing of the acquisition of additional restaurant properties. Borrowings under the Existing Credit Facility currently bear interest at a rate of LIBOR plus 1.80% per annum. At September 30, 1997, $109.4 million was outstanding under the Existing Credit Facility. The Company has entered into an agreement in principle with a major international commercial bank to provide the Unsecured Credit Facility to replace the Existing Credit Facility. The Company anticipates that the Unsecured Credit Facility will bear interest at a rate of LIBOR plus 1.05% per annum. The Company may also issue Common Stock or OP Units as consideration for future acquisitions. The Company believes that its access to capital should provide it with a competitive advantage in acquisitions over other bidders that qualify their bids with financing or other contingencies.

    The Company believes that it is best served by a conservative capital structure with flexibility to access the capital markets when financial and market conditions warrant. The Company's policy is to maintain a debt to total market capitalization ratio (I.E., total consolidated debt of the Company as a percentage of market value of its capital stock plus total consolidated debt; for purposes of this calculation, the Series A Preferred Stock will be valued at the greater of its liquidation preference or the market value of the Common Stock into which it is convertible) of less than 50%. Upon completion of this offering of Series A Preferred Stock and the application of the net proceeds therefrom to repay outstanding borrowings under the Existing Credit Facility, the Company's ratio of debt to total market capitalization is expected to be approximately 23%.

                        MARKET AND INDUSTRY INFORMATION

    The Company invests in properties on which fast food and casual dining restaurants operate. These are primarily existing, seasoned operations using the brand names of well known chain restaurants. The restaurant industry has grown significantly over the past 20 years as a result of population growth, the influence of the baby boom generation, the growth of two-income families and the growth in consumers' disposable income. According to the National Restaurant Association, the food service industry generated an estimated $308 billion of revenue representing approximately 4.1% of the Gross Domestic Product during 1996. Total food service industry sales during 1997 are estimated to be approximately $320 billion. The fast food segment, which offers value pricing and convenience and represents approximately 90% of the Properties, is the largest segment in the restaurant industry with 1997 sales estimated to exceed $103 billion or 32% of the industry's revenues. The growth of the fast food segment has exceeded that of the entire restaurant industry for over 20 years. According to the National Restaurant Association, sales at fast food restaurants are expected to outpace the overall industry in 1997.

    Demographic trends point toward an optimistic outlook for the food service industry. According to the National Restaurant Association, the aging of the baby boomers presents an opportunity for the industry, as people aged 45 to 54 generally have the highest incomes and spend the most money on food away from home. Over the next several years, the 35 to 54 age group will experience an income increase through wage increases and inheritances. Furthermore, the 15 to 24 age group will begin to expand again, reversing a ten-year decline. The industry's product serves the dual income family particularly well. This group craves the convenience due to their job demands and has the financial capacity to buy meals outside the home. Families with two or more incomes represent over 70% of all family units; their real incomes have improved over the last 20 years while single income families experienced an erosion in their earnings.

    The Company believes that, in the fast food industry, operators are moving toward leasing rather than owning their restaurants. Currently, approximately two-thirds of fast food restaurant operators lease their restaurant properties. Leasing enables a restaurant operator to reallocate funds to the improvement of the restaurant, the acquisition of additional restaurants or other uses.

    The Company believes that it competes with numerous other publicly-owned entities, some of which dedicate substantially all of their assets and efforts to acquiring, owning and managing chain restaurant properties. The Company also competes with numerous private firms and individuals for the acquisition of restaurant properties. In addition, there are a number of other publicly owned entities that are dedicated to acquiring, owning and managing triple net lease properties. The majority of chain restaurant properties is owned by restaurant operators and real estate investors. Management believes, based on its industry knowledge and experience, that this fragmented market provides the Company with substantial acquisition opportunities. The Company also believes that the inability of most small restaurant owners to obtain funds with which to compete for acquisitions as timely and inexpensively as the Company provides the Company with a competitive advantage when seeking to acquire a restaurant property.

    The primary national and regional brands with which the Company is affiliated are among the strongest in the country. The Company owns properties operating under the Burger King-Registered Trademark-, Pizza Hut-Registered Trademark-, Taco Bell-Registered Trademark-, Wendy's-Registered Trademark-, Hardee's-Registered Trademark- and KFC-Registered Trademark- restaurant brands which are six of the top ten domestic restaurant chains (based on estimated 1996 system wide sales) in the United States. In addition, the Company leases to operators of restaurant chains falling in the top 20 domestic restaurant chains such as

Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-,
Chili's-Registered Trademark- and Boston Market-Registered Trademark-. The following table lists the top 20 domestic restaurant chains based on estimated 1996 system wide sales:

                                                                                       # FRANCHISE UNITS
                                                                        EST. 1996      -----------------
                                                                    SYSTEM WIDE SALES
                                                                    -----------------
                                                                       (MILLIONS)
McDonald's........................................................      $  16,370             10,232
Burger King.......................................................          7,548              6,409
Pizza Hut.........................................................          5,400              4,100
Taco Bell.........................................................          4,750              3,190
Wendy's...........................................................          4,237              3,125
Hardee's..........................................................          4,127              2,502
KFC...............................................................          4,000              3,120
Subway............................................................          2,700             10,848
Domino's Pizza....................................................          2,115              3,700
Little Caesars Pizza..............................................          2,075              3,175
Arby's............................................................          1,913              2,461
Denny's...........................................................          1,884                677
Red Lobster.......................................................          1,760                 --
Applebee's........................................................          1,540                671
Olive Garden......................................................          1,263                 --
Dairy Queen.......................................................          1,240              5,053
Jack in the Box...................................................          1,229                365
Shoney's..........................................................          1,196                300
TGI Friday's......................................................          1,179                180
Boston Market.....................................................          1,167                982

                                USE OF PROCEEDS

    The net proceeds of the Company from this offering, after all anticipated issuance costs, are expected to be approximately $76.3 million (approximately $87.8 million if the Underwriter's over-allotment option is exercised in full). The Company will use the net proceeds from this offering to reduce borrowings under the Existing Credit Facility, which were used to fund the acquisition and development of additional chain restaurant properties. The Existing Credit Facility bears interest at LIBOR plus 1.80% per annum and matures in 1999.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997 (i) on a pro forma basis to reflect: (a) the acquisition of 65 Properties, eight newly constructed properties and five undeveloped parcels of land and the financing transactions related thereto; (b) the disposition of three Properties; and (c) the completion of the Conversion, and (ii) on a pro forma basis, as adjusted to reflect the application of the net proceeds received by the Company from this offering of shares Series A Preferred Stock. The information presented below should be read in conjunction with the Pro Forma Balance Sheet of the Company (and the accompanying note disclosures thereto) included elsewhere in this Prospectus Supplement.

                                                                                                          PRO FORMA
                                                                                             PRO FORMA   AS ADJUSTED
                                                                                             ----------  -----------
                                                                                                    UNAUDITED
                                                                                              (IN THOUSANDS, EXCEPT
                                                                                              FOR UNIT/SHARE DATA)
Debt:
  Notes payable............................................................................  $   40,000   $  40,000
  Credit facilities........................................................................     133,358      57,038
  Obligations under capitalized leases.....................................................         263         263
Stockholders' equity:
  Common stock, $.001 par value, 100,000,000 authorized, 13,808,031 issued and
    outstanding(1).........................................................................          --           3
  Preferred stock, $.001 par value, 50,000,000 authorized, none outstanding; 3,200,000 shares of Series A Cumulative Convertible Preferred Stock, $25.00
    per share liquidation preference, issued and outstanding as adjusted...................          14          14
  Additional paid-in capital...............................................................     140,227     216,544
  Accumuated earnings (deficit)(2).........................................................     (23,132)    (23,132)
                                                                                             ----------  -----------
    Total stockholders' equity.............................................................     117,109     193,429
                                                                                             ----------  -----------
Total capitalization.......................................................................  $  290,730   $ 290,730
                                                                                             ----------  -----------
                                                                                             ----------  -----------

--------------------------

(1) Includes shares of Common Stock reserved for issuance upon exchange of 1,148,420 outstanding OP Units, representing the aggregate minority interest in the Operating Partnership. Excludes 420,000 shares of Common Stock issuable upon exercise of options held by the General Partner.

(2) Reflects the cost of QSV's interests in USRP and the Operating Partnership of $23,132.

                  SELECTED HISTORICAL AND PRO FORMA FINANCIAL
                           INFORMATION AND OTHER DATA

    The following pro forma and historical information should be read in conjunction with the consolidated financial statements and notes thereto of USRP included elsewhere in this Prospectus Supplement and incorporated by reference in the Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus Supplement. The pro forma consolidated financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been had the transactions described below occurred on the assumed dates. Such financial statements also do not purport to represent the future financial position or results of operations of the Company.

    The attached pro forma consolidated financial statements have been prepared based upon the consolidated operations of the Company, including USRP, the Operating Partnership and other majority owned entities (USRP and other majority owned entities, collectively, the "Partnerships"), and adjusted to reflect the effects of this offering, as if the Conversion and this offering had both occurred on the first day of the period indicated. The basis for the consolidation is because USRP Managing, a wholly-owned subsidiary of the Company, became the general partner of the Partnerships on October 15, 1997 and has complete control over the Partnerships through its right to make major decisions such as the acquisition, sale, financing or refinancing of principal partnership assets, issuance of debt or equity securities, declaration and payment of dividends or distributions and all other business matters. Historical and pro forma weighted average number of Shares/Units outstanding and net income per Share/Unit have been further adjusted to reflect the impact of a three-for-two split of the Common Stock.

                        U.S. RESTAURANT PROPERTIES, INC.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION
                                 AND OTHER DATA

                                                               YEARS ENDED DECEMBER 31,
                                                    ----------------------------------------------
                                                                                                        COMPANY
                                                                       USRP(1)                      ---------------
                                                    ----------------------------------------------     PRO FORMA
                                                     1992     1993     1994      1995      1996        1996 (2)
                                                    -------  -------  -------  --------  ---------  ---------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE/UNIT AMOUNTS)

STATEMENT OF INCOME:
Total revenues....................................  $ 8,489  $ 8,332  $ 8,793  $  9,780  $  18,324     $ 42,651
Expenses:
  Rent............................................    1,187    1,295    1,348     1,405      2,080        2,523
  Depreciation and amortization...................    1,473    1,383    1,361     1,541      3,978       10,879
  Taxes, general and administrative...............    1,097    1,008    1,144     1,419      2,461        2,070
  Interest expense (income), net..................       60       44       (4)      192      2,364        7,035
  Provision for write down or disposition of
    properties....................................    2,186       74       11        --         --           --
                                                    -------  -------  -------  --------  ---------  ---------------
Total expenses....................................    6,003    3,804    3,860     4,557     10,883       22,507
                                                    -------  -------  -------  --------  ---------  ---------------
Net income before unusual items...................    2,486    4,528    4,933     5,223      7,441       20,144
REIT Conversion Costs.............................
Gain on Sale of equipment and properties..........       --       --       --        --         32           32
                                                    -------  -------  -------  --------  ---------  ---------------
Net income........................................  $ 2,486  $ 4,528  $ 4,933  $  5,223  $   7,473     $ 20,176
                                                    -------  -------  -------  --------  ---------  ---------------
Net income allocable to Unitholders...............  $ 2,436  $ 4,437  $ 4,834  $  5,119  $   7,325     $ 14,576
Net income per Share/Unit (3).....................  $  0.35  $  0.64  $  0.70  $   0.74  $    0.80     $   1.04
Weighted average number of Shares/ Units
  outstanding (3).................................    6,953    6,953    6,953     6,957      9,161       13,956
BALANCE SHEET DATA:
Net investment in direct financing leases.........  $24,760  $22,910  $21,237  $ 19,371  $  17,105          N/A
Land..............................................   23,816   23,414   23,414    27,493     61,340          N/A
Buildings and leasehold improvements, net.........    1,919    1,734    1,548     7,900     75,339          N/A
Equipment.........................................       --       --       --       224      2,980          N/A
Intangibles, net..................................   17,123   15,503   14,317    13,161     12,263          N/A
Total assets......................................   69,087   65,322   62,889    71,483    177,418          N/A
Line of credit and long term debt.................       --       --       --    10,931     69,486          N/A
Capitalized lease obligations.....................    1,138      966      775       563        362          N/A
General partners' capital.........................    1,429    1,357    1,308     1,241      1,163          N/A
Limited partners' capital.........................   66,287   62,757   60,361    58,071    103,120          N/A
Stockholders' equity..............................      N/A      N/A      N/A       N/A        N/A          N/A
OTHER DATA:
Funds From Operations (4).........................  $ 7,045  $ 7,119  $ 7,638  $  8,260  $  13,033     $ 27,267
Cash distributions declared per Unit applicable to
  respective period...............................  $  1.03  $  0.99  $  1.07  $   1.14  $    1.29          N/A
Cash flow from operating activities...............  $ 7,366  $ 7,475  $ 6,990  $  9,288  $  13,852     $ 33,006
Cash flow from (used in) investing activities.....  $    --  $ 1,130  $    --  $(12,039) $(100,978)    $(210,338)
Cash flow from (used in) financing activities.....  $(7,542) $(8,302) $(7,569) $  2,077  $  87,500     $193,737
Number of Properties..............................      125      123      123       139        322          527

                                                         SIX MONTHS ENDED JUNE 30,
                                                    -----------------------------------
                                                                            COMPANY
                                                         USRP(1)        ---------------
                                                    ------------------     PRO FORMA
                                                      1996      1997       1997 (2)
                                                    --------  --------  ---------------

STATEMENT OF INCOME:
Total revenues....................................  $  7,264  $ 14,544     $  20,995
Expenses:
  Rent............................................       897     1,189         1,294
  Depreciation and amortization...................     1,375     3,366         5,255
  Taxes, general and administrative...............       851     1,987         1,289
  Interest expense (income), net..................       957     3,425         3,517
  Provision for write down or disposition of
    properties....................................        --        --            --
                                                    --------  --------  ---------------
Total expenses....................................     4,080     9,967        11,355
                                                    --------  --------  ---------------
Net income before unusual items...................     3,184     4,577         9,640
REIT Conversion Costs.............................                (744)
Gain on Sale of equipment and properties..........        --       266           266
                                                    --------  --------  ---------------
Net income........................................  $  3,184  $  4,099     $   9,906
                                                    --------  --------  ---------------
Net income allocable to Unitholders...............  $  3,121  $  4,018     $   7,106
Net income per Share/Unit (3).....................  $   0.40  $   0.36     $    0.51
Weighted average number of Shares/ Units
  outstanding (3).................................     7,814    11,114        14,046
BALANCE SHEET DATA:
Net investment in direct financing leases.........  $ 18,144  $ 15,679     $  15,488
Land..............................................    39,806    78,679        94,480
Buildings and leasehold improvements, net.........    61,070   139,298       173,987
Equipment.........................................     2,911     3,743         4,052
Intangibles, net..................................    14,489    12,116        12,208
Total assets......................................   141,968   261,515       318,626
Line of credit and long term debt.................    35,065   132,313        97,038
Capitalized lease obligations.....................       458       263           263
General partners' capital.........................     1,212     1,093           N/A
Limited partners' capital.........................   103,453   123,995           N/A
Stockholders' equity..............................       N/A       N/A       216,561
OTHER DATA:
Funds From Operations (4).........................  $  5,322  $  8,823     $  13,129
Cash distributions declared per Unit applicable to
  respective period...............................  $   0.63  $   0.69           N/A
Cash flow from operating activities...............  $  5,555  $  7,693     $  16,179
Cash flow from (used in) investing activities.....  $(64,973) $(81,683)    $(128,176)
Cash flow from (used in) financing activities.....  $ 59,425  $ 75,386     $ 121,090
Number of Properties..............................       264       452           527

------------------------------

(1) The historical information for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 was derived from USRP's audited consolidated financial statements. USRP's audited consolidated financial statements as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, and unaudited consolidated financial statements as of June 30, 1997 and for the six months ended June 30, 1996 and 1997 are included elsewhere in this Prospectus Supplement or are incorporated by reference in the Prospectus and the Company's pro forma financial statements for the year ended December 31, 1996 and the six months ended June 30, 1997 are included elsewhere in this Prospectus Supplement.

(2) The pro forma condensed balance sheet as of June 30, 1997 is based on the Company's unaudited balance sheet as of June 30, 1997, as adjusted to reflect certain property acquisitions and dispositions and property mortgage receivables, increase in debt, issuances of shares and other transactions associated with the recent conversion of the Company into a REIT and this offering. The pro forma condensed consolidated statement of income for the six months ended June 30, 1997 is based on the Company's unaudited statement of income for that period, as adjusted to reflect as of January 1, 1997 certain property acquisitions and dispositions and property mortgage receivables, increase in debt, issuances of shares and the transactions associated with the recent conversion of the Company into a REIT and this offering. The pro forma condensed consolidated statements of income for the year ended December 31, 1996 is based on the Company's audited statement of income, for that period, as adjusted to reflect certain property acquisitions and dispositions and property mortgage receivables, increase in debt, issuances of shares and other transactions associated with the recent conversion of the Company into a REIT and this offering.

(3) Historical and pro forma weighted average number of Shares/Units outstanding and net income per Share/Unit have been adjusted to reflect the three-for-two split of the Common Stock.

(4) The White Paper defines FFO as net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and unusual and non-recurring items and after adjustments for unconsolidated partnerships and joint ventures. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flows from operating, financing and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt and make capital expenditures. The Company computes FFO in accordance with the standards established by the White Paper, which may differ from the methodology for calculating FFO utilized by other equity REITs, and, accordingly, may not be comparable to such other REITs. The White Paper, however, does not address the treatment of direct financing leases, and the Company has interpreted the definition of FFO to permit excluding the effects of such leases from the calculation of FFO. Additionally, for the years ended December 31, 1992, 1993, 1994, 1995 and 1996 and for the six month periods ended June 30, 1996 and 1997, the Company's calculation of FFO excluded the effects of distributions made to the general partner of USRP and the Operating Partnership. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flows from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distribution.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

OVERVIEW

    The following discussion should be read in conjunction with "Selected Historical and Pro Forma Financial Information and Other Data" and the condensed consolidated financial statements and notes thereto included herein and incorporated by reference in the Prospectus.

    The Company derives its revenue from the leasing of its Properties to restaurant operators on a "triple net" basis. Triple net leases typically require the tenants to be responsible for property operating costs, including property taxes, insurance and maintenance. A majority of the Company's leases provides for a base rent plus a percentage of the restaurant's sales in excess of a threshold amount. As a result, a portion of the Company's revenues is a function of the number of restaurants in operation and their level of sales. Sales at individual restaurants are influenced by local market conditions, by the efforts of specific restaurant operators, by marketing, by new product programs, support by the franchisor and by the general state of the economy.

    On October 15, 1997, the Company effected the Conversion of USRP into a self-administered and self-managed REIT. As a result of the Conversion, the Company expects to realize reductions in general and administrative expenses arising from the termination of the management fee previously payable to QSV as general partner of each of USRP and the Operating Partnership. The Company also believes the Conversion will provide the Company greater access to the equity and debt capital markets, thereby permitting the Company to more easily raise capital at lower costs in order to facilitate future growth. See "Summary--Recent Developments."

RESULTS OF OPERATIONS

    The results of operations of the Company, together with its predecessors, for the periods discussed below have been affected by the growth in the total number of Properties owned by the Company, as well as by increases in rental income across the portfolio, over such time periods. The following discussion considers the specific impact of such factors on the results of operations of the Company for the following periods.

COMPARISON OF THE SIX MONTHS ENDED JUNE 30, 1997 TO THE SIX MONTHS ENDED JUNE
  30, 1996

    The Company owned 322 Properties prior to January 1, 1997. The Company acquired 131 Properties from January 1, 1997 to June 30, 1997, the operations of which are included in the periods presented from their respective dates of acquisition.

    Revenues in the six months ended June 30, 1997 totaled $14,544,000, an increase of 100% when compared to the six months ended June 30, 1996. The increase was due primarily to increases in the number of Properties owned during this period as compared to the same period in 1996. Through June 30, 1997, approximately 20% of the Company's rental revenues resulted from percentage rents, down from 33% for the year ended December 31, 1996. Thus, during the six months ended June 30, 1997, the impact of fluctuations in restaurant sales had a diminishing impact on total rental revenues.

    General and administrative expenses for the six months ended June 30, 1997 totaled $1,987,000, an increase of 133% when compared to the six months ended June 30, 1996. The increase was a result of the costs of the increased infrastructure, including additional employees, required by the Company to manage and maintain the Company's rate of growth, as well the increased management fee payable to the general partner of USRP and the Operating Partnership as a result of increased acquisitions. Rent expense for the six months ended June 30, 1997 totaled $1,189,000, an increase of 33% when compared to the six months ended June 30, 1996. The increase in rent expense directly correlates to the property acquisitions.

    Interest expense, net of interest income, totaled $3,425,000, an increase of 258%, when compared to the six months ended June 30, 1996. The increase in interest expense directly correlates to the additional property debt associated with the acquisitions.

    Depreciation and amortization expenses in the six months ended June 30, 1997 totaled $3,366,000, an increase of 145% when compared to the six months ended June 30, 1996.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31,
  1995

    The Company owned 139 Properties prior to January 1, 1996. The Company acquired 184 Properties from January 1, 1996 to December 31, 1996, the operations of which are included in the periods presented from their respective dates of acquisition.

    Revenues in 1996 totaled $18,324,000, an increase of 87% when compared to 1995. The increase in revenues was primarily due to the acquisition of 184 restaurant properties in 1996. The comparable store sales relate primarily to the original portfolio of Burger King-Registered Trademark- restaurants owned by the Company at the time current management assumed control of the Company. Revenues from these and other properties are in the form of minimum base rents as well as percentage rents that are paid based on the actual sales of each restaurant property.

    Taxes, general and administrative expenses for 1996 totaled $2,461,000, an increase of 73% when compared to 1995. An increase in the management fee of $585,000 and expenses that directly correspond to the active growth of the Company were the primary reasons for increased general and administrative expenses for the year ended December 31, 1996 as compared to December 31, 1995. Rent expenses for 1996 totaled $2,080,000, an increase of 48% when compared to 1995. The increase in rent expense directly correlates to the property acquisitions. Further, 27 of the 200 Properties purchased in 1995 and 1996 were leasehold properties.

    Interest expense, net of interest income, increased from $192,000 in 1995 to $2,364,000 in 1996. The increase in interest expense directly correlates to the additional property debt associated with the acquisitions.

    Depreciation and amortization expenses totaled $3,978,000 in 1996, an increase of 158% when compared to 1995. This increase directly correlates to the property acquisitions in 1996.

COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31,
  1994

    The Company owned 123 Properties prior to January 1, 1995. The Company acquired 16 Properties from January 1, 1995 to December 31, 1995, the operations of which are included in the periods presented from their respective dates of acquisition.

    Revenues in 1995 totaled $9,780,000, an increase of 11% when compared to 1994. The increase in revenues was primarily due to the acquisition of 16 restaurant properties through 1996. In 1995, unlike in 1996, the straight-lining of rents did not apply. Total comparable sales in the restaurants located on the Company's real estate were $129,100,000, an increase of 7% when compared to 1994. The comparable store sales relate solely to the original Burger King portfolio.

    Taxes, general and administrative expenses for 1995 totaled $1,419,000, an increase of 24% when compared to 1994. An increase in the management fee of $42,000 and expenses that directly correspond to the active growth of the Company were the primary reason for the increase in general and administrative expenses for the year ended December 31, 1995 as compared to December 31, 1994. Rent expenses for 1995 totaled $1,405,000, an increase of 4% when compared to 1994. The increase in rent expense directly correlates to the property acquisitions.

    Interest expense, net of interest income, totaled $192,000 in 1995. No amounts were borrowed in 1994.

    Depreciation and amortization expenses totaled $1,541,000, an increase of 13% when compared to 1994. This increase directly correlates to the property acquisitions in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's principal sources of liquidity are net cash provided by (i) operations, primarily rental revenues generated from its real property investments and (ii) financing activities. Cash generated by operations in excess of operating needs is used to reduce amounts outstanding under the Company's credit facilities instruments and to cover payments of quarterly distributions to stockholders. Currently, the Company's primary source of funding for acquisitions is the Existing Credit Facility.

    The Company requires cash in the short-term to make distributions to stockholders, to fund limited capital expenditures relating to the improvement of Properties and tenant improvements. The Company expects to meet its short-term cash needs through undistributed net cash provided by operations and its initial working capital reserves. Capital expenditures aggregating approximately $500,000 are budgeted for the year ended December 31, 1998.

    The Company's long-term cash needs include funds for property acquisitions, scheduled debt maturities and renovations of Properties and other non-recurring capital improvements. The Company anticipates meeting its future long-term capital needs through the incurrence of additional debt financing secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings, along with cash generated from internal operations. The Company intends to incur additional borrowings for such purposes in a manner consistent with its policy of maintaining a conservative ratio of debt to total market capitalization of less than 50%.

    As of September 30, 1997, the Company had approximately $109.4 million outstanding under its Existing Credit Facility. The Company may request advances under the Existing Credit Facility to finance the acquisition and/or development of restaurant properties, to redevelop restaurant properties and for working capital. The Existing Credit Facility expires on December 28, 1998 and provides that borrowings thereunder bear interest at LIBOR plus 1.80% per annum. Interest expense, net of interest income, for 1996 and 1995 equaled $2,364,000 and $192,000, respectively. At present, the Company has $40 million of senior secured guaranteed notes outstanding, consisting of a $12.5 million tranche maturing on January 31, 2000 and a second $27.5 million tranche maturing on January 31, 2002. As a result of the receipt of its investment grade debt rating, the Company has initiated the procedures necessary to change these notes from secured to unsecured status. On August 15, 1997, a wholly-owned subsidiary of the Company entered into the Pacific Mutual Facility which is secured by the Pledged Shares. At September 30, 1997, the amount due under the Pacific Mutual Facility was $20 million. On October 15, 1997, a wholly-owned subsidiary of the Company entered into a short term $20 million acquisition facility (the "Acquisition Facility") with PW Real Estate Investments Inc., an affiliate of PaineWebber Incorporated, which is secured by a first mortgage on each of the properties acquired with the Acquisition Facility and by 1,725,997 shares of Common Stock currently owned by such borrower subsidiary of the Company. The Acquisition Facility provides that borrowings thereunder bear interest at LIBOR plus 2.30% per annum. At October 30, 1997, no amounts were outstanding under the Acquisition Facility. It is expected that the Acquisition Facility will be terminated upon the closing of this offering of the Series A Preferred Stock. The Company has entered into an agreement in principle with a major international commercial bank to provide a $175 million Unsecured Credit Facility. The Company anticipates that following this offering the Unsecured Credit Facility will bear interest at a rate of LIBOR plus 1.05% per annum. The Unsecured Credit Facility will replace the Existing Credit Facility.

    The Company believes that it will have sufficient capital resources to satisfy its obligations during the 12-month period following completion of this offering. Thereafter, the Company expects that future capital needs, including property acquisitions, will be met through a combination of net cash provided by operations, borrowings and additional equity issuances.

    The Company paid distributions of $1.29 per share, and of $0.69 per share for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. In order to qualify as a REIT, the Company must make annual distributions to stockholders of at least 95% of its REIT taxable income. Future distributions by the Company will be at the discretion of the Board and will depend on actual results of operations, the financial condition of the Company, capital requirements or other factors management deems relevant. During 1996, the Company made distributions in an aggregate amount of $11,166,000.

FUNDS FROM OPERATIONS

    FFO is computed as net income (loss) (computed in accordance with GAAP), excluding the effects of direct financing leases and gains and losses from debt restructuring and sales of property, plus real estate related depreciation and amortization and the deduction of preferred stock dividends. The Company believes FFO is helpful to investors as a measure of the performance of an equity REIT because, along with cash flow from operating, financing and investing activities, it provides investors with an understanding of the ability of the Company to incur and service debt, and make capital expenditures. The Company computes FFO in accordance with standards (see table and footnote below) which may differ from the methodology for calculating FFO utilized by other equity REITs, and accordingly, may not be comparable to such other REITs. Further, FFO does not represent amounts available for management's discretionary use because of needed capital replacement or expansion, debt service obligations, or other commitments and uncertainties. FFO should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make cash distributions.

    On a pro forma basis after giving effect to this offering and other adjustments included in the pro forma financial statements, FFO for the year ended December 31, 1996, and for the six months ended June 30, 1997, respectively, are as follows:

                                                             YEAR ENDED      SIX MONTHS ENDED
                                                          DECEMBER 31, 1996  JUNE 30, 1997(1)
                                                          -----------------  -----------------
Net Income..............................................      $  20,176          $   9,906
Add:
  Direct financing lease principal payments.............          2,041              1,130
  Capital leases........................................           (201)               (99)
  Depreciation and amortization.........................         10,883              5,258
  Gain on sale of properties............................            (32)              (266)
  Preferred Dividends...................................         (5,600)            (2,800)
                                                                -------            -------
Funds from Operations...................................      $  27,267          $  13,129
                                                                -------            -------
                                                                -------            -------
Weighted Average Shares/Units Outstanding...............         13,956             14,046

------------------------

(1) FFO for the six months ended June 30, 1997 has been adjusted to exclude unusual one-time costs associated with the Company's conversion to a REIT.

INFLATION

    Some of the Company's leases are subject to adjustments for increases in the Consumer Price Index, which reduces the risk to the Company of the adverse effects of inflation. Additionally, to the extent inflation increases sales volume, percentage rents may tend to offset the effects of inflation on the Company. Because triple net leases typically require the restaurant operators to be responsible for property operating costs, including property taxes, insurance and maintenance, some or all of the inflationary impact of these expenses will be borne by the restaurant operators and not by the Company.

    Operators of restaurants, in general, possess the ability to adjust menu prices quickly. However, competitive pressures may limit a restaurant operator's ability to raise prices in the face of inflation.

SEASONALITY

    Fast food restaurant operations historically have been seasonal in nature, reflecting higher unit sales during the second and third quarters due to warmer weather and increased leisure travel. This seasonality can be expected to cause fluctuations in the Company's quarterly unit revenue to the extent it receives percentage rent.

                            BUSINESS AND PROPERTIES

GENERAL

    The Company acquires, owns, manages and selectively develops restaurant properties that it leases on a triple net basis primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Chili's-Registered Trademark-, Pizza Hut-Registered Trademark- and Schlotzsky's-Registered Trademark-and regional brands such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark-. During the first year following acquisition by the Company, the Properties have historically provided the Company with an aggregate first year return on total investment in excess of 11%. Management believes that the long-term, triple net structure of its leases results in a more predictable and sustainable income stream than other forms of real estate investments.

THE PROPERTIES

    As of September 30, 1997, the Company owned 520 Properties, including 181 Burger King-Registered Trademark-Properties (out of approximately 6,409 U.S. locations), 77 Arby's-Registered Trademark- Properties (out of approximately 2,890 U.S. locations), 41 Dairy Queen-Registered Trademark- Properties (out of approximately 6,000 U.S. locations), 28 Hardee's-Registered Trademark-Properties (out of approximately 2,308 U.S. locations), 23 Pizza Hut-Registered Trademark-Properties (out of approximately 9,566 U.S. locations), 18 Schlotzsky's-Registered Trademark- Properties (out of approximately 560 U.S. locations) and eight Chili's-Registered Trademark- Properties (out of approximately 108 U.S. locations). The Properties are diversified geographically in 45 states, with no state, except Texas (28%), accounting for greater than 10% of the Properties. Of the 520 Properties, over 99% were leased on a triple net basis as of September 30, 1997.

    The following table sets forth certain state-by-state information regarding the Properties owned by the Company as of September 30, 1997.

                                                                                                           PERCENT OF
                                                         NUMBER OF                        ANNUALIZED    TOTAL ANNUALIZED
                        STATE                           PROPERTIES     PERCENT LEASED    BASE RENT(1)       BASE RENT
-----------------------------------------------------  -------------  -----------------  -------------  -----------------
Alabama..............................................            3              100%     $     148,011            0.4%
Arizona..............................................           15              100            953,671            2.7
Arkansas.............................................            8              100            901,014            2.5
California...........................................           17              100          1,212,251            3.4
Colorado.............................................            8              100            382,131            1.1
Connecticut..........................................            3              100            249,144            0.7
Florida..............................................           30              100          2,486,615            7.0
Georgia..............................................           32              100          2,742,258            7.7
Idaho................................................            1              100            129,105            0.4
Illinois.............................................           10              100            759,842            2.1
Indiana..............................................           11               82            653,879            1.8
Iowa.................................................            8              100            686,820            1.9
Kansas...............................................            2               50(2)          63,139            0.2
Kentucky.............................................            3              100            185,440            0.5
Louisiana............................................            3              100             66,625            0.2
Maine................................................            4              100            244,078            0.7
Maryland.............................................            3              100            156,376            0.4
Massachusetts........................................            4              100            346,577            1.0
Michigan.............................................           30              100          1,855,389            5.2
Minnesota............................................           16              100          1,034,961            2.9
Mississippi..........................................            2              100            128,525            0.4
Missouri.............................................            8               88            613,436            1.7
Montana..............................................            1              100             43,164            0.1
Nebraska.............................................            2              100%     $     199,628            0.6%

                                                                                                           PERCENT OF
                                                         NUMBER OF                        ANNUALIZED    TOTAL ANNUALIZED
                        STATE                           PROPERTIES     PERCENT LEASED    BASE RENT(1)       BASE RENT
-----------------------------------------------------  -------------  -----------------  -------------  -----------------
Nevada...............................................            1              100             65,835            0.2
New Jersey...........................................            4              100            291,303            0.8
New Mexico...........................................            4              100            420,654            1.2
New York.............................................           35               97          2,715,708            7.6
North Carolina.......................................           18              100          1,493,695            4.2
North Dakota.........................................            1              100             50,268            0.1
Ohio.................................................            8              100            561,833            1.6
Oklahoma.............................................           15              100          1,101,349            3.1
Oregon...............................................            5              100            339,191            0.9
Pennsylvania.........................................           19              100          1,261,807            3.5
South Carolina.......................................           10              100            644,211            1.8
South Dakota.........................................            1              100             35,196            0.1
Tennessee............................................            8              100            455,269            1.3
Texas................................................          145              100          8,613,140           24.1
Utah.................................................            1              100            189,355            0.5
Vermont..............................................            1              100             65,974            0.2
Virginia.............................................            1              100             12,275            0.0
Washington...........................................            7              100            504,798            1.4
West Virginia........................................            3              100            135,804            0.4
Wisconsin............................................            8              100            396,171            1.1
Wyoming..............................................            1              100            121,064            0.3
                                                               ---              ---      -------------          -----
  Total/Average......................................          520               99%     $  35,716,979          100.0%
                                                               ---              ---      -------------          -----
                                                               ---              ---      -------------          -----

------------------------------

(1) Annualized base rent was calculated by multiplying the monthly contractual base rent as of October 1, 1997 for each of the Properties by 12. Annualized base rent does not include percentage rents, if any, that may be payable under leases covering certain of the Properties, or other adjustments to base rent required by GAAP.

(2) One Property, located in Manhattan, Kansas, is currently being redeveloped as a Schlotzsky's-Registered Trademark- and is expected to re-open in early 1998.

Set forth below is a list by state of all 520 Properties owned by the Company as of September 30, 1997:

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                               ALABAMA--3 PROPERTIES

Burger King..............  Highway 31                                Pelham                       AL         1996
Hardee's.................  701 Gilmer Avenue                         Lanett                       AL         1996
Pizza Hut................  3450 Demetropolis Road                    Mobile                       AL         1997

                                               ARKANSAS--8 PROPERTIES

Burger King..............  1715 Northwest Avenue                     El Dorado                    AR         1986
Burger King..............  403 East Broadway Street                  Little Rock                  AR         1986
Burger King..............  2306 Highway 7 North                      Russelville                  AR         1986
Burger King..............  3712 Central                              Hot Springs                  AR         1996
Burger King..............  790 Cash Road                             Camden                       AR         1995
Burger King..............  1114 East Main Street                     Magnolia                     AR         1995
Chili's..................  772 East Millsap Street                   Fayetteville                 AR         1996
El Chico.................  300 Realtor Road                          Texarkana                    AR         1997

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                               ARIZONA--15 PROPERTIES

Burger King..............  3520 East Santa Fe Avenue                 Flagstaff                    AZ         1986
Burger King..............  1005 North Campbell Avenue                Tucson                       AZ         1986
Burger King..............  871 West St. Mary's Road                  Tucson                       AZ         1986
Burger King..............  Highway 66, West & Hipkoe                 Winslow                      AZ         1986
Burger King..............  2710 Grand Avenue                         Phoenix                      AZ         1986
Burger King..............  2530 North Central Avenue                 Phoenix                      AZ         1986
Burger King..............  1751 Highway 95, Suite 15                 Riviera                      AZ         1986
Burger King..............  U.S. Highway 60                           Globe                        AZ         1986
Burger King..............  301 South Beeline Highway                 Payson                       AZ         1986
Burger King..............  7025 North 7th Street                     Phoenix                      AZ         1996
Burger King..............  1763 East Prince Road                     Tucson                       AZ         1996
Burger King..............  5850 West Camelback Road                  Glendale                     AZ         1996
Burger King..............  10 North Wilmot Road                      Tucson                       AZ         1986
Pizza Hut................  2945 North 24th Street                    Phoenix                      AZ         1996
Schlotzsky's.............  3426 West Greenway Road                   Phoenix                      AZ         1997

                                             CALIFORNIA--17 PROPERTIES

Burger King..............  9313 Mira Mesa Boulevard                  San Diego                    CA         1986
Burger King..............  20673 Tracy Avenue                        Buttonwillow                 CA         1986
Burger King..............  785 North Main Street                     Bishop                       CA         1986
Burger King..............  962 East Avenue                           Chico                        CA         1986
Burger King..............  1104 West 2nd Street                      Chico                        CA         1986
Burger King..............  5400 Ygnacio Valley Road                  Concord                      CA         1986
Burger King..............  72327 Baker Highway                       Baker                        CA         1986
Burger King..............  2817 South El Camino Real                 San Mateo                    CA         1986
Burger King..............  170 West El Monte Way                     Dinuba                       CA         1986
Burger King..............  15165 Lake Shore Drive                    Clearlake Highland           CA         1986
Burger King..............  24966 Sunnymead Boulevard                 Moreno Valley                CA         1986
Burger King..............  760 South Main Street                     Fort Bragg                   CA         1986
Burger King..............  1320 Industrial Park Avenue               Redlands                     CA         1996
Burger King..............  1427 Herndon Avenue                       Ceres                        CA         1996
Burger King..............  2734 North Tustin Avenue                  Orange                       CA         1996
Jose's Mexican...........  950 South East Street                     San Bernardino               CA         1986
Puerta Vallarta..........  745 East Foothill Boulevard               Rialto                       CA         1986

                                               COLORADO--8 PROPERTIES

Burger King..............  1727 East Platte Avenue                   Colorado Springs             CO         1986
Burger King..............  1505 East Bridge Street                   Brighton                     CO         1986
Burger King..............  880 Kinner Street                         Castle Rock                  CO         1986
Le Peep..................  990 West Hampton Avenue                   Englewood                    CO         1997
Schlotzsky's.............  1250 South Hover                          Longmont                     CO         1997
Schlotzsky's.............  1510 West Eisenhower Boulevard            Loveland                     CO         1997
Schlotzsky's.............  Highway 83 & Razorback Drive              Colorado Springs             CO         1997
Wendy's..................  9200 East Arapaho Road                    Greenwood                    CO         1997

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                             CONNECTICUT--3 PROPERTIES

Burger King..............  575 Connecticut Avenue                    Norwalk                      CT         1986
Burger King..............  130 Main Street                           Middletown                   CT         1986
Burger King..............  340 Hartford Turnpike                     Vernon                       CT         1996

                                               FLORIDA--30 PROPERTIES

Ale House................  7379 West Colonial Drive                  Orlando                      FL         1997
Ale House................  1667 Florida Mall Avenue                  Orlando                      FL         1997
Arby's...................  843 U.S. Highway 41 South                 Brooksville                  FL         1997
Arby's...................  7446 Gall Boulevard, Highway 301          Zephyrhills                  FL         1997
Arby's...................  3815 South Florida Avenue                 Lakeland                     FL         1997
Arby's...................  2230 Fletcher Avenue                      Tampa                        FL         1997
Arby's...................  201 West Alexander Street                 Plant City                   FL         1997
Arby's...................  7125 County Road 54                       New Port Richey              FL         1997
Arby's...................  8968 State Road 52                        Hudson                       FL         1997
Arby's...................  12915 Cortez Boulevard                    Brooksville                  FL         1997
Arby's...................  602 Havendale Boulevard                   Aurburndale                  FL         1997
Arby's...................  1070 East Van Fleet Drive                 Bartow                       FL         1997
Burger King..............  23924 U.S. Highway 19 North               Clearwater                   FL         1986
Burger King..............  2808 North Tamiami Trail                  Sarasota                     FL         1986
Burger King..............  3212 North U.S. Highway 98                Lakeland                     FL         1986
Burger King..............  4082 College Parkway Southwest            Fort Meyers                  FL         1986
Burger King..............  2765 Gulf to Bay Boulevard                Clearwater                   FL         1986
Burger King..............  1790 North Broadway                       Bartow                       FL         1986
Checker's................  4459 West Hillsborough                    Tampa                        FL         1997
Checker's................  9014 State Road 52                        Tampa                        FL         1997
Checker's................  8800 North 56th Street                    Tampa                        FL         1997
Checker's................  15515 Dale Mabry                          Tampa                        FL         1997
Chi-Chi's................  909 West Vine Street                      Kissimmee                    FL         1997
Crabhouse................  1065 North Highway AIA                    Jupiter                      FL         1995
Hooter's.................  3437 Florida Avenue                       Lakeland                     FL         1997
Miami Subs...............  11860 East Colonial                       Orlando                      FL         1996
Miami Subs...............  5000 West Colonial                        Orlando                      FL         1996
Popeye's.................  2143 West Edgewood Boulevard              Jacksonville                 FL         1996
Popeye's.................  524 Atlantic Boulevard                    Neptune Beach                FL         1996
Sizzler Steakhouse.......  18860 South Dixie Highway                 Miami                        FL         1996

                                               GEORGIA--32 PROPERTIES

Burger King..............  1090 South Big A Road                     Toccoa                       GA         1986
Burger King..............  2590 East Pinetree Boulevard              Thomasville                  GA         1986
Burger King..............  380 Battlefield Parkway                   Fort Oglethorpe              GA         1986
Burger King..............  2716 Sandy Plains Road                    Marietta                     GA         1996
Burger King..............  765 Southwest Highway 138                 Riverdale                    GA         1996
Burger King..............  Highway 67 & Edmoore Court                Statesboro                   GA         1996
Caribou Coffee...........  2870 North Druid Hills Road               Atlanta                      GA         1997
Hardee's.................  201 North Broad Street                    Cuthbert                     GA         1995
Hardee's.................  926 Pierce Street                         Alma                         GA         1996
Hardee's.................  4992 Altama Avenue                        Brunswick                    GA         1996

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Hardee's.................  132 New Jesup Highway                     Brunswick                    GA         1996
Hardee's.................  Highway 301 North                         Claxton                      GA         1996
Hardee's.................  309 Highway 80                            Garden City                  GA         1996
Hardee's.................  Highway 301 South                         Glennville                   GA         1996
Hardee's.................  169 West Hendry Street                    Hinesville                   GA         1996
Hardee's.................  1190 East Cherry Street                   Jesup                        GA         1996
Hardee's.................  State Route 40 & I-95, JSJ Road           Kingland                     GA         1996
Hardee's.................  Lewis & Rubye Street                      Metter                       GA         1996
Hardee's.................  100 Govenor Truetlan Road                 Pooler                       GA         1996
Hardee's.................  Highway 144 & 17                          Richmond Hill                GA         1996
Hardee's.................  Highway 21                                Rincon                       GA         1996
Hardee's.................  3025 Osborne Road                         St. Mary's                   GA         1996
Hardee's.................  322 Mall Boulevard                        Savannah                     GA         1996
Hardee's.................  1 South Gateway Boulevard                 Savannah                     GA         1996
Hardee's.................  3715 Ogeechee Road                        Savannah                     GA         1996
Hardee's.................  612 East Northside Drive                  Statesboro                   GA         1996
Hardee's.................  501-A South Main Street                   Swainsboro                   GA         1996
Hardee's.................  700 East First Street                     Vidalia                      GA         1996
Hardee's.................  524 Memorial Drive                        Waycross                     GA         1996
Hardee's.................  499 Johnny Mercer Drive                   Wilmington Island            GA         1996
Pizza Hut................  4421 High Howell Road                     Tucker                       GA         1996
Tijuana Joe's............  690 Johnson Ferry Road                    Marietta                     GA         1996

                                                 IOWA--8 PROPERTIES

Bruegger's Bagels........  117 Third Avenue Southeast                Cedar Rapids                 IA         1997
Bruegger's Bagels........  225 Iowa Avenue                           Iowa City                    IA         1997
Bruegger's Bagels........  715 South Riverside Drive                 Iowa City                    IA         1997
Burger King..............  1020 East First Street                    Ankeny                       IA         1986
Burger King..............  1500 86th Street                          Clive                        IA         1995
Carlos O'Kelly's.........  4055 Westown Parkway                      West Des Moines              IA         1997
Carlos O'Kelly's.........  3331 4th Street Southwest                 Mason City                   IA         1997
Embers...................  4805 Merle Hay Road                       Des Moines                   IA         1997

                                                 IDAHO--1 PROPERTY

Chili's..................  916 Broadway Avenue                       Boise                        ID         1996

                                              ILLINOIS--10 PROPERTIES

Burger King..............  3440 Broadway                             Mount Vernon                 IL         1986
Carlos O'Kelly's.........  21045 Veterans Parkway                    Bloomington                  IL         1996
Hardee's.................  1617 North Belt West                      Belleville                   IL         1997
Jack-in-the-Box..........  500 South Illinois Street                 Belleville                   IL         1997
JCM Leasing..............  120 Annie Glidden                         DeKalb                       IL         1997
KFC......................  6280 East Northwest Highway               Crystal Lake                 IL         1997
Pizza Hut................  235 East Bolingbrook                      Bolingbrook                  IL         1997
Pizza Hut................  4305 East New York Street                 Aurora                       IL         1997
Pizza Hut................  1560 75th Street                          Downers Grove                IL         1997
Popeye's.................  405 West Army Trail Road                  Bloomingdale                 IL         1997

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                               INDIANA--11 PROPERTIES

Burger King..............  Main Street & 18th Street                 Rochester                    IN         1986
Burger King..............  121 West LaSalle                          South Bend                   IN         1996
Clancy's.................  7863 U.S. 31 South                        Greenwood                    IN         1997
Fazoli's.................  315 College Mall Drive                    Bloomington                  IN         1997
Fazoli's.................  465 East Carmel Drive                     Carmel                       IN         1997
Noble Roman's............  3846 Lafayette Road                       Indianapolis                 IN         1997
Noble Roman's............  9755 East Washington Street               Indianapolis                 IN         1997
Noble Roman's............  3275 West 86th Street                     Indianapolis                 IN         1997
Schlotzsky's.............  10329 Indianapolis Boulevard              Highland                     IN         1996
Schlotzsky's.............  5228 West Southern Avenue                 Indianapolis                 IN         1997
Taco Bell................  909 West McGalliard                       Muncie                       IN         1997

                                                KANSAS--2 PROPERTIES

Burger King..............  301 Poyntz Avenue                         Manhattan                    KS         1986
Burger King..............  7736 State Avenue                         Kansas City                  KS         1996

                                               KENTUCKY--3 PROPERTIES

Burger King..............  Kentucky Highway 281 & Chelsea Avenue     Madisonville                 KY         1986
Burger King..............  4641 Frederica Street                     Owensboro                    KY         1986
Burger King..............  3100 Dixie Highway                        Erlanger                     KY         1996

                                              LOUISIANA--3 PROPERTIES

Pizza Hut................  11670 Florida Boulevard                   Baton Rouge                  LA         1996
Pizza Hut................  1420 Northeast Evangeline                 Lafayette                    LA         1996
Popeye's.................  4041 Magazine Street                      New Orleans                  LA         1997

                                            MASSACHUSETTS--4 PROPERTIES

Burger King..............  137 Main Street                           Kingston                     MA         1986
Burger King..............  569-573 North Main Street                 Palmer                       MA         1986
Burger King..............  1219 Parker Street                        Springfield                  MA         1996
Wendy's..................  500 Park Avenue                           Worcester                    MA         1997

                                               MARYLAND--3 PROPERTIES

Burger King..............  310 Baltimore Pike                        Belaire                      MD         1986
Burger King..............  Crossroads Shopping Center                Westminster                  MD         1986
Pizza Hut................  9101 Kinney Place                         Clinton                      MD         1996

                                                MAINE--4 PROPERTIES

Burger King..............  162 Bennett Drive                         Caribou                      ME         1986
Burger King..............  Route 1A & East Maple Street              Ellsworth                    ME         1986
Burger King..............  Rural Fire District #4                    Farmington                   ME         1986
Burger King..............  12 Stillwater Avenue                      Orono                        ME         1986

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                              MICHIGAN--30 PROPERTIES

Arby's...................  49 North Telegraph Road                   Pontiac                      MI         1997
Arby's...................  5475 State Street                         Saginaw                      MI         1997
Arby's...................  3100 Holland Road                         Saginaw                      MI         1997
Arby's...................  3502 Pine Grove Avenue                    Port Huron                   MI         1997
Arby's...................  3742 Davison Road                         Flint                        MI         1997
Arby's...................  G-5516 Fenton Road                        Flint                        MI         1997
Arby's...................  15195 West 12 Mile Road                   Roseville                    MI         1997
Arby's...................  619 North Avenue                          Battle Creek                 MI         1997
Arby's...................  27960 23 Mile Road                        Chesterfield                 MI         1997
Arby's...................  45630 North Gratiot Avenue                Mt. Clemens                  MI         1997
Arby's...................  4229 West Vienna Road                     Clio                         MI         1997
Arby's...................  503 Lansing Road                          Charlotte                    MI         1997
Arby's...................  1881 South Scott Road                     St. Johns                    MI         1997
Arby's...................  1010 State Street                         Davison                      MI         1997
Arby's...................  7019 Eastman Road                         Midland                      MI         1997
Arby's...................  7967 Alger Road                           Alma                         MI         1997
Arby's...................  4825 Dixie Highway                        Waterford                    MI         1997
Arby's...................  8068 North Wayne Road                     Westland                     MI         1997
Arby's...................  G-4325 West Pierson Road                  Flint                        MI         1997
Arby's...................  47540 Van Dyke                            Utica                        MI         1997
Arby's...................  2925 East Long Lake Road                  Troy                         MI         1997
Arby's...................  36776 Groesbeck Highway                   Clemens                      MI         1997
Arby's...................  575 Ann Arbor Road                        Plymouth                     MI         1997
Arby's...................  West Pierson Road                         Flint                        MI         1997
Burger King..............  6375 Dixie Highway                        Bridgeport                   MI         1986
Burger King..............  17151 West 8 Mile Road                    Detroit                      MI         1986
Burger King..............  1113 West Maple Road                      Walled Lake                  MI         1986
Burger King..............  54 North Groesbeck Highway                Mt. Clemens                  MI         1996
Caribou Coffee...........  19419 Mack Avenue                         Grosse Pointe Woods          MI         1997
Schlotzsky's.............  14800 Racho Road                          Taylor                       MI         1997

                                              MINNESOTA--16 PROPERTIES

Acapulco's...............  2880 Coon Rapids                          Coon Rapids                  MN         1997
Bruegger's Bagels........  4953 Penn Avenue South                    Minneapolis                  MN         1997
Bruegger's Bagels........  317-319 Fourteenth Avenue                 Minneapolis                  MN         1997
Bruegger's Bagels........  1500-1506 West Lake Street                Minneapolis                  MN         1997
Bruegger's Bagels........  4404-4412 France Avenue South             Edina                        MN         1997
Bruegger's Bagels........  1920 Portland Avenue                      Minneapolis                  MN         1997
Burger King..............  7278 Point Douglas Road                   Cottage Grove                MN         1986
Embers...................  2600 Hennepin Avenue                      Minneapolis                  MN         1997
Embers...................  3300 East Lake Street                     Minneapolis                  MN         1997
Embers...................  1664 University Avenue                    St. Paul                     MN         1997
Embers...................  108 17th Avenue Southwest                 Rochester                    MN         1997
Embers...................  3240 Division Street                      St. Cloud                    MN         1997
Old Chicago..............  2841 Hennepin Avenue                      Minneapolis                  MN         1997
Pizza Hut................  2130 Cliff Road                           Eagan                        MN         1997

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Pizza Hut................  5101 West 98th Street                     Bloomington                  MN         1997
Wendy's..................  7601 Viron Road                           Fridley                      MN         1997

                                               MISSOURI--8 PROPERTIES

Burger King..............  10839 East Highway 40                     Independence                 MO         1986
Burger King..............  16901 East Highway 24                     Independence                 MO         1986
Burger King..............  SS I-70 SVC Road & Jungerman Road         St. Peters                   MO         1996
Carlos O'Kelly's.........  4100 South Campbell                       Springfield                  MO         1996
Fazoli's.................  1698 Country Club Plaza                   St. Charles                  MO         1997
Hardee's.................  100 Old Sugar Creek Road                  Fenton                       MO         1997
Memphis Best.............  8071 Manchester Road                      Brentwood                    MO         1997
Tippin's Rest............  2931 South Noland Road                    Independence                 MO         1997

                                             MISSISSIPPI--2 PROPERTIES

Burger King..............  1720 Highway 45 North                     Columbus                     MS         1996
Burger King..............  Mississippi Highway 1                     Greenville                   MS         1996

                                                MONTANA--1 PROPERTY

Burger King..............  614 North Montana Avenue                  Helena                       MT         1986

                                           NORTH CAROLINA--18 PROPERTIES

Bruegger's Bagels........  117 Small Pine Drive                      Garner                       NC         1997
Bruegger's Bagels........  626 Ninth Street                          Durham                       NC         1997
Bruegger's Bagels........  104 West Franklin Street                  Chapel Hill                  NC         1997
Bruegger's Bagels........  2302 Hillsborough Street                  Raleigh                      NC         1997
Burger King..............  1416 North First Street                   Albermarle                   NC         1986
Burger King..............  1201 East Broad Avenue                    Rockingham                   NC         1986
Burger King..............  407 Marine Boulevard/Highway 17 South     Jacksonville                 NC         1996
Burger King..............  3610 East 10th Street                     Greenville                   NC         1996
Burger King..............  805 South College Road                    Wilmington                   NC         1996
Burger King..............  1941 Sunset Avenue                        Rocky Mount                  NC         1996
Burger King..............  4709 State Highway 55                     Durham                       NC         1996
Burger King..............  760 Champion Drive                        Canton                       NC         1996
Burger King..............  3414 Roxboro Road                         Durham                       NC         1996
Schlotzsky's.............  3300 Duraleigh Road                       Raleigh                      NC         1996
Schlotzsky's.............  8812 Harvest Oaks Drive                   Raleigh                      NC         1996
Schlotzsky's.............  906 U.S. Highway 64 West                  Apex                         NC         1997
Schlotzsky's.............  4834 North Carolina Highway 55            Durham                       NC         1997
Schlotzsky's.............  3030 South Evans Street                   Greenville                   NC         1997

                                              NORTH DAKOTA--1 PROPERTY

Embers...................  3838 West Main Avenue                     Fargo                        ND         1997

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                               NEBRASKA--2 PROPERTIES

Burger King..............  320 South Burlington                      Hastings                     NE         1986
Chili's..................  3202 South 143rd Plaza                    Omaha                        NE         1996

                                              NEW JERSEY--4 PROPERTIES

Burger King..............  520 New Road                              Somers Point                 NJ         1986
Burger King..............  Route 206 & Route I-30 North              Bordentown                   NJ         1995
Burger King..............  1481 Blackwood- Clementon Road            Clementon                    NJ         1986
Burger King..............  650 Route 72                              Manahawkin                   NJ         1986

                                              NEW MEXICO--4 PROPERTIES

Burger King..............  1917 Prince Street                        Clovis                       NM         1986
Chili's..................  426 North Telshor                         Las Cruces                   NM         1996
Grandy's.................  1917 North Turner Street                  Hobbs                        NM         1996
Scholotzsky's............  1701 Rio Rancho Drive Southeast           Rio Rancho                   NM         1997

                                                 NEVADA--1 PROPERTY

Burger King..............  2500 Idaho Street                         Elko                         NV         1986

                                              NEW YORK--35 PROPERTIES

Boston Market............  90 Broadhollow Road                       Farmingdale                  NY         1997
Boston Market............  194 Broadway Avenue                       Saratoga Springs             NY         1997
Boston Market............  753 New Loudon Road                       Latham                       NY         1997
Boston Market............  1 Elsmere Avenue                          Delmar                       NY         1997
Boston Market............  1720 Union Street                         Schenectady                  NY         1997
Bruegger's Bagels........  536-548 Monroe Avenue                     Rochester                    NY         1997
Bruegger's Bagels........  5198 West Taft Road                       North Syracuse               NY         1997
Bruegger's Bagels........  453 Broadway                              Saratoga                     NY         1997
Bruegger's Bagels........  32 Learned Street                         Albany                       NY         1997
Bruegger's Bagels........  29 North Pearl Street                     Albany                       NY         1997
Burger King..............  1041 Central Avenue                       Albany                       NY         1997
Burger King..............  158 Wolf Road                             Colonie                      NY         1997
Burger King..............  580 Broadway                              Menands                      NY         1997
Burger King..............  1991 Western Avenue                       Albany                       NY         1997
Burger King..............  439 Central Avenue                        Albany                       NY         1997
Burger King..............  127 South Main Street                     Ellenville                   NY         1986
Burger King..............  1669 Route 9                              Clifton Park                 NY         1997
Burger King..............  2076 Street Route 208                     Montgomery                   NY         1986
Burger King..............  263 Route 50                              Glenville                    NY         1997
Burger King..............  1480 Western Avenue                       Albany                       NY         1997
Burger King..............  Route 50, Road #6                         Wilton                       NY         1997
Burger King..............  1 Warren Street                           Glen Falls                   NY         1997
Burger King..............  901 Erie Boulevard                        Schenectady                  NY         1997
Burger King..............  1860 Central Avenue                       Albany                       NY         1997
Burger King..............  60 Saratoga Street                        Caohoes                      NY         1997
Burger King..............  290 Main Street                           Binghampton                  NY         1996
Burger King..............  4035 Route 31                             Clay                         NY         1996

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Burger King..............  7431 Route 49                             Central Square               NY         1996
Dunkin Donuts............  247 Greenwich Street                      Hempstead                    NY         1997
Miami Subs...............  6150 Jericho Turnpike                     Commack                      NY         1997
Pizza Hut................  2082 Middle Country Road                  Centerreach                  NY         1997
Pizza Hut................  352 East Main Street                      Patchogue                    NY         1997
Pizza Hut................  653 Montauk Highway                       W. Babylon                   NY         1997
Pizza Hut................  3737 Hempstead Turnpike                   Levittown                    NY         1997
Tumbleweeds..............  320 Patchogue-Port Jefferson Road         Port Jefferson               NY         1997

                                                 OHIO--8 PROPERTIES

Burger King..............  882 State Route 28                        Milford                      OH         1986
Burger King..............  512 Ohio Pike                             Cincinnati                   OH         1996
Burger King..............  100 West County Line Road                 Columbiana                   OH         1986
Burger King..............  5021 S.O.M. Center Road                   Willoughby                   OH         1986
Burger King..............  900 Bridge Street                         Chilicothe                   OH         1986
Burger King..............  1278 Mount Vernon Avenue                  Marion                       OH         1986
Burger King..............  3716-17th Street Northwest                Canton                       OH         1996
Burger King..............  560 Spring Mill Road                      Mansfield                    OH         1996

                                              OKLAHOMA--15 PROPERTIES

Burger King..............  104 North 32nd Street                     Muskogee                     OK         1986
Burger King..............  1201 North Commerce                       Ardmore                      OK         1986
Burger King..............  2001 North Harrison Street                Shawnee                      OK         1986
Charleston's.............  300 Ed Noble Parkway                      Norman                       OK         1997
Charleston's.............  6839 South Yale Avenue                    Tulsa                        OK         1997
Grandy's.................  819 Commerce                              Ardmore                      OK         1996
Grandy's.................  4121 Northwest Expressway                 Oklahoma City                OK         1996
Grandy's.................  701 West Main                             Norman                       OK         1996
Grandy's.................  800 South Broadway                        Edmond                       OK         1996
Grandy's.................  2233 West Memorial Drive                  Oklahoma City                OK         1996
Grandy's.................  3645 North Lincoln Boulevard              Oklahoma City                OK         1996
Grandy's.................  610 Northwest 12th Street                 Moore                        OK         1996
Pizza Hut................  1135 Midwest Boulevard                    Midwest City                 OK         1996
Tippins Rest.............  8400 Northwest Expressway                 Oklahoma City                OK         1997
Whataburger..............  2426 West Owen Garriott Road              Enid                         OK         1986

                                                OREGON--5 PROPERTIES

Burger King..............  2785 West 11th Avenue                     Eugene                       OR         1986
Burger King..............  2408 9th Street                           Corvallis                    OR         1986
Burger King..............  1999 Northeast 7th Street                 Grants Pass                  OR         1986
Burger King..............  930 Northwest Gordon Valley               Roseburg                     OR         1986
Burger King..............  1616 Beaver Creek Road                    Oregon City                  OR         1986

                                            PENNSLYVANIA--19 PROPERTIES

Arby's...................  1202 Harrisburg Pike                      Carlile                      PA         1997
Arby's...................  497 Eisenhower Drive                      Hanover                      PA         1997
Arby's...................  3710 Easton-Nazareth Highway              Easton                       PA         1997

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
                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Arby's...................  1535 Lehigh Street                        Allentown                    PA         1997
Arby's...................  32 South 32nd Street                      Camp Hill                    PA         1997
Burger King..............  1 West Main Street                        Nanticoke                    PA         1996
Burger King..............  211 South Main Street                     Old Forge                    PA         1996
Burger King..............  515 North Broad Street                    West Hazleton                PA         1996
Burger King..............  30th & North Church Street                Hazleton                     PA         1996
Burger King..............  3000 South Island Avenue                  Philadelphia                 PA         1986
Burger King..............  503 North Third Street (Oxford Mall)      Oxford                       PA         1986
Burger King..............  3410 William Penn Highway                 Wilkins Township             PA         1986
Burger King..............  2728 South Front Street                   Philadelphia                 PA         1986
Burger King..............  1690 Beaver Road                          Baden                        PA         1986
Burger King..............  15 South 8th Street                       Philadelphia                 PA         1986
Burger King..............  130 South Wyoming Avenue                  Kingston                     PA         1986
Burger King..............  R.D. 4--Route 30                          Bedford                      PA         1986
Burger King..............  Lancaster Pike & Plank Road               Paoli                        PA         1986
Pizza Hut................  290 Luke Fidler                           Shamokin                     PA         1996

                                           SOUTH CAROLINA--10 PROPERTIES

Burger King..............  1733 Whiskey Road                         Aiken                        SC         1986
Burger King..............  1543 Floyd Baker Boulevard                Gaffney                      SC         1986
Burger King..............  2820 Main Street                          Newberry                     SC         1986
Burger King..............  2531 North Broad Street                   Camden                       SC         1995
Burger King..............  112 North Main Street                     Mauldin                      SC         1986
Burger King..............  2300 A. Decker Boulevard                  Columbia                     SC         1986
Burger King..............  301 Pearman Dairy Road                    Anderson                     SC         1996
Cici's Pizza.............  6120 St. Andrews Road                     Columbia                     SC         1986
Hardee's.................  3030 Boundary Street                      Beaufort                     SC         1996
Hardee's.................  Route 3, Box 386                          Ridgeland                    SC         1996

                                              SOUTH DAKOTA--1 PROPERTY

Embers...................  4004 West 41st Street                     Sioux Falls                  SD         1997

                                              TENNESSEE--8 PROPERTIES

Burger King..............  6404 Ringgold Road                        Chattanooga                  TN         1986
Burger King..............  4417 Highway 58                           Chattanooga                  TN         1986
Burger King..............  SWC Highway 45 & Highway 75               Milan                        TN         1996
Pizza Hut................  1259 Columbia Avenue                      Franklin                     TN         1996
Pizza Hut................  7224 Maynardville Pike                    Knoxville                    TN         1996
Schlotzsky's.............  805 Old Fort Parkway                      Christiana                   TN         1997
Schlotzsky's.............  8610 Ricky Bell Cove                      Memphis                      TN         1997
Wendy's..................  2145 Alcoa Highway                        Alcoa                        TN         1997

                                               TEXAS--145 PROPERTIES

Arby's...................  4263 Hemphill Street                      Ft. Worth                    TX         1997
Arby's...................  628 Pipeline Road                         Hurst                        TX         1997
Arby's...................  2480 Jacksboro Highway                    Ft. Worth                    TX         1997

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Arby's...................  2012 West 15th Street                     Plano                        TX         1997
Arby's...................  3333 East Division Street                 Arlington                    TX         1997
Arby's...................  3222 Las Vegas Trail                      Ft. Worth                    TX         1997
Arby's...................  3832 Altamesa Boulevard                   Ft. Worth                    TX         1997
Arby's...................  1439 Trinity Mills Road                   Carrollton                   TX         1997
Arby's...................  1510 West Main Street                     Lewisville                   TX         1997
Arby's...................  1707 West University Drive                McKinney                     TX         1997
Arby's...................  423 East State Highway, 303 Plaza         Grand Prairie                TX         1997
Arby's...................  1902 Northwest Highway                    Garland                      TX         1997
Arby's...................  3237 Harwood Road                         Bedford                      TX         1997
Arby's...................  4725 Colleyville Boulevard                Colleyville                  TX         1997
Arby's...................  5400 Blue Mound Road                      Ft. Worth                    TX         1997
Arby's...................  12415 Lake June Road                      Balch Springs                TX         1997
Arby's...................  4820 South Cooper Street                  Arlington                    TX         1997
Arby's...................  801 Northeast Alsbury Boulevard           Burleson                     TX         1997
Arby's...................  1300 William D. Tate Avenue               Grapevine                    TX         1997
Arby's...................  9248 U.S. Highway 377 South               Benbrook                     TX         1997
Arby's...................  4406 Little School Road                   Arlington                    TX         1997
Arby's...................  2313 Colorado Boulevard                   Denton                       TX         1997
Arby's...................  9215 Skillman Street                      Dallas                       TX         1997
Arby's...................  2608 Midway Road                          Carrollton                   TX         1997
Arby's...................  222 East FM 1382                          Cedar Hill                   TX         1997
Arby's...................  17858 Preston Road                        Dallas                       TX         1997
Arby's...................  1821 Range Road                           Mesquite                     TX         1997
Arby's...................  1820 North Plano Road                     Richardson                   TX         1997
Arby's...................  1909 East Hebron Parkway                  Carrollton                   TX         1997
Arby's...................  2810 West Wheatland Road                  Dallas                       TX         1997
Arby's...................  2619 West Highway 2303                    Grand Prairie                TX         1997
Arby's...................  515 North U.S. Highway 75                 Denison                      TX         1997
Arby's...................  7640 Grapevine Highway                    N. Richland Hills            TX         1997
Arby's...................  4030 Great Southwest Highway              Grand Prairie                TX         1997
Arby's...................  6363 Forest Lane                          Dallas                       TX         1997
Arby's...................  1102 North Collins Street                 Arlington                    TX         1997
Arby's...................  1933 North Towneast Boulevard             Mesquite                     TX         1997
Arby's...................  2131 Texoma Parkway                       Sherman                      TX         1997
Au Bon Pain..............  Dallas/Fort Worth Airport                 Dallas                       TX         1997
Au Bon Pain..............  Dallas/Fort Worth Airport                 Dallas                       TX         1997
Au Bon Pain..............  Dallas/Fort Worth Airport                 Dallas                       TX         1997
Burger King..............  210 West Commerce                         Brownwood                    TX         1986
Burger King..............  1603 East Main                            Alice                        TX         1986
Burger King..............  2520 Palmer Avenue                        Texas City                   TX         1986
Burger King..............  2209 Highway 71                           Columbus                     TX         1986
Burger King..............  480 West I-30                             Garland                      TX         1996
Burger King..............  3610 Highway #365                         Nederland                    TX         1996
Burger King..............  4521 Ayers Street                         Corpus Christi               TX         1996
Burger King..............  2950 West Parker Road                     Plano                        TX         1996
Burger King..............  4217 Bridge Street                        Ft. Worth                    TX         1996
Burger King..............  2640 Arkansas Lane                        Arlington                    TX         1995
Chili's..................  3810 I-40 West                            Amarillo                     TX         1995

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Chili's..................  2406 I-35 East South                      Denton                       TX         1995
Dairy Queen..............  1200 Hutchins Avenue                      Ballinger                    TX         1996
Dairy Queen..............  1101 South Chadbourne Street              San Angelo                   TX         1996
Dairy Queen..............  435 Pulliam Street                        San Angelo                   TX         1996
Dairy Queen..............  103 North Marcus Street                   Alto                         TX         1996
Dairy Queen..............  416 U.S. Highway 96                       N. Buna                      TX         1996
Dairy Queen..............  902 West Panola                           Carthage                     TX         1996
Dairy Queen..............  1001 East Sabine Street                   Carthage                     TX         1996
Dairy Queen..............  515 South Washington                      Cleveland                    TX         1996
Dairy Queen..............  Highway 59                                Corrigan                     TX         1996
Dairy Queen..............  104 East Highway 90                       Dayton                       TX         1996
Dairy Queen..............  202 North Temple                          Dibol                        TX         1996
Dairy Queen..............  West Highway 287                          Groveton                     TX         1996
Dairy Queen..............  Highway 87                                Hemphill                     TX         1996
Dairy Queen..............  24022 East Lake Houston Parkway           Huffman                      TX         1996
Dairy Queen..............  209 South First                           Humble                       TX         1996
Dairy Queen..............  Highway 69                                Huntington                   TX         1996
Dairy Queen..............  3207 Highway I-45                         Huntsville                   TX         1996
Dairy Queen..............  902 11th Street                           Huntsville                   TX         1996
Dairy Queen..............  987 South Wheeler                         Jasper                       TX         1996
Dairy Queen..............  413 North Mararet                         Kirbyville                   TX         1996
Dairy Queen..............  Highway 69 South                          Kountze                      TX         1996
Dairy Queen..............  1702 North Main                           Liberty                      TX         1996
Dairy Queen..............  13106 North Washington                    Livingston                   TX         1996
Dairy Queen..............  305 South Timberland                      Lufkin                       TX         1996
Dairy Queen..............  2207 South First                          Lufkin                       TX         1996
Dairy Queen..............  301 South John Redditt                    Lufkin                       TX         1996
Dairy Queen..............  2305 Atkinson Drive                       Lufkin                       TX         1996
Dairy Queen..............  933 North University Drive                Nacogdoches                  TX         1996
Dairy Queen..............  Highway 190                               Onalaska                     TX         1996
Dairy Queen..............  906 West 24th Street                      Pineland                     TX         1996
Dairy Queen..............  U.S. Highway 59 East                      Porter                       TX         1996
Dairy Queen..............  1301 Dickinson Drive                      Rusk                         TX         1996
Dairy Queen..............  1010 Nacogdoches Highway                  San Augustine                TX         1996
Dairy Queen..............  Highway 59                                Shepherd                     TX         1996
Dairy Queen..............  1180 North 5th                            Silsbee                      TX         1996
Dairy Queen..............  335 Highway 105 East                      Sour Lake                    TX         1996
Dairy Queen..............  I-20 Spur 156                             Waskom                       TX         1996
Dairy Queen..............  Highway 69 North                          Wells                        TX         1996
Dairy Queen..............  1308 West Bluff                           Woodville                    TX         1996
Dairy Queen..............  1009 South Magnolia                       Woodville                    TX         1996
Dairy Queen..............  7813 Slide Road                           Lubbock                      TX         1997
Fresh N Lite.............  1840 North Plano Road                     Richardson                   TX         1997
Grandy's.................  1400 Pioneer Parkway                      Irving                       TX         1996
Grandy's.................  6112 Wesley Street                        Greenville                   TX         1996
Grandy's.................  620 East 15th Street                      Plano                        TX         1996
Grandy's.................  2155 Northwest Highway                    Garland                      TX         1996
Grandy's.................  41334 Buffalo Gap Road                    Abilene                      TX         1996
Grandy's.................  4631 50th Street                          Lubbock                      TX         1996

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
Grandy's.................  2815 Beltline Road                        Irving                       TX         1996
Grandy's.................  3230 West Camp Wisdom                     Dallas                       TX         1996
Grandy's.................  1753 I-35 South                           Carrollton                   TX         1996
Grandy's.................  2009 North Town East Boulevard            Mesquite                     TX         1996
Grandy's.................  4360 Little Road                          Arlington                    TX         1996
Grandy's.................  145 North Star                            Garland                      TX         1996
Grandy's.................  1907 South Buckner                        Dallas                       TX         1996
Grandy's.................  3738 Marvin D. Love                       Dallas                       TX         1996
Grandy's.................  3255 West Pleasant Run                    Lancaster                    TX         1996
Grandy's.................  4233 East Lancaster                       Ft. Worth                    TX         1996
Grandy's.................  4301 South Freeway                        Ft. Worth                    TX         1996
Grandy's.................  1100 West Beach                           Ft. Worth                    TX         1996
Grandy's.................  6969 Gulf Freeway                         Houston                      TX         1996
Grandy's.................  4180 South Cooper                         Arlington                    TX         1996
Grandy's.................  3330 East Trinity Mills                   Carrollton                   TX         1996
Grandy's.................  301 State Highway 114                     Grapevine                    TX         1996
Huey's...................  15335 North I-45                          Houston                      TX         1996
Joe's Crab Shack.........  14901 I-45 North                          Houston                      TX         1996
KFC......................  1101 U.S. Highway 190                     Copperas Cove                TX         1996
KFC......................  6010 Wesley Street                        Greenville                   TX         1996
Pilot Point Bank.........  2410 I-35 East South                      Denton                       TX         1995
Pizza Hut................  4019 North 19th Street                    Waco                         TX         1996
Pizza Hut................  4705 River Oaks Boulevard                 Ft. Worth                    TX         1997
Pizza Inn................  11922 Elam Road                           Balch Springs                TX         1996
Popeye's.................  506 Sheldon Road                          Channelview                  TX         1996
Popeye's.................  7139 Scott Street                         Houston                      TX         1996
Popeye's.................  6819 Lyons Street                         Houston                      TX         1996
Popeye's.................  5102 Antoine                              Houston                      TX         1996
Popeye's.................  3705 Little York Road                     Houston                      TX         1996
Popeye's.................  3432 Scott Street                         Houston                      TX         1997
Razoo's..................  1990 Stemmons                             Lewisville                   TX         1996
Red Pepper Chinese.......  2412 I-35 East South                      Denton                       TX         1995
Schlotzsky's.............  MacArthur Crossing                        Irving                       TX         1996
Schlotzsky's.............  2902 U.S. Highway 75                      Sherman                      TX         1996
Schlotzsky's.............  12485 Westheimer Road                     Houston                      TX         1996
Steak & Ale..............  4100 West Camp Wisdom Road                Dallas                       TX         1995
Taco Bell................  2575 Walnut Hill Lane                     Dallas                       TX         1996
Taco Cabana..............  705 West Bay Area Boulevard               Webster                      TX         1996
Taco Cabana..............  15925 San Pedro                           San Antonio                  TX         1997
Taco Cabana..............  4205 Fredricksburg                        San Antonio                  TX         1997
Taco Cabana..............  8629 Perrin Beitel                        San Antonio                  TX         1997
Taco Cabana..............  9339 Wurzbach                             San Antonio                  TX         1997
Taco Cabana..............  11701 Blanco                              San Antonio                  TX         1997
Texas Road House.........  Corner of Link Drive & I-20               Grand Prairie                TX         1997

                                                  UTAH--1 PROPERTY

Chili's..................  1047 West Riverdale Road                  Riverdale                    UT         1996

                                                                                                           YEAR OF
          BRAND                            ADDRESS                             CITY              STATE    ACQUISITION
-------------------------  ----------------------------------------  ------------------------  ---------  ----------
                                                VIRGINIA--1 PROPERTY

Pizza Hut................  22 West 14th Street                       Front Royal                  VA         1996

                                                VERMONT--1 PROPERTY

Burger King..............  248 Canal Street                          Brattleboro                  VT         1986

                                              WASHINGTON--7 PROPERTIES

Burger King..............  23221 Pacific Highway South               Kent                         WA         1986
Burger King..............  223 South Lincoln Street                  Spokane                      WA         1986
Burger King..............  2113 South First Street                   Yakima                       WA         1986
Burger King..............  East 11519 Sprague Avenue                 Spokane                      WA         1995
Burger King..............  Argonne & Knox                            Spokane                      WA         1995
Burger King..............  7909 Evergreen Way                        Everett                      WA         1986
Burger King..............  4637 Sunset Boulevard, Northeast          Renton                       WA         1986

                                            WEST VIRGINIA--3 PROPERTIES

Burger King..............  3 Springs Drive                           Weirton                      WV         1995
Burger King..............  Route 52 Airport Square                   Bluefield                    WV         1986
Pizza Hut................  1305 North Queen Street                   Martinsburg                  WV         1996

                                              WISCONSIN--8 PROPERTIES

Burger King..............  4200 Norman Coulee Road                   La Crosse                    WI         1986
Burger King..............  1616 Academy Avenue                       Stevens Point                WI         1986
Burger King..............  1124 West George Street                   La Crosse                    WI         1986
Burger King..............  530 West Sunset Drive                     Waukesha                     WI         1986
Burger King..............  6909 Odana Road                           Madison                      WI         1986
Embers...................  2626 Rose Street                          La Crosse                    WI         1997
Embers...................  3100 East Washington                      Madison                      WI         1997
Wendy's..................  7411 122nd Street                         Kenosha                      WI         1997

                                                WYOMING--1 PROPERTY

Chili's..................  1320 Dell Range Boulevard                 Cheyenne                     WY         1996

BRAND AFFILIATIONS

    The Company intends to continue to acquire properties affiliated with major national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Chili's-Registered Trademark-, Pizza Hut-Registered Trademark- and Schlotzsky's-Registered Trademark- and regional brands such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark-, operated by competent, financially-stable multi-unit restaurant operators. The Company believes that successful restaurants operated under these types of brands will continue to offer stable, consistent income to the Company with reduced risk of default or non-renewal of the lease and franchise agreement. The Company believes its income stream is further protected through the increasing diversification of the Properties by brand affiliation. Since existing management assumed control of the Company in May 1994, the Company has significantly expanded the number of its brand affiliations. Of the 402 Properties acquired since May 1994, only 60 are Burger King-Registered Trademark- restaurants and the balance are affiliated with other national and regional chain restaurants. The following table reflects the major brand affiliation of the Properties at September 30, 1997.

                               BRAND AFFILIATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                                     COMPANY
                                                            APPROXIMATE                            ANNUALIZED
                                                            TOTAL U.S.       NUMBER OF COMPANY        BASE
BRAND AFFILIATION                                          LOCATIONS(1)         PROPERTIES           RENT(2)
---------------------------------------------------------  -------------  -----------------------  -----------
Arby's-Registered Trademark-.............................        2,890                  77          $   5,063
Burger King-Registered Trademark-........................        6,409                 181             12,285
Chili's-Registered Trademark-............................          108                   8              1,244
Dairy Queen-Registered Trademark-........................        6,000                  41              1,525
Grandy's-Registered Trademark-...........................          151                  30              1,469
Hardee's-Registered Trademark-...........................        2,308                  28              2,673
Pizza Hut-Registered Trademark-..........................        9,566                  23              1,090
Schlotzsky's-Registered Trademark-.......................          560                  18              1,481
Other (3)................................................          N/A                 114              8,886
                                                                                       ---         -----------
  Total..................................................                              520          $  35,716
                                                                                       ---         -----------
                                                                                       ---         -----------

------------------------

(1) Includes all United States locations associated with referenced brand, including properties owned by the Company as of December 31, 1996.

(2) Annualized base rent was calculated by multiplying the monthly contractual base rent as of October 1, 1997 for each of the Properties by 12. Annualized base rent does not include percentage rents, if any, that may be payable under leases covering certain of the Properties, or other adjustments to base rent required by GAAP.

(3) Includes 46 brand affiliations, each of which contribute less than $1.3 million in annualized base rent to the Company. Such brand affiliations include, among others, Boston Market-Registered Trademark-, Bruegger's Bagels-Registered Trademark-, Checker's-Registered Trademark-, Embers-Registered Trademark-, KFC-Registered Trademark-, Miami Subs-Registered Trademark-, Popeye's-Registered Trademark- and Taco Bell-Registered Trademark-.

DIVERSIFICATION

    The Company conducts its operations in such a manner as to enhance the predictability and sustainability of its cash flows. The Company enhances the predictability of the operating performance of the Properties and its financial position by diversifying its portfolio by geographic location and number of tenants. The Company believes that geographic diversification minimizes the effects on the Company's financial position of downturns in regional and local economics. The Properties are further diversified by number of tenants. At September 30, 1997, only one tenant accounted for over 10% of the Company's total revenue. Sybra, Inc., the operator of 77 Arby's-Registered Trademark-restaurants located on the Properties, accounted for 14%, or $5.0 million, of the Company's revenues at September 30, 1997. No other operator accounts for more than 10% of the Company's revenues. The following table reflects certain information with respect to the Company's ten largest lessees at September 30, 1997.

                             OPERATOR CONCENTRATION
                                 (IN THOUSANDS)

                                                                                   PERCENT OF
                                                                                      TOTAL
                                                                      ANNUALIZED   ANNUALIZED
NAME                                                                 BASE RENT(1)   BASE RENT
-------------------------------------------------------------------  ------------  -----------
Sybra, Inc.........................................................   $    5,006         14.0%
Southeast Fast Food................................................        2,386          6.7
Carrols Corp.......................................................        1,913          5.3
Grandy's, Inc......................................................        1,469          4.1
Bar S Restaurants..................................................        1,386          3.9
Burger King Corp...................................................        1,066          3.0
Sydran Food Services...............................................          990          2.8
Pizza Hut of America, Inc..........................................          895          2.5
Texas Taco Cabana L.P..............................................          686          1.9
Carlos O'Kelly's Inc...............................................          638          1.8
                                                                     ------------  -----------
  Total............................................................   $   16,435         46.0%
                                                                     ------------  -----------
                                                                     ------------  -----------

------------------------

(1) Annualized base rent is calculated by multiplying the monthly contractual base rent as of October 1, 1997 for the applicable Properties by 12. Annualized base rent does not include percentage rents, if any, that may be payable under leases covering certain of the Properties, or other adjustments to base rent required by GAAP.

LEASES WITH RESTAURANT OPERATORS

    The Company's strategy is to acquire operating restaurant properties rather than developing new restaurant properties, although the Company has begun to acquire newly constructed properties. Typically, the Company acquires a property that has been operated as a fast food or casual dining restaurant and that is subject to a lease with a remaining term of five to 20 years and a co-terminus franchise agreement. The Company believes that this strategy reduces the Company's financial risk because the restaurant operated on such property has a proven operating record that mitigates the risk of default or non-renewal under the lease.

    Substantially all of the Company's existing leases are "triple net." Triple net leases typically require the tenants to be responsible for the property operating costs, including property taxes, insurance and maintenance. A majority of the Company's leases provides for a base rent plus a percentage of the restaurant's sales in excess of a threshold amount. The triple net lease structure is designed to provide the Company with a consistent stream of income without the obligation to reinvest in the property. For the six months ended June 30, 1997, base rental revenues and percentage rental revenues represented 80% and 20%, respectively, of total gross rental revenues.

    The Company seeks to renew and restructure leases which will provide for an increase in the percentage of total rental revenues derived from base rental revenues and a decrease in the percentage of total rental revenues derived from percentage rental revenues. In addition, the Company has implemented an early renewal program pursuant to which the Company offers remodeling financing to tenants in consideration for renewing and restructuring leases. To date, the Company has renewed 33 leases under this program, with an aggregate of $1.3 million paid out by the Company for remodeling. The Company considers the remodeling financing to be prudent given the increased sales resulting at the remodeled restaurants and the lower costs incurred because of the early lease renewals. The early renewal program has resulted in an increase of the average remaining lease term of the Properties to over ten years, thus mitigating the risk of non-renewal of leases.

    The Company generally acquires properties from third-party lessors or from operators in sale/ leaseback transactions in which the operator sells the property to the Company and then enters into a long-term lease (typically 20 years) with the Company for such property. A sale/leaseback transaction is attractive to the operator because it allows the operator to realize the value of the real estate while retaining occupancy for the long term. A sale/leaseback transaction may also provide specific accounting, earnings and market value benefits to the selling operator. For example, the lease on the property may be structured by the tenant as an off-balance sheet operating lease, consistent with Financial Accounting Standards Board rules, which may increase the operator's earnings, net worth and borrowing capacity. The following table sets forth certain information regarding lease expirations for the Properties.

                         LEASE EXPIRATION SCHEDULE (1)
                             (DOLLARS IN THOUSANDS)

                                                                                                   PERCENT OF
                                                            NUMBER OF                                 TOTAL
                                                             LEASES     PERCENT OF    ANNUALIZED   ANNUALIZED
YEAR                                                        EXPIRING       TOTAL     BASE RENT(2)   BASE RENT
---------------------------------------------------------  -----------  -----------  ------------  -----------
1998.....................................................          11          2.1%   $      552          1.5%
1999.....................................................          37          7.1         2,047          5.7
2000.....................................................          44          8.5         2,378          6.6
2001.....................................................          23          4.4         1,491          4.2
2002.....................................................          28          5.4         1,778          5.0
2003.....................................................          37          7.1         2,293          6.4
2004.....................................................          18          3.5         1,351          3.8
2005.....................................................           5          1.0           399          1.1
2006.....................................................           7          1.3           556          1.6
2007.....................................................          15          2.9         1,529          4.3
2008-24..................................................         290         55.8        21,342         59.8
Unleased.................................................           5          0.9            --           --
                                                                  ---   -----------  ------------  -----------
  Total..................................................         520          100%   $   35,716          100%
                                                                  ---   -----------  ------------  -----------
                                                                  ---   -----------  ------------  -----------

------------------------

(1) The lease expiration schedule does not include lease extension options.

(2) Annualized base rent was calculated by multiplying the monthly contractual base rent as of October 1, 1997 for the applicable Properties by 12. Annualized base rent does not include percentage rents, if any, that may be payable under leases covering certain of the Properties, or other adjustments to base rent required by GAAP.

RESTAURANT ALTERATIONS

    The Company believes that improving, expanding, rebuilding or replacing its restaurant properties from time to time is important. In addition to normal maintenance and repair requirements, each operator of a Burger
King-Registered Trademark- restaurant is required under Burger King Corporation's franchise agreement and lease/ sublease, at its own cost and expense, to make such alterations to a Burger King-Registered Trademark-restaurant as may be reasonably required by Burger King Corporation from time to time to modify the appearance of the restaurant to reflect the then current image requirements for Burger King-Registered Trademark- restaurants. Most of the Properties that are operating as Burger King-Registered Trademark-restaurants are 15 to 20 years old. The Company believes that many of these Properties require substantial improvements to maximize sales and that their condition is below Burger King Corporation's current image requirements.

OWNERSHIP OF REAL ESTATE INTERESTS

    Of the 520 Properties included in the Company's portfolio as of September 30, 1997, the Company (i) owned both the land and the restaurant building in fee simple on 388 of such Properties (the "Fee Properties"), (ii) owned the land, with the tenant owning the restaurant building, on 32 of such Properties and (iii) leased the land, the building or both from a third-party lessor on 100 of such Properties (the "Leasehold Properties"). Of the 100 Leasehold Properties, 14 are Properties on which the Company leases from a third party the underlying land, the restaurant building and the other improvements thereon (the "Primary Leases") and then subleases the property to the restaurant operator. Under the terms of the remaining 74 Leasehold Properties (the "Ground Leases"), the Company leases the underlying land from a third party and owns the restaurant building and the other improvements constructed thereon. Upon expiration or termination of a Primary Lease or Ground Lease, the owner of the underlying land generally will become the owner of the building and all improvements thereon. The remaining terms of the Primary Leases and Ground Leases range from one to 21 years. With renewal options exercised, the remaining terms of the Primary Leases and Ground Leases range from five to 35 years, with the average remaining term being 21 years.

    The terms and conditions of each Primary Lease and each Ground Lease vary substantially. Such leases, however, have certain provisions in common, including that: (i) the initial term is 20 years or less, (ii) the rentals payable are stated amounts that may escalate over the terms of the Primary Leases and Ground Leases (and/or during renewal terms), but normally are not based upon a percentage of sales of the restaurants thereon, and (iii) the Company is required to pay all taxes and operating, maintenance and insurance expenses for the Leasehold Properties. In addition, under substantially all of the leases the Company may renew the term one or more times at its option (although the provisions governing any such renewal vary significantly and some renewal options are at a fixed rental amount while others are at fair rental value at the time of renewal). Several Primary Leases and Ground Leases also give the owner the right to require the Company, upon the termination or expiration thereof, to remove all improvements situated on the property.

    Although the Company, as lessee under each Primary Lease and Ground Lease, generally has the right to freely assign or sublet all of its rights and interests thereunder, the Company is not permitted to assign or sublet any of its rights or interests under certain of the Primary Leases and certain of the Ground Leases without obtaining the lessor's consent or satisfying certain other conditions. In addition, approximately 20% of the Primary Leases and Ground Leases require the Company to use such Leasehold Properties only for the purpose of operating a Burger King-Registered Trademark- restaurant or another type of restaurant thereon. In any event, no transfer will release the Company from any of its obligations under any Primary Lease or Ground Lease, including the obligation to pay rent.

DEBT STRUCTURE

    The Company had an aggregate of approximately $169.6 million of outstanding debt as of September 30, 1997, including $109.4 million which was outstanding under the Existing Credit Facility and other unsecured short-term financing arrangements. On a pro forma basis, assuming completion of this offering and the application of the net proceeds therefrom as described under "Use of Proceeds," the Company's total market capitalization (based on the closing price on September 30, 1997 of $22.958 per share of Common Stock) will be approximately $414 million, and its debt to total market capitalization will be approximately 23%.

    The Company intends to maintain a conservative capital structure with total debt targeted at approximately 50% of total market capitalization. The Company, however, consistently seeks to optimize its use of debt and other sources of financing to create a flexible capital structure that will allow the Company to continue its investment strategy and maximize the returns to its stockholders.

    The existing indebtedness of the Company as of September 30, 1997 is set forth in the following table:

                                                          MAXIMUM                       EXPIRATION    OUTSTANDING
DESCRIPTION                                              BORROWINGS     INTEREST RATE      DATE         BALANCE
-----------------------------------------------------  --------------  ---------------  -----------  --------------
Fixed Rate Debt:
  Series A Senior Notes..............................  $   12,500,000         8.06%       1/31/2000  $   12,500,000
  Series B Senior Notes..............................      27,500,000         8.30%       1/31/2002      27,500,000
Variable Rate Debt:
  Comerica...........................................     110,000,000        (1)          7/27/1999     109,373,118
  Pacific Mutual.....................................      30,000,000        (2)          5/20/1998      20,200,000
                                                       --------------                                --------------
    Total............................................  $  180,000,000                                $  169,573,118
                                                       --------------                                --------------
                                                       --------------                                --------------

------------------------

(1) LIBOR plus 1.80% per annum (7.58% at September 30, 1997)

(2) LIBOR plus 2.30% per annum (8.08% at September 30, 1997)

    Borrowings under the Pacific Mutual Facility are secured by, among other things, the Pledged Shares. If an event of default were to occur under the Pacific Mutual Facility, then under the terms of the pledge agreement Pacific Mutual could acquire ownership of the Pledged Shares. Events of default under the Pacific Mutual Facility include (i) failure to timely pay principal and interest due on the outstanding borrowings, (ii) failure to comply with the covenants contained in such facility, including a prohibition on merging or consolidating the borrower subsidiary, selling any of such subsidiary's properties and pledging any of such subsidiary's properties to secure any of the Company's indebtedness and (iii) the voluntary or involuntary bankruptcy of such subsidiary.

EMPLOYEES

    As of October 28, 1997, the Company employed 31 individuals on either a full or part-time basis.

LEGAL PROCEEDINGS

    The Company is not presently involved in any material litigation, nor to its knowledge is any material litigation threatened against the Company or its Properties, other than routine litigation arising in the ordinary course of business.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The following is a discussion of the Company's policies with respect to investments, financings, affiliate transactions and certain other activities. The Company's policies with respect to these activities have been established by the Board and may be amended or revised from time to time at the discretion of the Board without a vote of the stockholders of the Company. No assurance can be given that the Company's investment objectives will be attained or that the value of the Company will not decrease in connection with their implementation. USRP Managing, as the sole general partner of the Operating Partnership, determines the investment policies of the Operating Partnership.

INVESTMENT POLICIES

    INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Company seeks to maximize sustainable growth in FFO and cash available for distribution to stockholders through effective management, operation, acquisition and selective development of restaurant properties. The Company believes it can achieve its goal of increasing FFO and cash available for distribution per share by (i) acquiring high quality restaurant properties at attractive returns, (ii) realizing contractual rental rate escalations or percentage rent on existing leases, (iii) releasing space at increased rental rates, when market conditions warrant, as leases expire, (iv) selectively developing properties where the Company can secure leases prior to construction and where such development is expected to result in returns on investment that the Company believes will exceed returns on comparable acquisitions, and (v) actively managing the Company's portfolio, including periodically re-evaluating all assets for strategic disposition or repositioning. In pursuing its growth strategy, the Company intends to maintain a conservative capital structure providing it flexibility to access capital markets when financial and market conditions warrant, thereby enabling it to take advantage of growth opportunities as they arise. The Company's policy is to acquire or develop assets where the Company believes that opportunities exist for acceptable investment returns. See "The Company."

    The Company may also participate with other entities in property ownership, through joint ventures or other types of common ownership. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over the equity interests of the Company.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Company intends to emphasize equity real estate investments, it may, in management's discretion, invest in mortgages or other real estate interests consistent with its qualification as a REIT. The Company may also invest in participating or convertible mortgages if the Board concludes that the Company and its stockholders may benefit from the cash flow or any appreciation in the value of the subject property. Such mortgages are similar to equity participations. The mortgages in which the Company may invest may be either first mortgages or junior mortgages and may or may not be insured by a governmental agency.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the restrictions on ownership of voting securities and gross income tests necessary for REIT qualification, the Company also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities, although it does not intend to do so. See "--Certain Other Policies" and "Federal Income Tax Considerations."

    PERIODIC REVIEW OF ASSETS. The Company has no current intention to dispose of any of its Properties. Nevertheless, the Company reserves the right to dispose of any of its Properties or any property that may be acquired in the future if the Company determines that the disposition of such property is in the best interests of the Company and its stockholders.

FINANCING POLICIES

    The Company intends to make additional investments in restaurant properties and may incur indebtedness to make such investments or to meet the distribution requirements imposed by the REIT provisions of the Code to the extent that cash flows from the Company's investments and working capital is insufficient to meet such requirements. The Company has adopted a policy to limit its total consolidated indebtedness so that at the time any debt is incurred, the Company's debt to total market capitalization ratio does not exceed 50%. Upon consummation of this offering and the application of the proceeds therefrom as described under "Use of Proceeds," the Company's debt to total market capitalization ratio will be approximately 23%. The Charter and Company's Bylaws, however, do not limit the amount or percentage of indebtedness that the Company may incur. The Board may, from time to time, modify the Company's debt policy in light of current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of the Common Stock, growth and acquisition opportunities, the Company's continued REIT qualification requirements and other factors. Accordingly, the Company may increase or decrease its debt to total market capitalization ratio beyond the limits described above. If these policies were changed, the Company could become more highly leveraged, resulting in an increased risk of default on its obligations and a related increase in debt service requirements that could adversely affect the Company's financial condition and its ability to make distributions to stockholders. See "Risk Factors--Real Estate Investment Risks" and "--No Restrictions on Changes in Investment, Financing and Other Policies."

    The Company has established its debt policy relative to the total market capitalization of the Company computed at the time debt is incurred, rather than relative to the book value of its assets. The Company believes that the book value of its assets (which to a large extent is the depreciated value of real property, the Company's primary tangible asset) does not accurately reflect its ability to borrow and to meet debt service requirements and that a debt to total market capitalization ratio, therefore, provides a more appropriate indication of leverage. A debt to total market capitalization ratio, however, is based, in part, upon the aggregate market value of the outstanding shares of Common Stock and will fluctuate with the changes in the price of the Common Stock (and the issuance of additional shares of Common Stock). Accordingly, because the measurement of the Company's total consolidated indebtedness to total market capitalization is made at the time debt is incurred, the debt to total market capitalization ratio could later exceed the 50% level.

    To the extent that the Board desires to obtain additional capital, the Company may raise such capital through additional public and private equity offerings, debt financings, retention of cash flow (subject to satisfying the Company's distribution requirements under the REIT provisions of the Code) or a combination of these methods. The Company's debt may consist of a combination of property level debt and corporate level debt, and financing may consist of floating and/or fixed rate debt. Borrowings may be unsecured or secured by any or all of the assets of the Company and have full or limited recourse to all or any portion of the assets of the Company. Indebtedness may be in the form of bank borrowings, purchase money obligations to sellers of properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. The proceeds from any borrowings by the Company may be used (subject to limitations which may be contained in the instruments governing such indebtedness) to pay distributions, to provide working capital, to pay existing indebtedness or to finance acquisitions, expansions or selective development of new properties. The Company has not established any limit on the number or amount of mortgages that may be placed on any single property or on its portfolio.

    As another policy, the Company intends to generally not incur variable-rate mortgage debt other than the indebtedness outstanding under its Existing Credit Facility. While the organizational documents of the Company do not contain any prohibition against the use of variable rate mortgage loans, the Company believes that it is a more prudent and conservative financing strategy to utilize only fixed rate mortgage loans for all long-term indebtedness.

    In the event that the Board determines to raise additional equity capital, the Board has the authority, without stockholder approval, to issue additional shares of Common Stock or shares of Preferred Stock in any manner (and on such terms and for such consideration) it deems appropriate, including in exchange for property, subject to Maryland law. Existing stockholders would have no preemptive right to purchase such shares in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company. If the Board determines to raise additional equity capital to fund investments by the Operating Partnership, the Company will contribute such funds to the Operating Partnership as a contribution to capital and purchase of additional partnership interests. The Company may issue additional shares of Common Stock in connection with the acquisition of OP Units that have been tendered to the Operating Partnership for redemption. The Board also has the authority to cause the Operating Partnership to issue OP Units in exchange for property. Any OP Units issued by the Operating Partnership in the future will be exchangeable at the option of the holder for shares of Common Stock.

AFFILIATE TRANSACTION POLICY

    The Company has adopted a policy that it will not (i) acquire from or sell to any director, officer or employee of the Company, or any entity in which a director, officer or employee of the Company beneficially owns more than a 1% interest, or, except for any property in which the Company owns an economic interest, acquire from or sell to any affiliate of any of the foregoing, any property or other assets of the Company, (ii) make any loan to or borrow from any of the foregoing persons, or (iii) without the approval of a majority of the independent directors, engage in any other transaction with any of the foregoing persons. Currently, the Charter does not restrict the ability of any director, officer, security holder or affiliate of the Company from acquiring, owning or managing chain restaurants on the Properties or elsewhere.

CERTAIN OTHER POLICIES

    The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend to (i) invest in the securities of other issuers for the purpose of exercising control over such issuer, (ii) underwrite securities of other issuers, or (iii) actively trade in loans or other investments.

    The Company may make investments other than as previously described, although it does not currently intend to do so. The Company has authority to purchase or otherwise reacquire shares of Common Stock or any of its other securities in the open market or otherwise and may engage in such activities in the future. The Board has no present intention of causing the Company to repurchase any shares of Common Stock, other than pursuant to any dividend reinvestment plan, and any such action would be taken only in conformity with applicable Federal and state laws and the requirements for qualifying as a REIT under the Code.

    The Company has previously made loans to third parties, and it may in the future continue to make loans to third parties, including, without limitation, loans to joint ventures in which it participates. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, and the Company does not intend to do so in the future. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Board without the vote of the stockholders.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

    The officers and directors of the Company as of October 31, 1997 are as follows:

NAME                                             AGE             POSITION(S) AND OFFICES HELD
-------------------------------------------      ---      -------------------------------------------

Robert J. Stetson..........................          47   Chief Executive Officer, President and
                                                          Director

Fred H. Margolin...........................          47   Chairman of the Board, Treasurer and
                                                          Secretary

Michael D. Warren..........................          47   Director of Finance

David Pettijohn............................          31   Director of Acquisitions

William N. Mabus...........................          52   Director of Development

Patrick K. Sauer...........................          33   Director of Development

Elizabeth Pettijohn........................          35   Controller

Gerald H. Graham(1)........................          59   Director

David K. Rolph.............................          48   Director

Darrel L. Rolph............................          59   Director

Eugene G. Taper(1).........................          59   Director

------------------------

(1)  Member of the Audit Committee.

    ROBERT J. STETSON. Mr. Stetson has been the Chief Executive Officer and President and a director of the Company since its formation in January 1997. Since May 1994, Mr. Stetson has been Chief Executive Officer and President and a director of QSV. From 1987 until 1992, Mr. Stetson served as the Chief Financial Officer and later President-Retail Division of Burger King Corporation and Chief Financial Officer and later Chief Executive Officer of Pearle Vision. As Chief Financial Officer of Burger King Corporation, Mr. Stetson was responsible for managing more than 950 restaurants that Burger King Corporation leased to tenants. Prior to 1987, Mr. Stetson served in several positions with PepsiCo Inc. and its subsidiaries, including Chief Financial Officer of Pizza Hut, Inc. Since 1978, Mr. Stetson has been primarily engaged in restaurant chain management, including the acquisition and management of restaurant properties. Mr. Stetson received a bachelor of arts degree from Harvard College and an MBA from Harvard Business School. Mr. Stetson is 47 years old.

    FRED H. MARGOLIN. Mr. Margolin has been the Chairman of the Board, Treasurer, Secretary and a director of the Company since its formation in January 1997. Since May 1994, Mr. Margolin has been the Chairman of the Board of Directors, Treasurer and Secretary of QSV. In 1977, Mr. Margolin founded Intercon General Agency, a national general insurance agency specializing in the development and marketing of insurance products for financial institutions. Mr. Margolin served as the Chief Executive Officer of Intercon General Agency from its inception until its sale to a public company in 1982 after having developed it into a national presence. In 1989, Mr. Margolin founded and became the President of American Eagle Premium Finance Company. From 1982 through 1992, Mr. Margolin developed and then leased or sold shopping centers having an aggregate cost of approximately $50,000,000 as well as developing land and purchasing residential properties. Mr. Margolin received a bachelor of science degree from the Wharton School of the University of Pennsylvania and an MBA from Harvard Business School. Mr. Margolin is 47 years old.

    MICHAEL D. WARREN. Mr. Warren is the Director of Finance of the Company. Mr. Warren is a CPA and a 15 year veteran of the food service industry with an extensive financial background. He served 12 years with PepsiCo Inc.'s food service operations in various financial positions, including Controller of their international restaurant group. He also was on the team of officers that put together the initial public stock offering for Rare Hospitality, Inc., the New England steak house chain acquired in 1996 by Longhorn Steakhouse. Most recently he was Chief Financial Officer for a 24 unit Hardee's-Registered Trademark-franchise based in Savannah, Georgia. Mr. Warren is 47 years old.

    DAVID PETTIJOHN. Mr. Pettijohn is the Director of Acquisitions of the Company. Mr. Pettijohn joined USRP in April of 1995 to implement USRP's acquisitions program. His previous experience includes over 11 years of real estate transactions experience. Most recently Mr. Pettijohn worked for an apartment REIT, South West Property Trust, where he acquired existing apartments and raw land for new development. Previous to this position, he was with the L & B Group, a real estate advisor to both public and corporate pension funds in the acquisition of office buildings and regional malls. Mr. Pettijohn earned a bachelor of science degree in economics from Southern Methodist University. Mr. Pettijohn is 31 years old.

    PATRICK K. SAUER. Mr. Sauer is the Director of Development of the Company. Mr. Sauer has a bachelors degree in civil engineering, as well as an MBA. Between 1988 and 1996, Mr. Sauer was with the Mobil Oil Corporation, where among other things, he was responsible for the development and remodeling of retail outlets, retail engineering design and environmental engineering activities. He also held the position of State Legislative and Regulator Advisor, working with business units and state regulatory agencies to develop or refine environmental regulations. Mr. Sauer is 33 years old.

    WILLIAM N. MABUS. Mr. Mabus is the Director of Development of the Company. Mr. Mabus has 24 years experience in real estate development. In 1983 he started his own development company, which after one year, merged with Property Company of America. During the past six years Mr. Mabus has worked on several major projects. He recently completed a major facility for the Super Conducting Super Collider. Mr. Mabus has served as a past board member of the Dallas Building Owners and Managers Association. He has a bachelor of science in industrial engineering, an MBA and has earned certifications as a Real Property Administrator and a Real Estate Broker. Mr. Mabus is 52 years old.

    ELIZABETH PETTIJOHN. Ms. Pettijohn is the Controller of the Company. Ms. Pettijohn is a CPA with 12 years of combined experience in federal tax, SEC and financial reporting. Ms. Pettijohn has former experience with Price Waterhouse, KPMG Peat Marwick, and Markborough Development. Ms. Pettijohn graduated cum laude with a bachelors degree in accounting from Texas A & M University. Ms. Pettijohn also earned a masters degree in federal taxation from Texas A & M University. Ms. Pettijohn is 35 years old.

    GERALD H. GRAHAM. Mr. Graham is a director of the Company and a member of the Audit Committee. Mr. Graham is a professor and the Dean of the Barton School of Business at Wichita State University. Mr. Graham is 59 years old.

    DAVID K. ROLPH. Mr. Rolph is a director of the Company. Mr. Rolph is the President of the Tex-Mex restaurant chain, Carlos O'Kelly's, and the Vice President of Sasnak Management Corp., a restaurant management company, positions he has held for the past five years. Mr. Rolph is 48 years old.

    DARREL L. ROLPH. Mr. Rolph is a director of the Company. Mr. Rolph is the Secretary of Carlos O'Kelly's and the President of the Sasnak Management Corp., a restaurant management company, positions he has held for the past five years. Mr. Rolph is 59 years old.

    EUGENE G. TAPER. Mr. Taper is a director of the Company and a member of the Audit Committee. Mr. Taper has been a certified public accountant and a business consultant since 1993. Prior to 1993, Mr. Taper was a partner of Deloitte & Touche LLP, an international public accounting firm. Mr. Taper is 59 years old.

EXECUTIVE COMPENSATION

    The Company was incorporated in January 1997. Accordingly, the Company did not pay any cash compensation to its executive officers for the year ended December 31, 1996. The following table sets forth the estimated annualized base salary expected to be paid to each of the Company's executive officers for the 1997 fiscal year.

                           SUMMARY COMPENSATION TABLE

                                                                              ANNUAL COMPENSATION
                                                                 ----------------------------------------------
NAME AND                                                                                       OTHER ANNUAL
PRINCIPAL POSITION                                                 SALARY      BONUS(1)       COMPENSATION(1)
---------------------------------------------------------------  ----------  -------------  -------------------
Robert J. Stetson
  Chief Executive Officer and President........................  $  250,000       --                --
Fred H. Margolin
  Chairman of the Board, Treasurer and Secretary...............  $  250,000       --                --

------------------------

(1) Any bonuses or other annual compensation paid to the Company's executive officers will be at the discretion of the Board and will be payable following the conclusion of the applicable fiscal year.

EMPLOYMENT AGREEMENTS

    Each of Messrs. Stetson and Margolin entered into an employment agreement (the "Employment Agreements") with the Company as of October 15, 1997. Each of the Employment Agreements will expire on the fourth anniversary of the date thereof. Pursuant to the Employment Agreements, Mr. Stetson will serve as Chief Executive Officer and President of the Company and will be paid an annual base salary of $250,000, and Mr. Margolin will serve as Chairman of the Board, Treasurer and Secretary of the Company and will be paid an annual base salary of $250,000. The Employment Agreements provide for salary raises at the discretion of the Board, provided that, prior to December 31, 2000, neither Mr. Stetson nor Mr. Margolin will receive cash compensation (I.E., excluding the value of any equity-based compensation, such as stock options or shares of restricted stock) in excess of $300,000.

    Under the terms of the respective Employment Agreements, if the covered executive's employment with the Company is terminated by the Company other than for "cause" (as defined in the Employment Agreement) or by "constructive discharge" (as defined in the Employment Agreement), the terminated executive will be entitled to receive an amount equal to two times the highest annualized rate of salary prior to the date of termination. In the event such covered executive's employment is terminated without cause or by constructive discharge within three years following a "change in control" (as defined in the Employment Agreement), the Employment Agreements also provide for the payment of severance compensation in an amount equal to 2.99 times the covered executive's compensation (which includes both salary and any cash bonus).

INDEMNIFICATION AGREEMENTS

    The Company has entered into indemnification agreements requiring the Company to indemnify its officers and directors, and advance expenses, to the maximum extent permitted by Maryland law. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Limitation of Liability and Indemnification."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    On October 15, 1997, the Company effected the Conversion of USRP into a self-administered and self-managed REIT. The Conversion was effected through the Merger of USRP Acquisition, L.P., an indirectly wholly-owned Delaware limited partnership subsidiary of the Company, with and into USRP. As a result of the Merger, USRP became a subsidiary of the Company and, at the effective time of the Merger, all holders of Units became stockholders of the Company. On October 16, 1997, the Common Stock, in replacement of the Units, commenced trading on the NYSE under the symbol "USV."

    The Company operates as a holding company with the business and operations of the Company being conducted through the Operating Partnership. The Company undertook the Conversion to facilitate access to lower cost debt financing and to the capital markets, provide greater flexibility for acquisitions and to reduce administrative burdens associated with operating as a partnership.

    In connection with the Conversion, QSV withdrew as general partner of each of USRP and the Operating Partnership effective as of October 15, 1997, and USRP Managing was substituted as general partner of each of USRP and the Operating Partnership. In conjunction with such withdrawal, QSV (i) converted its interests in (a) its allocable share of income, profits, losses and distributions of the Operating Partnership as general partner thereof and (b) fees and disbursements for the acquisition and management of the Operating Partnership's properties (together, the "Operating Partnership General Partner Interest") payable to it pursuant to the terms of the partnership agreement of the Operating Partnership and (ii) converted its general partner interest in USRP (the "USRP Interest") (together with the conversion of its interests in the Operating Partnership described above, the "Termination") for 1,148,420 OP Units and 126,581 shares of Common Stock, respectively, and as a result of such conversion will be eligible to receive additional consideration in the year 2000 (together, the "Acquisition Price").

    The Acquisition Price consists of two components: (i) the initial share consideration (the "Initial Share Consideration") and (ii) the contingent share consideration (the "Contingent Share Consideration"). The Initial Share Consideration was paid in the form of 1,148,420 OP Units in exchange for the Operating Partnership General Partner Interest and 126,581 shares of Common Stock (1% of all shares of Common Stock outstanding immediately following the Merger) issued by the Company at the effective time of the Merger in exchange for the USRP Interest. The Contingent Share Consideration is equal to the value of up to 825,000 shares of Common Stock (subject to adjustment in the event of certain dilutive events), and shall consist of OP Units (the "Contingent Shares"). The exact number of Contingent Shares to be issued will be determined by dividing the fees and distributions (in excess of $3,612,500) which would otherwise have been payable to QSV for fiscal year ended December 31, 2000 pursuant to the Operating Partnership General Partner Interest and the USRP Interest (less certain expenses to be incurred by the Company following the Termination) by $2.83. QSV will not receive any distributions with respect to the Contingent Shares, or otherwise have any rights with respect thereto, until they are issued. The Contingent Shares shall be issued by the Operating Partnership as soon as practicable following the end of the year 2000, but in no event later than March 31, 2001. The Company anticipates that all of the Contingent Shares will be issued.

    In addition, QSV holds options (the "Options") to purchase 420,000 shares of Common Stock pursuant to an Option Agreement, dated March 24, 1995, by and between USRP and QSV, which Options were assumed by the Company pursuant to the Merger. All of the Options are fully vested and exercisable. The Options are exercisable at an exercise price of $10.33 per share. The Options are not transferable except by operation of law pursuant to a consolidation, merger, recapitalization or reorganization of QSV.

    Messrs. Stetson, Margolin, David Rolph and Darrel Rolph are the stockholders and directors of QSV.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock by (i) each person who is a stockholder of the Company holding more than 5% of the outstanding shares of Common Stock, (ii) each director and each executive officer and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, each person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person.

                                                        NUMBER OF SHARES    PERCENTAGE
NAME AND ADDRESS OF                                       BENEFICIALLY          OF
BENEFICIAL OWNER(1)                                           OWNED         ALL SHARES
------------------------------------------------------  -----------------  ------------
Robert J. Stetson.....................................          37,650(2)(3)      *
William N. Mabus......................................              --          --
Fred H. Margolin......................................          57,847(2)(3)      *
David Pettijohn.......................................           5,850          *
Elizabeth Pettijohn...................................             373          *
David K. Rolph........................................           4,500(2)       *
Darrel L. Rolph.......................................           6,000(2)       *
Patrick K. Sauer......................................              --          --
Eugene G. Taper.......................................           1,612          *
Michael D. Warren.....................................           1,200          *
QSV Properties, Inc...................................       1,845,001(4)      13.0
All directors and officers as a group (11 persons)....         115,032(2)(3)      *

--------------------------

*   Less than 1%.

(1) The address of each of these persons and entities is 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230.

(2) Excludes 1,845,001 shares beneficially owned by QSV, of which Messrs. Stetson, Margolin, David Rolph and Darrel Rolph are the stockholders and directors, and as to which each such person disclaims beneficial ownership.

(3) Includes 15,000 shares issuable upon the exercise of an option which is immediately exercisable.

(4) Includes 1,148,420 OP Units each of which are immediately exchangeable for one share of Common Stock and 420,000 shares of Common Stock issuable upon the exercise of an option which is immediately exercisable.

                    DESCRIPTION OF SERIES A PREFERRED STOCK

    THIS DESCRIPTION OF THE PARTICULAR TERMS OF THE SERIES A PREFERRED STOCK SUPPLEMENTS AND, TO THE EXTENT INCONSISTENT THEREWITH, REPLACES THE DESCRIPTION OF THE GENERAL TERMS AND PROVISIONS OF THE PREFERRED STOCK SET FORTH IN THE ACCOMPANYING PROSPECTUS, TO WHICH DESCRIPTIVE REFERENCE IS HEREBY MADE.

GENERAL

    The Company is authorized to issue up to 50 million shares of Preferred Stock, of which no shares are currently outstanding. The Preferred Stock may be issued from time to time in one or more series, without stockholder approval, with such preferences, conversion and other rights, voting powers, restrictions and limitations as to dividends, qualifications and terms and conditions of redemption thereof as are permitted by Maryland law and as shall be established by the Board.

    Prior to completion of this offering of Series A Preferred Stock, the Board will adopt an amendment to the Charter (the "Articles Supplementary") determining the terms of a series of Preferred Stock consisting of up to
3,680,000 shares, designated $      Series A Cummulative Convertible Preferred
Stock. The following summary of the terms and provisions of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter and the Articles Supplementary creating the Series A Preferred Stock.

SERIES A PREFERRED STOCK

    On September 4, 1997, the Board of Directors authorized the Company to classify and issue the Series A Preferred Stock as part of the 50 million shares of the Company's authorized Preferred Stock.

    When issued, the Series A Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Stock will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Stock will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Stock. Unless converted into shares of Common Stock or redeemed by the Company, the Series A Preferred Stock will have a perpetual term, with no maturity. Application has been made to list the Series A Preferred Stock on the NYSE under the symbol "USVpA."

    In a similar manner to all other sales of the Company's capital stock, the Company will contribute the net proceeds from this offering of Series A Preferred Stock to the Operating Partnership in exchange for an equivalent number of units of limited partner interest in the Operating Partnership ("Preferred Units"), and the Operating Partnership will use such contributed net proceeds in the manner described under "Use of Proceeds." Pursuant to the Partnership Agreement, the Preferred Units received by the Company in connection with this offering will, in general, have, with respect to other OP Units, rights and preferences (including preferential rights to distributions) that are analogous to the rights and preferences that the Series A Preferred Stock has with respect to Common Stock.

RANKING

    The Series A Preferred Stock will rank senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up of the Company.

    While any shares of Series A Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of stock that ranks prior or senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding shares of Series A Preferred Stock and all other shares of Voting Preferred Stock (defined below), voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of shares of Preferred Stock or issue series of Preferred Stock which rank on a parity with the Series A Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution or winding up of the Company (a "Parity Stock") without the consent of any holder of Series A Preferred Stock. See "--Voting Rights."

DIVIDENDS

    Holders of shares of Series A Preferred Stock will be entitled to receive, when and as declared by the Board, out of funds of the Company legally available for payment thereof, cumulative cash dividends payable in an amount per share
equal to the greater of (i) $     per quarter (equivalent to $     per annum) or
(ii) the cash dividends paid or payable (determined on each of the quarterly dividend payment dates referred to below) on a number of shares of Common Stock equal to the number of shares of Common Stock (or portion thereof) into which a share of Series A Preferred Stock is convertible. Dividends on the Series A Preferred Stock will be payable quarterly in arrears on or about the 15th day (or the next succeeding business day) of March, June, September and December
commencing                  with respect to the period commencing on the date of
issue and ending                  (and in the case of any accumulated or accrued
but unpaid dividends, at such
additional times for such interim periods, if any, as determined by the Board). Each such dividend will be payable to holders of record as they appear on the stock records of the Company at the close of business on such record dates, not exceeding 60 days preceding the payment dates thereof, as shall be fixed by the Board. Dividends will accrue from the date of original issuance of the Series A Preferred Stock. Dividends will be cumulative from such date, whether or not in any dividend period or periods such dividends shall be declared or there shall be funds of the Company legally available for the payment of such dividends. Accumulated dividends on shares of Series A Preferred Stock will not bear interest. Dividends payable on the Series A Preferred Stock for any period less than a full dividend period will be computed on the basis of twelve 30-day months and a 360-day year.

    Except as provided in the next sentence, no dividend will be declared or paid or other distribution of cash or other property declared or made directly by the Company or any affiliate or any person acting on behalf of the Company or any of its affiliates on any Parity Stock unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Stock for all prior and contemporaneous dividend periods. If accumulated and accrued dividends on the Series A Preferred Stock for all prior and contemporaneous dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accumulated, accrued and unpaid dividends on the Series A Preferred Stock and the Parity Stock.

    Neither the Company nor any affiliate nor any person acting on behalf of the Company or any of its affiliates will (i) declare, pay or set apart funds for the payment of any dividend or other distribution of cash or other property declared or made directly or indirectly by the Company or any such affiliate or person with respect to any Junior Stock (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Stock through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of shares of Common Stock made for purposes of an employee incentive or benefit plan of the Company or any subsidiary) or (iii) pay or distribute any cash or other property for the benefit of any holder of Junior Stock in respect thereof, directly or indirectly, unless (A) all cumulative dividends with respect to the Series A Preferred Stock and any Parity Stock at the time such dividends are payable have been paid or such dividends have been declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Stock and any Parity Stock. The foregoing limitations do not restrict the Company's ability to take the foregoing actions with respect to any Parity Stock.

    As used herein, (i) the term "dividend" does not include dividends payable solely in shares of Junior Stock on Junior Stock, or in options, warrants or rights to holders of Junior Stock to subscribe for or purchase any Junior Stock, and (ii) the term "Junior Stock" means the Common Stock, and any other class of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series A Preferred Stock as to the payment of dividends or amounts upon liquidation, dissolution or winding up of the Company.

REDEMPTION

    Shares of Series A Preferred Stock will not be redeemable by the Company
prior to                  . On and after                  , the shares of Series
A Preferred Stock will be redeemable, in whole or in part, at the option of the Company, either, (i) for such number of authorized but previously unissued shares of Common Stock as equals the per share liquidation preference of the Series A Preferred Stock to be redeemed (without regard to accumulated, accrued and unpaid dividends, if any, to the date set for redemption, which are to be paid in cash, whether or not earned or declared) divided by the Conversion Price as of the opening of business on the date set for such redemption (equivalent to
a conversion rate of       shares of Common Stock for each share of Series A
Preferred Stock), subject to adjustment in certain circumstances, or (ii) for cash at a redemption price of $25.00, plus any accumulated, accrued and unpaid dividends, whether or not earned or declared. The Company may exercise this option to deliver Common Stock upon redemption only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock on the NYSE (or such other exchange or quotation system as the Common Stock is listed or quoted on) equals or exceeds the Conversion Price per share in effect on such trading days, subject to adjustments in certain circumstances. In order to exercise this redemption option, the Company must issue a press release announcing the redemption prior to the opening of business on the second trading day after the conditions in the preceding sentences have, from time to time, been met.

    Notice of redemption will be given by mail or by publication (with subsequent prompt notice by mail) to the holders of record of the Series A Preferred Stock not more than four business days after the Company issues the press release, in the case of a redemption for Common Stock, or not less than 30 nor more than 60 days prior to the date of redemption, in the case of a redemption for cash. The redemption date will be a date selected by the Company not less than 30 nor more than 60 days after the date on which the Company gives the notice of redemption or issues the press release announcing its intention to redeem the Series A Preferred Stock, as the case may be. If fewer than all of the shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected by lot or pro rata or in some other equitable manner determined by the Company.

    On the redemption date, the Company must pay in cash on each share of Series A Preferred Stock to be redeemed any accumulated, accrued and unpaid dividends, if any, on the redemption date, whether or not earned or declared. In the case of a redemption date falling after a dividend record date and prior to the related dividend payment date, the holders of the Series A Preferred Stock at the close of business on such record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date, notwithstanding the redemption of such shares following such dividend record date. Except as provided for in the preceding sentences, no payment or allowance will be made for accumulated or accrued dividends on any shares of Series A Preferred Stock called for redemption or on the shares of Common Stock issuable upon such redemption.

    In the event that full cumulative dividends on the Series A Preferred Stock and any Parity Stock have not been paid or declared and set apart for payment, the Series A Preferred Stock may not be redeemed in part and the Company may not purchase or acquire shares of Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Series A Preferred Stock.

    On and after the date fixed for redemption, provided that the Company has made available at the office of the registrar and transfer agent a sufficient number of shares of Common Stock and/or an amount of cash to effect the redemption, dividends will cease to accumulate or accrue on the Series A Preferred Stock called for redemption (except that, in the case of a redemption date after a dividend record date and prior to the related dividend payment date, holders of Series A Preferred Stock on the dividend record date will be entitled on such dividend payment date to receive the dividend payable on such shares), such shares shall no longer be deemed to be outstanding and all rights of the holders of such shares of Series A Preferred Stock shall cease except the right to receive the shares of Common Stock upon such redemption and/or any cash payable upon such redemption, without interest from the date of such redemption. At the close of business on the redemption date, each holder of Series A Preferred Stock to be redeemed (unless the Company defaults in the delivery of the Common Stock or cash) will be, without any further action, deemed a holder of the number of shares of Common Stock and/or the amount of cash for which such Series A Preferred Stock is redeemable.

    Fractional shares of Common Stock will not be issued upon redemption of the Series A Preferred Stock, but, in lieu thereof, the Company will pay an amount in cash based on the current market price of the Common Stock on the day prior to the redemption date.

LIQUIDATION PREFERENCE

    The holders of Series A Preferred Stock will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $25.00 per share of Series A Preferred Stock plus an amount per share of Series A Preferred Stock equal to all dividends (whether or not earned or declared) accumulated, accrued and unpaid thereon to the date of final distribution to such holders (the "Liquidation Preference"), and no more.

    Until the holders of the Series A Preferred Stock have been paid the Liquidation Preference in full, no payment will be made to any holder of Junior Stock upon the liquidation, dissolution or winding up of the Company. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of Series A Preferred Stock are insufficient to pay in full the Liquidation Preference and the liquidation preference with respect to any other shares of Parity Stock, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Stock and such Parity Stock ratably in accordance with the respective amounts which would be payable on such shares of Series A Preferred Stock and such Parity Stock if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

VOTING RIGHTS

    Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Stock will have no voting rights.

    If six quarterly dividends payable on the Series A Preferred Stock or any other Parity Stock are in arrears, whether or not earned or declared, the number of directors then constituting the Board will be increased by two and the holders of Series A Preferred Stock, voting together as a class with the holders of any other series of Parity Stock (any such other series, the "Voting Preferred Stock"), will have the right to elect two additional directors to serve on the Board at an annual meeting of stockholders or special meeting held in place thereof, or at a properly called special meeting of the holders of the Series A Preferred Stock and such Voting Preferred Stock and at each subsequent annual meeting of stockholders or special meeting held in place thereof, until all such dividends in arrears and dividends for the current quarterly period on the Series A Preferred Stock and such Voting Preferred Stock have been paid or declared and set aside for payment.

    The approval of the holders of two-thirds of the outstanding shares of Series A Preferred Stock and all other series of Voting Preferred Stock similarly affected, voting as a single class, will be required in order to amend the Charter to affect materially and adversely the rights, preferences or voting power of the holders of the Series A Preferred Stock or the Voting Preferred Stock or to authorize, create, or increase the authorized amount of, any class of stock having rights prior or senior to the Series A Preferred Stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity or Junior Stock, increase the authorized number of shares of Parity or Junior Stock and issue additional series of Parity or Junior Stock without the consent of any holder of Series A Preferred Stock.

    Except as required by law, the holders of Series A Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company. See "--Conversion Price Adjustments."

CONVERSION RIGHTS

    Shares of Series A Preferred Stock will be convertible, in whole or in part, at any time, at the option of the holder thereof, into authorized but previously unissued shares of Common Stock at the Conversion Price. The right to convert shares of Series A Preferred Stock called for redemption will terminate at the close of business on the redemption date for such shares. For information as to notices of redemption, see "--Redemption."

    Conversion of shares of Series A Preferred Stock, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose. Initially such office will be at the principal corporate trust office of American Stock Transfer and Trust, New York, New York.

    Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series A Preferred Stock shall have been surrendered and notice shall have been received by the Company as aforesaid (and, if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

    Holders of shares of Series A Preferred Stock at the close of business on a dividend record date will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion of such shares following such dividend record date and prior to such dividend payment date. However, shares of Series A Preferred Stock surrendered for conversion during the period between the close of business on any dividend record date and the opening of business on any corresponding dividend payment date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period) must be accompanied by payment of an amount equal to the dividend payable on such shares on such dividend payment date. A holder of shares of Series A Preferred Stock on a dividend record date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such dividend payment date will receive the dividend payable by the Company on such shares of Series A Preferred Stock on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of shares of Series A Preferred Stock for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

    Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay an amount in cash based on the closing market price of the Common Stock on the day prior to the conversion date.

CONVERSION PRICE ADJUSTMENTS

    The Conversion Price is subject to adjustment upon certain events, including
(i) dividends (and other distributions) payable in Common Stock or any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock, (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or of assets (including securities and cash, but excluding those dividends, rights, warrants and distributions referred to in clause (i), (ii) or (iii) above and excluding cash dividends and cash distributions on shares of Common Stock to the extent the same either constitute Permitted Common Stock Cash Distributions (as herein defined) or result in a payment of an equal cash dividend to the holders of shares of Series A Preferred Stock (see "--Dividends")). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock or, if that is not possible, to diminish any income taxes that are otherwise payable because of such event.

    "Permitted Common Stock Cash Distributions" means cash dividends and cash
distributions paid on the Common Stock after                  not in excess of
the sum of the Company's cumulative undistributed net earnings at
                 , plus the cumulative amount of Funds Available for Distribution, as determined by the Board on a basis consistent with the
financial reporting practices of the Company, after                  , minus the
cumulative amount of dividends accumulated, accrued or paid on the Series A Preferred Stock and all other classes of Preferred Stock after
                 .

    In case the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the shares of Common Stock or sale of all or substantially all of the Company's assets), in each case as a result of which shares of Common Stock will be converted into the right to receive stock, securities or other property (including cash or any combination thereof), each share of Series A Preferred Stock, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares of stock, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares or fraction thereof of Common Stock into which one share of Series A Preferred Stock was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of stock, securities and other property (including cash or any combination thereof) received per share by a plurality of nonelecting shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

    No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

RESTRICTIONS ON OWNERSHIP

    With certain exceptions no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the Company's capital stock. See "Restrictions on Transfer of Capital Stock" in the accompanying Prospectus.

TRANSFER AGENT, REGISTRAR, DIVIDEND DISBURSING AGENT AND REDEMPTION AGENT

    The transfer agent, registrar, dividend disbursing agent and redemption agent for the Series A Preferred Stock will be American Stock Transfer and Trust Company, New York, New York.

                             PARTNERSHIP AGREEMENT

    THE FOLLOWING SUMMARY OF THE PARTNERSHIP AGREEMENT, INCLUDING THE DESCRIPTIONS OF CERTAIN PROVISIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS, IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE PARTNERSHIP AGREEMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION.

OPERATIONAL MATTERS

    GENERAL. Holders of OP Units (other than USRP Managing in its capacity as general partner) will hold a limited partner interest in the Operating Partnership and all holders of OP Units (including USRP Managing in its capacity as general partner) will be entitled to share in cash distributions from, and in the profits and losses of, the Operating Partnership. Each OP Unit generally will receive distributions in the same amount paid on each share of Common Stock. See "Distributions."

    Holders of OP Units will have the rights to which limited partners are entitled under the Partnership Agreement and, to the extent not limited by the Partnership Agreement, the Delaware Revised Uniform

Limited Partnership Act (the "Act"). The OP Units have not been and are not expected to be registered pursuant to any Federal or state securities laws or listed on any exchange or quoted on any national market system. The Partnership Agreement imposes certain restrictions on the transfer of OP Units, as described below.

    PURPOSES, BUSINESS AND MANAGEMENT. The purpose of the Operating Partnership includes the conduct of any business that may be lawfully conducted by a limited partnership formed under the Act, except that the Partnership Agreement requires the business of the Operating Partnership to be conducted in such a manner that will permit the Company to be classified as a REIT under Section 856 of the Code, unless the Company ceases to qualify as a REIT for reasons other than the conduct of the business of the Operating Partnership. Subject to the foregoing limitation, the Operating Partnership may enter into partnerships, joint ventures or similar arrangements and may own interests directly or indirectly in any other entity.

    USRP Managing, as the general partner of the Operating Partnership, has the exclusive power and authority to conduct the business of the Operating Partnership, subject to the consent of the limited partners in certain limited circumstances discussed below. No limited partner may take part in the operation, management or control of the business of the Operating Partnership by virtue of being a holder of OP Units.

    USRP Managing may not conduct any business other than the business of the Operating Partnership without the consent of holders of a majority of the limited partner interests (not including the limited partner interests, if any, held by the Company in its capacity as a limited partner in the Operating Partnership).

    DISTRIBUTIONS. The Partnership Agreement provides for the quarterly distribution of Available Cash (as defined below), as determined in the manner provided in the Partnership Agreement to USRP Managing and the limited partners, including USRP, in proportion to their percentage interests in the Operating Partnership. "Available Cash" is generally defined as net income plus any reduction in reserves and minus interest and principal payments on debt, capital expenditures, any additions to reserves and other adjustments. Neither USRP Managing nor the limited partners are entitled to any preferential or disproportionate distributions of Available Cash.

    BORROWING BY THE OPERATING PARTNERSHIP. USRP Managing is authorized to cause the Operating Partnership to borrow money and to issue and guarantee debt as it deems necessary for the conduct of the activities of the Operating Partnership. Such debt may be secured by mortgages, deeds of trust, security interests, pledges or other liens on properties of the Operating Partnership. USRP Managing also may cause the Operating Partnership to borrow money to enable the Operating Partnership to make distributions, including distributions in an amount sufficient to permit the Company, as long as it qualifies as a REIT, to avoid the payment of any Federal income tax.

    REIMBURSEMENT OF USRP MANAGING; TRANSACTIONS WITH USRP MANAGING AND ITS AFFILIATES. USRP Managing will not receive any compensation for its services as general partner of the Operating Partnership. USRP Managing, however, as a partner in the Operating Partnership, has the same right to allocations and distributions as partners in the Operating Partnership. In addition, the Operating Partnership will reimburse USRP Managing for substantially all expenses it incurs relating to the ongoing operation of USRP Managing and offerings of OP Units or shares of Common Stock (or rights, options, warrants or convertible or exchangeable securities).

    Except as expressly permitted by the Partnership Agreement, affiliates of USRP Managing, including the Company, will not engage in any transactions with the Operating Partnership except on terms that are fair and reasonable and no less favorable to the Operating Partnership than would be obtained from an unaffiliated third party.

    SALE OF ASSETS. Under the Partnership Agreement, USRP Managing generally has the exclusive authority to determine whether, when and on what terms the assets of the Operating Partnership (including the Properties) will be sold. A sale of all or substantially all of the assets of the Operating Partnership (or a merger of the Operating Partnership with another entity) generally requires an affirmative vote of the holders of a majority of the outstanding OP Units (including OP Units held by USRP).

    NO REMOVAL OF THE GENERAL PARTNER. The Partnership Agreement provides that the limited partners may not remove USRP Managing as general partner of the Operating Partnership with or without cause (unless neither USRP Managing nor the Company is a "public company," in which case USRP Managing may be removed for cause).

    ISSUANCE OF LIMITED PARTNERSHIP INTERESTS. USRP Managing is authorized, without the consent of the limited partners, to cause the Operating Partnership to issue OP Units to the Company, to the limited partners or to other persons for such consideration and upon such terms and conditions as USRP Managing deems appropriate. The Operating Partnership also may issue partnership interests in different series or classes, which may be senior to the OP Units. If OP Units are issued to the Company, then the Company must issue shares of Common Stock and must contribute to the Operating Partnership the proceeds received by the Company from such issuance. In addition, USRP Managing may cause the Operating Partnership to issue to the Company partnership interests in different series or classes of equity securities, which may be senior to the OP Units, in connection with an offering of securities of the Company having substantially similar rights upon the contribution of the proceeds therefrom to the Operating Partnership. Consideration for partnership interests may be cash or any property or other assets permitted by the Act. No limited partner has preemptive, preferential or similar rights with respect to capital contributions to the Operating Partnership or the issuance or sale of any partnership interests therein.

    AMENDMENT OF THE PARTNERSHIP AGREEMENT. Generally, the Partnership Agreement may be amended with the approval of USRP Managing, as general partner, and limited partners (including USRP) holding a majority of the OP Units. Certain provisions regarding, among other things, the rights and duties of USRP Managing as general partner or the dissolution of the Operating Partnership, may not be amended without the approval of a majority of the OP Units not held by the Master Partnership. Notwithstanding the foregoing, USRP Managing, as general partner, has the power, without the consent of the limited partners, to amend the Partnership Agreement in certain circumstances. Certain amendments that would affect the fundamental rights of a limited partner must be approved by USRP Managing and each limited partner that would be adversely affected by such amendment.

    DISSOLUTION, WINDING UP AND TERMINATION. The Operating Partnership will continue until December 31, 2035, unless sooner dissolved and terminated. The Operating Partnership will be dissolved prior to the expiration of its term, and its affairs wound up upon the occurrence of the earliest of: (i) the withdrawal of USRP Managing as general partner without the permitted transfer of USRP Managing's interest to a successor general partner (except in certain limited circumstances); (ii) the sale of all or substantially all of the Operating Partnership's assets and properties; (iii) the entry of a decree of judicial dissolution of the Operating Partnership pursuant to the provisions of the Act; and (iv) the entry of a final nonappealable order for relief in a bankruptcy proceeding of the general partner, or the entry of a final nonappealable judgment ruling that the general partner is bankrupt or insolvent (except that, in either such case, in certain circumstances the limited partners (other than USRP Managing) may vote to continue the Operating Partnership and substitute a new general partner in place of the Company. Upon dissolution, USRP Managing, as general partner, or any liquidator will proceed to liquidate the assets of the Operating Partnership and apply the proceeds therefrom in the order of priority set forth in the Partnership Agreement.

LIABILITY AND INDEMNIFICATION

    LIABILITY OF USRP MANAGING AND LIMITED PARTNERS. USRP Managing, as general partner of the Operating Partnership, is liable for all general recourse obligations of the Operating Partnership to the extent not paid by the Operating Partnership. USRP Managing is not liable for the nonrecourse obligations of the Operating Partnership. Assuming that a limited partner does not take part in the control of the business of the Operating Partnership and otherwise acts in conformity with the provisions of the Partnership Agreement and the Act, the liability of a limited partner for obligations of the Operating Partnership under the Partnership Agreement and the Act will be limited, subject to certain exceptions, generally to the loss of such limited partner's investment in the Operating Partnership represented by his OP Units. The Operating Partnership will operate in a manner that USRP Managing deems reasonable, necessary or appropriate to preserve the limited liability of the limited partners.

    EXCULPATION AND INDEMNIFICATION OF USRP MANAGING. The Partnership Agreement generally provides that USRP Managing, as general partner of the Operating Partnership, will incur no liability to the Operating Partnership or any limited partner for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission, if USRP Managing carried out its duties in good faith. In addition, USRP Managing is not responsible for any misconduct or negligence on the part of its agents, provided USRP Managing appointed such agents in good faith.

    The Partnership Agreement also provides for indemnification (including, in certain circumstances, the advancement of expenses) of USRP Managing, the directors and officers of USRP Managing and such other persons as USRP Managing may from time to time designate against any judgments, penalties, fines, settlements and reasonable expenses that are actually (or will be) incurred by such person in connection with a proceeding in which any such person in involved, or is threatened to be involved, as a party or otherwise, unless it is established that: (i) the act or omission of the indemnified person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the indemnified person actually received an improper benefit in money, property or services; or (iii) in the case of any criminal proceeding, the indemnified person had reasonable cause to believe that the act or omission was unlawful.

TRANSFERS OF INTERESTS

    RESTRICTIONS ON TRANSFER OF USRP'S INTEREST. USRP may not transfer any of its interests as a limited partner in the Operating Partnership, except in connection with a merger or sale of all or substantially all of the Company's assets, in which (i) the limited partners in the Operating Partnership either will receive, or will have the right to receive, substantially the same consideration as holders of shares of Common Stock, and (ii) such transaction has been approved by the holders of a majority of the interests in the Operating Partnership (including interests held by USRP).

    RESTRICTIONS ON TRANSFERS OF UNITS BY LIMITED PARTNERS. Limited Partners (other than USRP) will be permitted to transfer all or any portion of their OP Units without restriction as long as they satisfy certain requirements set forth in the Partnership Agreement. In addition, limited partners will be permitted to dispose of their OP Units by exercising the exchange right described below. See "--Exchange of OP Units" below.

    The right of any permitted transferee of OP Units to become a substituted limited partner is subject to the consent of USRP Managing, which consent USRP Managing may withhold in its sole and absolute discretion. If USRP Managing does not consent to the admission of a transferee of OP Units as a substituted limited partner, then the transferee will succeed to all economic rights and benefits attributable to such OP Units (including the exchange right described below), but will not become a limited partner or possess any other rights of limited partners (including the right to vote).

    EXCHANGE OF OP UNITS. Subject to certain limitations and exceptions, holders of OP Units (other than USRP) have the right to exchange each of their OP Units for one share of Common Stock, subject to adjustment in the event of certain events as provided for in the Partnership Agreement, and, upon such exchange, the Company will become the owner of such OP Units. The exchange generally will occur on the tenth business day after the notice of exchange has been delivered to the Company, except that no exchange can occur if delivery of shares of Common Stock would be prohibited either under the provisions of the Charter designed primarily to protect the Company's qualification as a REIT or under applicable Federal or state securities laws as long as the shares of Common Stock are publicly traded.

FIDUCIARY DUTY

    The limited partners have agreed that in the event of a conflict in the fiduciary duties owed by USRP Managing to its stockholders and by USRP Managing to such limited partners, USRP Managing will fulfill its fiduciary duties to such limited partnership by acting in the best interests of USRP Managing's stockholders.

                       CERTAIN PROVISIONS OF MARYLAND LAW
                    AND OF THE COMPANY'S CHARTER AND BYLAWS

    The following discussion summarizes certain provisions of the Maryland General Corporation Law ("MGCL") and the Charter and the Company's Bylaws. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Charter and the Company's Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus constitutes a part. See "Available Information."

LIMITATION OF LIABILITY AND INDEMNIFICATION

    The Charter limits the liability of the Company's directors and officers to the Company and its stockholders to the fullest extent permitted from time to time by the MGCL. The MGCL presently permits the liability of directors and officers to a corporation or its stockholders for money damages to be limited, except (i) to the extent that it is proved that the director or officer actually received an improper benefit or profit or (ii) to the extent that a judgment or other final adjudication is entered adverse to the director or officer in a proceeding based on a finding that the director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

    The Charter requires the Company to indemnify its directors, officers and certain other parties to the fullest extent permitted from time to time by the MGCL. The MGCL permits a corporation, subject to certain exceptions, to indemnify its directors, officers and certain other parties against judgments, penalties, fines, settlements and reasonable expenses, including attorneys' fees, actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the corporation, unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit, or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted. It is the position of the Commission that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and any Interested Stockholder or an affiliate thereof, are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting shares of the corporation voting together as a single voting group and (ii) two-thirds of the votes entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Bylaws of the Company contain a provision exempting from these provisions of the MGCL any business combination involving QSV (or its affiliates) or any other person acting in concert as a group with any of the foregoing persons.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers or by directors who are employees of the corporation. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by such person, or in respect of which such person is able to exercise or direct the exercise of voting power, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:
(i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for control shares, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiring person in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

AMENDMENT TO THE CHARTER

    The Charter may be amended by the affirmative vote of the holders of a majority of all shares entitled to be voted on the matter, except for the provision relating to the classification of the Board which may be amended only by the affirmative vote of the holders of not less than two-thirds of all shares entitled to be voted on the matter.

DISSOLUTION OF THE COMPANY

    The Charter permits the dissolution of the Company by (i) the affirmation or vote of a majority of the entire Board declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at an annual or special meeting of stockholders and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter or the written consent of all the votes entitled to be cast on this matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Company's Bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to the Board and the proposal of business to be considered by stockholders may be made only (i) by, or at the direction of, a majority of the Board or (ii) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Company's Bylaws.

    The business combination and control share acquisition provisions of the MGCL and the advance notice provisions of the Company's Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

MEETINGS OF STOCKHOLDERS

    Beginning in 1998, an annual meeting of the stockholders for the election of directors and the transaction of any business within the powers of the Company shall be held on the last Thursday in April or such date within 30 days of such day as set by the Board.

    Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, special meetings of the stockholders may be called by the Chairman of the Board, by the Chief Executive Officer of the Company, by the President of the Company, by the Board pursuant to a resolution adopted by a majority of all directors or by the Secretary of the Company upon the written request of the holders of 25% or more of the outstanding voting stock. Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted upon at such meeting.

                TAXATION OF HOLDERS OF SERIES A PREFERRED STOCK

    The following is a summary of the material federal income tax considerations affecting holders of Series A Preferred Stock. This discussion is directed principally at investors who are United States citizens or residents or domestic corporations, and does not address in all material respects considerations that might adversely affect the treatment of investors who are subject to special treatment under the tax laws (such as insurance companies, cooperatives, financial institutions, broker-dealers, tax exempt organizations or foreign investors). The discussion in this section is based on existing provisions of the Code, existing and proposed Treasury regulations, existing court decisions, rulings and other administrative interpretations. There can be no assurance that future Code provisions or other legal authorities will not alter significantly the tax consequences described below. No rulings have been obtained from the IRS concerning any of the matters discussed in this section. Because the following represents only a summary, it is qualified in its entirety by the applicable provisions of the Code, and regulations, court decisions and IRS rulings and other IRS pronouncements.

    Each prospective purchaser of shares of Series A Preferred Stock is advised to consult his or her own tax advisor about the federal, state, local, foreign and other tax consequences of buying, holding and selling shares of Series A Preferred Stock.

TAXABLE DISTRIBUTIONS

    Distributions made to the holders of Series A Preferred Stock out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by such holders as ordinary income and will not be eligible for the dividends received deduction for stockholders that are corporations. For purposes of determining whether distributions on the Series A Preferred Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to the Series A Preferred Stock and second to the Common Stock. Distributions not designated as capital gain dividends which exceed the Company's earnings and profits will not be taxable to the extent of the basis in such holder's Series A Preferred Stock (which basis will be reduced by the amount of such distributions), and will be taxable capital gain to the extent such distributions exceed such basis. Dividends that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the holder has held the Series A Preferred Stock. However, corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. If any portion (the "Capital Gain Amount") of the Company's distributions are designated by the Company as capital gain dividends, then the portion of the Capital Gain Amount for the year so designated that will be allocable to the holders of Series A Preferred Stock will be the Capital Gain Amount multiplied by a fraction, the numerator of which will be the total dividends paid or made available to the holders of the Series A Preferred Stock for the year and the denominator of which will be the total dividends paid by the Company.

REDEMPTION OF SERIES A PREFERRED STOCK

    A redemption of shares of Series A Preferred Stock for shares of Common Stock will be treated for federal income tax purposes in the same manner as a conversion into shares of Common Stock. See "--Conversion of Series A Preferred Stock into Common Stock" below. A redemption of shares of Series A Preferred Stock for cash will be treated under Section 302 of the Code, as a distribution taxable as a dividend (to the extent of the Company's current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. The redemption will be treated as a sale or exchange if it (i) is "substantially disproportionate" with respect to the holder, (ii) results in a "complete termination" of the holder's stock interest in the Company, or (iii) is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests has been met, shares of Stock considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of capital stock of the Company actually owned by the holder, must generally be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series A Preferred Stock depends upon the facts and circumstances at the time that the determination must be made, prospective holders of Series A Preferred Stock are advised to consult their own tax advisors to determine such tax treatment.

    If a redemption of shares of Series A Preferred Stock is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed shares of Series A Preferred Stock for tax purposes will be transferred to the holder's remaining shares of capital stock of the Company, if any. If the holder owns no other shares of capital stock of the Company, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

    If a redemption of shares of Series A Preferred Stock is not treated as a distribution taxable as a dividend to a particular holder, it will be treated, as to that holder, as a taxable sale or exchange. As a result, such holder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received (less any portion thereof attributable to accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits) and (ii) the holder's adjusted basis in the shares of Series A Preferred Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares of Series A Preferred Stock have been held as a capital asset and will be short-term, mid-term or long-term gain or loss depending on the length of time the holder has held such shares.

REDEMPTION PREMIUM

    Under Section 305(c) of the Code and applicable Treasury Regulations, if the redemption price of a Series A Preferred Stock exceeds its issue price by more than a reasonable redemption premium, the amount of such excess may be deemed to be a constructive distribution (treated as a dividend to the extent of the Company's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) taxable to the holder ratably over the period during which the Series A Preferred Stock cannot be redeemed.

    A redemption premium is considered to be reasonable if it is in the nature of a penalty for a premature redemption of redeemable preferred stock and if such premium does not exceed the amount which the issuer would be required to pay for such redemption right under market conditions existing at the time of issuance of the stock. Applicable Treasury Regulations currently provide that a redemption premium not exceeding 10% of the issue price of preferred stock which is not redeemable for five years from the date of issue will be considered reasonable. Although the Revenue Reconciliation Act of 1990 substituted a 0.25% de minimis rule for the 10% "safe harbor" set forth in the Treasury Regulations, the applicable legislative history provides that the reduced de minimis test will not apply to stock which (like the Series A Preferred Stock) is neither mandatorily callable by the issuer or puttable by the holder.

    The amount, if any, of the redemption premium for the Series A Preferred Stock will depend upon the issue price of such stock. Although the potential redemption premiums on the Series A Preferred Stock will not fall within such "safe harbor" guidelines, the Company believes that any redemption premium on the Series A Preferred Stock will be considered a reasonable redemption premium. There can be no assurance, however, that the IRS will regard the redemption premiums on the Series A Preferred Stock as reasonable. If the Series A Preferred Stock were deemed to have an unreasonable redemption premium, holders would be required to accrue the premium over the period of time during which the Series A Preferred Stock cannot be called for redemption.

CONVERSION OF SERIES A PREFERRED STOCK INTO COMMON STOCK

    In general, no gain or loss will be recognized for federal income tax purposes upon conversion of the Series A Preferred Stock solely into shares of Common Stock. The basis that a holder will have for tax purposes in the shares of Common Stock received upon conversion will be equal to the adjusted basis of such holder in the shares of Series A Preferred Stock so converted, and, provided that the shares of Series A Preferred Stock were held as a capital asset, the holding period for the shares of Common Stock received would include the holding period for the shares of Series A Preferred Stock converted. A holder will, however, recognize gain or loss on the receipt of cash in lieu of fractional shares of Common Stock in an amount equal to the difference between the amount of cash received and the holder's adjusted basis in such fractional shares for tax purposes. Furthermore, under certain circumstances, a holder of shares of Series A Preferred Stock may recognize gain or dividend income to the extent there are dividends in arrears on such shares at the time of conversion into Common Stock.

ADJUSTMENTS TO CONVERSION PRICE

    Adjustments in the conversion price (or the failure to make such adjustments) pursuant to the antidilution provisions of the Series A Preferred Stock or otherwise may result in constructive distributions to the holders of Series A Preferred Stock that could, under certain circumstances, be taxable to them as dividends pursuant to Section 305 of the Code. If such constructive distribution were to occur, a holder of Series A Preferred Stock could be required to recognize ordinary income for tax purposes without receiving a corresponding distribution of cash.

BACKUP WITHHOLDING

    The Company will report to its domestic stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (ii) provides a taxpayer identification number and certifies as to no loss of exemption, and otherwise complies with the applicable requirements of the backup withholdings rules. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. The United States Treasury has recently issued final regulations (the "Final Regulations") which affects the procedures to be followed by a non-US Holder regarding the withholding and information reporting rules discussed above. In general, the Final Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. The Final Regulations are generally effective for payments made on or after January 1, 1999, subject to certain transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the Final Regulations and the potential effect on their ownership of Common Stock.

                                  UNDERWRITING

    Subject to the terms and conditions in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to each of the Underwriters named below, for whom PaineWebber Incorporated, Morgan Keegan & Company, Inc., EVEREN Securities, Inc. and Crowell, Weedon & Co. are acting as representatives (the "Representatives"), and each of such Underwriters has severally agreed to purchase from the Company the number of shares of Series A Preferred Stock set forth opposite their respective names. Pursuant to the terms of the Underwriting Agreement, the Underwriters are obligated to purchase all such shares of Series A Preferred Stock if any are purchased.

                                                                                    NUMBER OF
                                                                                    SHARES TO
                                                                                       BE
UNDERWRITERS                                                                        PURCHASED
---------------------------------------------------------------------------------  -----------
PaineWebber Incorporated.........................................................
Morgan Keegan & Company, Inc.....................................................
EVEREN Securities, Inc...........................................................
Crowell, Weedon & Co.............................................................
                                                                                   -----------
    Total........................................................................   3,200,000
                                                                                   -----------
                                                                                   -----------

    The Representatives have advised the Company that the Underwriters propose to offer the Series A Preferred Stock to the public at the offering price set forth on the cover page of this Prospectus Supplement and to certain dealers at
such price less a concession not in excess of $         per share of Series A
Preferred Stock. The Underwriters may allow, and such dealers may re-allow, a
discount not in excess of $         per share of Series A Preferred Stock on
sales to certain other brokers and dealers. The public offering price, concession and discount may be changed by the Underwriters after the Series A Preferred Stock is released for sale to the public.

    The Company has granted to the Underwriters an option, exercisable for 30 days after the date of this Prospectus Supplement, to purchase up to 480,000 additional shares of Series A Preferred Stock to cover over-allotments, if any, at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus Supplement. If the Underwriters exercise this option, each of the Underwriters will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares of Series A Preferred Stock to be purchased by it shown in the foregoing table bears to the Series A Preferred Stock initially offered hereby.

    In the Underwriting Agreement, the Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    Subject to certain exceptions, the Company has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock, or register for sale under the Securities Act any shares of Common Stock, or any securities convertible into, or exercisable, exchangeable or redeemable for, shares of Common Stock, except for the shares of Series A Preferred Stock offered hereby, for a period of 180 days from the date of this Prospectus Supplement, without the prior written consent of PaineWebber Incorporated.

    The Underwriters do not intend to exercise discretion in confirming sales to any account over which they otherwise have discretionary authority.

    Application has been made to list the Series A Preferred Stock on the NYSE under the symbol "USVpA."

    In connection with this offering of Series A Preferred Stock, the rules of the Securities and Exchange Commission permit the Underwriters to engage in certain transactions that stabilize the price of the Series A Preferred Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Series A Preferred Stock.

    If the Underwriters create a short position in the Series A Preferred Stock in connection with this offering (I.E., if they sell more shares of Series A Preferred Stock than are set forth on the cover page of this Prospectus Supplement), the Underwriters may reduce that short position by purchasing Series A Preferred Stock in the open market. The Underwriters may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

    PaineWebber Incorporated, on behalf of the Underwriters, may also impose a penalty bid on certain of the Underwriters. This means that if PaineWebber Incorporated, on behalf of the Underwriters, purchases shares of Series A Preferred Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Series A Preferred Stock, it may reclaim the amount of the selling concession from the Underwriters who sold those shares as part of this offering.

    In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

    Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Series A Preferred Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

    In the ordinary course of their business, certain of the Underwriters and/or their affiliates have in the past engaged and may in the future engage in financial advisory, investment banking and other transactions with the Company for which customary compensation has been, and will be, received. PW Real Estate Investments Inc., an affiliate of PaineWebber Incorporated, is the provider of the Acquisition Facility.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Series A Preferred Stock, will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas as securities and tax counsel to the Company, and for the Underwriters by Rogers & Wells, New York, New York. As to matters of Maryland law, Winstead Sechrest & Minick P.C. and Rogers & Wells will rely on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The consolidated balance sheets of USRP as of December 31, 1996 and 1995, the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996 included herein and the balance sheet of the Company as of February 4, 1997, which is also included herein have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are included herein, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The financial statements listed below of the following entities which are incorporated herein by reference from USRP's Current Report on Form 8-K dated October 15, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Statement of Revenues and Certain expenses of TW South, Inc. El Chico #209 acquired by U.S. Restaurant Properties Master L.P. for the period January 16, 1996 (inception) through December 31, 1996; (ii) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties Master L.P. by 500 Park Avenue Realty Corporation for the year ended December 31, 1996; (iii) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Checkers Acquisition) for the year ended July 31, 1997; (iv) Combined Statement of Revenues and Certain Expenses of the Properties Sold to U.S.

Restaurant Properties Master L.P. by Jackson-Shaw Partners, No. 51, Ltd. for the year ended December 31, 1996; and (v) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Harrigan's Acquisition) for the year ended June 30, 1997.

    The financial statements listed below of the following entities which are incorporated herein by reference from USRP's Current Report on Form 8-K dated August 21, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Charleston's of Norman, Inc. Statement of Revenues and Certain Expenses for the fifty-two week period ended March 23, 1997; (ii) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties Master L.P. by David E. Rodgers, Trustee for the year ended December 31, 1996; (iii) Statement of Revenues and Certain Expenses of Magazine Company Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; (iv) Statement of Revenues and Certain Expenses of Ribbit Holdings, Inc. Property Sold to U.S. Restaurant Properties Master L.P. for the nine months ended June 30, 1997; (v) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Taco Cabana Acquisition) for the year ended December 31, 1996; (vi) Combined Statement of Revenues and Certain Expenses of BCL II, L.P. Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; and (vii) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Midon Acquisition) for the year ended December 31, 1996.

    The financial statements listed below of the following entities which are incorporated herein by reference from USRP's Current Report on Form 8-K dated April 14, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Combined Statement of Revenues and Certain Expenses of RR Restaurant 1986-1 Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; (ii) Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Bruegger's Acquisition) for the year ended December 31, 1996; and (iii) Statement of Revenues and Certain Expenses of Tulip Properties Limited Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996.

    The Statement of Revenues and Direct Operating Expenses Applicable to the Acquisition of Ten Properties of Embers Corporations by U.S. Restaurant Properties Master L.P. for the year ended June 30, 1997 which has been incorporated herein by reference from USRP's Current Report of Form 8-K dated October 15, 1997, has been audited by Schechter Dokken Kanter Andrews & Selcer Ltd., independent auditors, as stated in their reports and included and incorporated herein by reference, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The Statement of Revenues and Certain Expenses of Superpumper, Inc.-Belfield Location for the year ended December 31, 1996 which has been incorporated herein by reference from USRP's Current Report of Form 8-K dated October 15, 1997, has been audited by Brady, Martz & Associates, P.C., independent auditors, as stated in their reports and included and incorporated herein by reference, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

    The Statement of Revenues and Direct Operating Expenses Applicable to Seventy-Five Arby's Restaurant Properties Acquired by U.S. Restaurant Properties Master L.P. for the year ended December 28, 1996 which has been incorporated herein by reference from USRP's Current Report on Form 8-K dated April 14, 1997, has been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports and included and incorporated herein by reference, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

U.S. RESTAURANT PROPERTIES, INC.
  PRO FORMA FINANCIAL STATEMENTS

  Pro Forma Financial Information....................................................        F-2

  Pro Forma Consolidated Balance Sheet as of June 30, 1997 (unaudited) and Notes
    thereto..........................................................................        F-4

  Pro Forma Condensed Consolidated Statement of Income for the year ended December
    31, 1997 (unaudited) and Notes thereto...........................................        F-7

  Pro Forma Condensed Consolidated Statement of Income for the six months ended June
    30, 1997 (unaudited) and Notes thereto...........................................        F-9

  FINANCIAL STATEMENTS

  Independent Auditors' Report.......................................................       F-10

  Balance Sheet at February 4, 1997..................................................       F-11

  Notes to Balance Sheet at February 4, 1997.........................................       F-12

U.S. RESTAURANT PROPERTIES MASTER L.P.
  FINANCIAL STATEMENTS

  Independent Auditors' Report.......................................................       F-13

  Consolidated Balance Sheets at December 31, 1995 and 1996 and June 31, 1997
    (unaudited)......................................................................       F-14

  Consolidated Statements of Income for the years ended December 31, 1994, 1995 and
    1996 and the six months ended June 30, 1996 and 1997 (unaudited).................       F-15

  Consolidated Statements of Partners' Capital for the years ended December 31, 1994,
    1995 and 1996 and the six months ended June 30, 1997 (unaudited).................       F-16

  Consolidated Statements of Cash Flows for the years ended December 31, 1995 and
    1996 and the six months ended June 30, 1996 and 1997 (unaudited).................       F-17

  Notes to Consolidated Financial Statements for the years ended December 31, 1994,
    1995 and 1996 and for the six months ended June 30, 1996 and 1997 (unaudited)....       F-18

                        U.S. RESTAURANT PROPERTIES, INC.

                        PRO FORMA FINANCIAL INFORMATION

                                  (UNAUDITED)

    The following pro forma consolidated financial statements of U.S. Restaurant Properties, Inc. (the "Company") should be read in conjunction with the consolidated financial statements of U.S. Restaurant Properties Master L.P. ("USRP") and "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this Prospectus Supplement. The pro forma consolidated financial statements are not necessarily indicative of what the Company's financial position or results of operations would have been had the transactions described below occurred on the assumed dates. Such financial statements also do not purport to represent the future financial position or results of operations of the Company.

    The attached pro forma consolidated financial statements have been prepared based upon the Company consolidating the operations of USRP including U.S. Restaurant Properties Operating L.P. and other majority owned entities (USRP and other majority owned entities collectively, the "Partnerships") and adjusted to reflect the effects of the offering had both events occurred on the first day of the period indicated. The basis for the consolidation is because a wholly-owned subsidiary of the Company on October 15, 1997 became the managing general partner of the Partnerships and has complete control over the Partnerships through its right to make major decisions such as the acquisition, sale, financing or refinancing of principal partnership assets, issuance of debt or equity securities, declaration and payment of dividends or distributions and all other business matters.

    The pro forma consolidated balance sheet of the Company as of June 30, 1997 is based upon USRP's June 30, 1997 unaudited balance sheet adjusted to reflect as of June 30, 1997 (i) the acquisition of 65 operating properties for $45,978,000 completed since June 30, 1997, including the value of 502,827 units of $10,477,000, (ii) the acquisition of eight newly constructed and five undeveloped properties for $6,212,000, (iii) the sale of 3 properties for $2,042,000 between July 1, and October 15, 1997, (iv) the issuance of $6,000,000 of mortgage notes receivable, (v) the additional borrowings of $42,197,000 required to purchase the properties acquired, (vi) The Managing General Partner's conversion of its property management contract rights (the "Property Management Contract") and converting its aggregate 1.98% partnership interest in the Partnerships into 1,275,000 shares of Common Stock or its equivalent, (vii) consolidation with the Company, and (viii) the offering. The property acquisitions will be accounted for as purchases and the assignment of the Property Management Contract and the cost of the transaction will be expensed as nonrecurring items.

    The pro forma condensed consolidated statement of income of the Company for the year ended December 31, 1996 is based on USRP's audited statement of income for the year ended December 31, 1996 adjusted to reflect as of January 1, 1996
(i) the operations relating to the period between January 1, 1996 and the date of acquisition for the 1996 acquisitions, comprised of 184 properties acquired on various dates from January 1, 1996 through December 31, 1996, for $105,336,000 including the value of 577,254 units issued in connection with the acquisitions, (ii) the acquisition of 209 properties for $136,651,000 including the value of 680,695 issued in connection with the acquisitions and the sale of 4 properties sold on various dates between January 1, 1997 and October 15, 1997 for $3,217,000, (iii) the issuance of 2,700,000 units in June 1996 with net proceeds of $40,203,000, (iv) the issuance of 1,434,831 units in five separate transactions to individual investors for net proceeds of $25,000,000, (v) additional borrowings of $162,427,000 required to purchase the properties acquired, (iv) the issuance of 1,275,000 Initial Shares of Common Stock or its equivalent issued to the Managing General Partner for its interests in the Partnerships and termination of its property management contract and shares of Common Stock issued by the Company to the Managing General Partner upon formation of the Company at $1 per share, (v) the three-for-two stock split declared on October 20, 1997, and (vi) the Preferred Stock dividends required and the reduction of interest expense as a result of the offering based on the use of offering proceeds to reduce the total debt outstanding by $76,320,000 (see "Use of Proceeds").

    The pro forma condensed consolidated statement of income of the Company for the six months ended June 30, 1997 is based on USRP's unaudited statement of income for the six months ended June 30, 1997 adjusted to reflect as of January 1, 1997 (i) the acquisition of 209 properties for $136,651,000 including the value of 680,695 units issued in connection with the acquisitions and the sale of 4 properties on various dates between January 1, 1997 and October 15, 1997 for $3,217,000, (ii) the issuance of 1,434,831 units in five separate transactions to individual investors for net proceeds of $25,000,000, (iii) additional borrowings of $103,872,000 required to purchase the properties acquired, (iv) the issuance of 1,275,000 Initial Shares of Common Stock or its equivalent issued to the Managing General Partner for its interests in the Partnerships and termination of its property management contract and shares of Common Stock issued by the Company to the Managing General Partner upon formation of the Company at $1 per share, (v) the three-for-two stock split declared on October 20, 1997, and (vi) the Preferred Stock dividends required and the reduction of interest expense as a result of the offering based on the use of offering proceeds to reduce the total debt outstanding by $76,320,000 (see "Use of Proceeds").

                        U.S. RESTAURANT PROPERTIES, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 JUNE 30, 1997
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

                                                                                                                U.S. RESTAURANT
                                                   U.S. RESTAURANT PROPERTIES MASTER L.P.                       PROPERTIES, INC.
                                   -----------------------------------------------------------------------  ------------------------
                                                   OPERATING
                                                   PROPERTY      NEWLY CONSTRUCTED                             REIT      COMPANY PRO
                                   HISTORICAL   ACQUISITIONS(A)   ACQUISITIONS(B)    SALES(C)    ADJUSTED   CONVERSION      FORMA
                                   -----------  ---------------  -----------------  -----------  ---------  -----------  -----------
Cash and Equivalents.............   $   1,777      $  --             $  --           $  --       $   1,777   $       1(d)  $   1,778
Receivables, net.................       2,340             14                                         2,354                    2,354
Deferred rent receivable.........       1,137                                                        1,137                    1,137
Purchase deposits and escrows....       1,090           (434)              (47)                        609                      609
Prepaid expenses.................         924             12                                           936                      936
Notes receivable.................       1,321          6,176                               689       8,186                    8,186
Notes receivable - related
 parties.........................       3,411                                                        3,411                    3,411
Net investment in direct
 financing leases................      15,679                                             (191)     15,488                   15,488
Land.............................      78,679         13,138             3,458            (795)     94,480                   94,480
Building and leasehold
 improvements, net...............     139,298         32,840             2,445            (596)    173,987                  173,987
Machinery & Equipment, net.......       3,743                              309                       4,052                    4,052
Intangibles, net.................      12,116            138                               (46)     12,208                   12,208
                                   -----------       -------            ------      -----------  ---------  -----------  -----------
                                    $ 261,515      $  51,884         $   6,165       $    (939)  $ 318,625   $       1    $ 318,626
                                   -----------       -------            ------      -----------  ---------  -----------  -----------
                                   -----------       -------            ------      -----------  ---------  -----------  -----------
Accounts payable.................   $   3,173      $     579         $      46       $  --       $   3,798   $      75    $   3,873
Deferred rent payable............          88                                                           88                       88
Deferred gain on sale of
 property........................         590                                              213         803                      803
Lines of credit..................      92,313         36,078             6,119          (1,152)    133,358                  133,358
Notes payable....................      40,000                                                       40,000                   40,000
Capitalized lease obligations....         263                                                          263                      263
General Partner's capital........       1,093                                                        1,093      (1,093)(e)     --
Limited Partner's capital........     123,995         15,227                                       139,222    (139,222)(e)     --
Stockholders' Equity.............                                                                              140,241(f)    140,241
                                   -----------       -------            ------      -----------  ---------  -----------  -----------
                                    $ 261,515      $  51,884         $   6,165       $    (939)  $ 318,625   $       1    $ 318,626
                                   -----------       -------            ------      -----------  ---------  -----------  -----------
                                   -----------       -------            ------      -----------  ---------  -----------  -----------


                                                  COMPANY PRO
                                     OFFERING      FORMA AS
                                    ADJUSTMENTS    ADJUSTED
                                   -------------  -----------
Cash and Equivalents.............   $              $   1,778
Receivables, net.................                      2,354
Deferred rent receivable.........                      1,137
Purchase deposits and escrows....                        609
Prepaid expenses.................                        936
Notes receivable.................                      8,186
Notes receivable - related
 parties.........................                      3,411
Net investment in direct
 financing leases................                     15,488
Land.............................                     94,480
Building and leasehold
 improvements, net...............                    173,987
Machinery & Equipment, net.......                      4,052
Intangibles, net.................                     12,208
                                   -------------  -----------
                                    $   --         $ 318,626
                                   -------------  -----------
                                   -------------  -----------
Accounts payable.................   $              $   3,873
Deferred rent payable............                         88
Deferred gain on sale of
 property........................                        803
Lines of credit..................       (76,320)(g)     57,038
Notes payable....................                     40,000
Capitalized lease obligations....                        263
General Partner's capital........                     --
Limited Partner's capital........                     --
Stockholders' Equity.............        76,320(g)    216,561
                                   -------------  -----------
                                    $   --         $ 318,626
                                   -------------  -----------
                                   -------------  -----------

          See Notes to Unaudited Pro Forma Consolidated Balance Sheet.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

(a) Reflects pro forma adjustments for acquisitions completed since June 30, 1997 which consist of the purchase of 65 operating properties and the borrowings required to complete the purchase of these properties as follows:

                                                                             NUMBER OF
                                                                            PROPERTIES      OPERATING
                                                                          ---------------  -----------
        Midon Acquisition...............................................            17      $  13,449
        QSR Acquisition.................................................            16          7,904
        Embers..........................................................            10          4,106
        Taco Cabana.....................................................             5          5,657
        Checkers Acquisition............................................             5          1,487
        Harrigan's Acquisition..........................................             3          3,898
        BCL II, L.P.....................................................             2          1,559
        Jackson-Shaw....................................................             2          3,119
        Ribbit Holdings.................................................             1            931
        El Chico........................................................             1          1,271
        500 Park Avenue Realty..........................................             1          1,137
        Superpumper.....................................................             1          1,229
        Other Property..................................................             1            231
                                                                                    --
                                                                                           -----------
                                                                                    65         45,978
                                                                                    --
                                                                                    --
Plus notes ($6,176) and other ($14) receivable..........................                        6,190
                                                                                           -----------
                                                                                            $  52,168
                                                                                           -----------
Add prepaid assets......................................................                           12
Add intangibles.........................................................                          138
Less June 30, 1997purchase deposits relating to acquisitions............                         (434)
Less tenant security deposit and escrow received........................                         (579)
Less value of 502,827 units issued for property.........................                      (10,477)
Less proceeds from sale of stock........................................                       (4,750)
                                                                                           -----------
Increase in line of credit and notes payable............................                    $  36,078
                                                                                           -----------
                                                                                           -----------
Costs of the acquisitions are allocated as follows:
  Land..................................................................                    $  13,138
  Buildings and leasehold improvements..................................                       32,840
                                                                                           -----------
                                                                                            $  45,978
                                                                                           -----------
                                                                                           -----------

   The respective purchase price for the properties has been allocated between land and buildings and leasehold improvements, on a preliminary basis. Final determination of the proper allocation between these accounts will be made prior to finalizing the financial statements for the year ending December 31, 1997. Management does not expect material adjustments to occur.

(b) Reflects pro forma adjustments for acquisitions completed since June 30, 1997 which consist of the purchase of eight newly constructed and five undeveloped properties and the borrowings required to complete the purchase of these properties as follows:

                                                                             NUMBER OF        NEWLY
                                                                            PROPERTIES     CONSTRUCTED
                                                                          ---------------  -----------
        Schlotzsky's....................................................             7      $   3,457
        Other Properties................................................             6          2,755
                                                                                    --
                                                                                           -----------
                                                                                    13          6,212
                                                                                    --
                                                                                    --
Less June 30, 1997 purchase deposits relating to acquisitions...........                          (47)
Less tenant security deposit and escrow received........................                          (46)
                                                                                           -----------
Increase in line of credit and notes payable............................                    $   6,119
                                                                                           -----------
                                                                                           -----------
Costs of the acquisitions are allocated as follows:
  Land..................................................................                    $   3,458
  Buildings and leasehold improvements..................................                        2,445
  Machinery and equipment...............................................                          309
                                                                                           -----------
                                                                                            $   6,212
                                                                                           -----------
                                                                                           -----------

   The respective purchase price for the properties has been allocated between land and buildings and leasehold improvements, on a preliminary basis. Final determination of the proper allocation between these accounts will be made prior to finalizing the financial statements for the year ending December 31, 1997. Management does not expect material adjustments to occur.

(c) Reflects pro forma adjustments for restaurant properties sold since June 30, 1997 which consist of the sale of three operating properties and the reduction in borrowings resulting from the sale of these properties as follows:

                                                                             NUMBER OF
                                                                            PROPERTIES        SALES
                                                                          ---------------  -----------
        Burger King.....................................................             2      $    (867)
        Other Property..................................................             1           (524)
                                                                                    --
                                                                                           -----------
                                                                                     3         (1,391)
                                                                                    --
                                                                                    --
Add note receivable on sale.............................................                          689
Less DFL portion of sale................................................                         (191)
Less intangibles........................................................                          (46)
Less deferred gain on sale..............................................                         (213)
                                                                                           -----------
Decrease in line of credit..............................................                    $  (1,152)
                                                                                           -----------
                                                                                           -----------
Costs of the sales are allocated as follows:
  Land..................................................................                    $    (795)
  Buildings and leasehold improvements..................................                         (596)
                                                                                           -----------
                                                                                            $  (1,391)
                                                                                           -----------
                                                                                           -----------

(d) Reflects pro forma adjustment for the contribution of $1 by QSV Properties to capitalize the Company.

(e) Reflects pro forma adjustments to convert the General Partner's and Limited Partners' capital acounts into stockholders' equity.

(f) Reflects the following pro forma adjustment to stockholders' equity relating to the Managing General Partner's conversion of its Property Management Contract or the assignment thereof to USRP and converting its aggregate 1.98% Partnership Interests into 1,275,000 shares of Common Stock or its equivalent with the Common Stock valued at $19.00 per share which represented the current market price as of the date the transaction was approved by the Board of Directors.

Value of 1,275,000 Initial Shares of Common Stock at $19.00 market value
  issued to the Managing General Partner................................                    $  24,225
Cost of property management contract to be expensed.....................                      (23,132)
Accrual for additional costs of conversion..............................                          (75)
Equity related to Limited Partners upon Conversion......................                      139,222
REIT Corporation equity.................................................                            1
                                                                                           -----------
                                                                                            $ 140,241
                                                                                           -----------
                                                                                           -----------

(g) Reflects pro forma adjustments to give effect to the consumation of the Offering and the application of the estimated net proceeds from the Offering (See "Use of Proceeds.").

                       U. S. RESTAURANT PROPERTIES, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        FOR YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                        U.S. RESTAURANT PROPERTIES MASTER L.P.
                               --------------------------------------------------------       U.S. RESTAURANT PROPERTIES, INC.
                                                                 1997                    -------------------------------------------
                                                 1996        ACQUISITIONS                     REIT          OFFERING
                               HISTORICAL   ACQUISITIONS(A)  AND SALES(B)    ADJUSTED     CONVERSION(H)    ADJUSTMENTS    PRO FORMA
                               -----------  ---------------  -------------  -----------  ---------------  -------------  -----------
Total Revenues...............   $  18,324      $   7,365       $  16,962     $  42,651                                    $  42,651
Expenses:
  Ground Lease expense.......       2,080            232             211         2,523                                        2,523
  Depreciation and
    amortization.............       3,978          1,855           5,137        10,970      $     (91)(d)                    10,879
  Taxes, general and
    administrative...........       2,461            684           1,402         4,547         (2,477)(e)                     2,070
  Interest expense
    (income).................       2,364          3,038           7,128        12,530                      $  (5,495)(g)      7,035
                               -----------        ------     -------------  -----------       -------     -------------  -----------
  Total expenses.............      10,883          5,809          13,878        30,570         (2,568)         (5,495)       22,507
Gain on sale of equipment....          32                                           32                                           32
                               -----------        ------     -------------  -----------       -------     -------------  -----------
Net income...................   $   7,473      $   1,556       $   3,084     $  12,113      $   2,568           5,495        20,176
                               -----------        ------     -------------  -----------       -------
                               -----------        ------     -------------  -----------       -------
Preferred stock dividend.....                                                                                  (5,600)(i)    (5,600)
                                                                                                          -------------  -----------
Net income allocable to
  unitholders/common
  shareholders...............   $   7,325      $   1,525       $   3,023     $  11,873                      $    (105)    $  14,576
                                                                                                          -------------  -----------
                                                                                                          -------------  -----------
Average number of
  units/shares outstanding...       9,161                          1,014(c)     12,680          1,277(f)                     13,956
Net income per unit/share....   $    0.80                                    $    0.94                                    $    1.04

------------------------------

(a) Reflects pro forma adjustments to operations relating to the period between January 1, 1996 and the date of acquisition for the 1996 acquisitions, comprised of 184 properties acquired on various dates from January 1, 1996 through December 31, 1996.

(b) Reflects pro forma adjustments for the completed 1997 acquisitions and sales, comprising 209 properties acquired and 4 properties sold on various dates between January 1, 1997 and October 15, 1997 as follows (in thousands):

                                                                ACQUISITIONS     SALE     NET AMOUNT
                                                                -------------  ---------  -----------
Total Revenues................................................    $  17,232    $    (270)  $  16,962
                                                                -------------  ---------  -----------
                                                                -------------  ---------  -----------
Expenses:
  Ground Lease expense........................................    $     211    $           $     211
  Depreciation and amortization...............................        5,174          (37)      5,137
  Taxes, general and administrative...........................        1,402                    1,402
  Interest expense (income)...................................        7,128                    7,128
                                                                -------------  ---------  -----------
Total expenses................................................    $  13,915    $     (37)  $  13,878
                                                                -------------  ---------  -----------
                                                                -------------  ---------  -----------

(c) Reflects pro forma adjustments for 1,014 Units issued in connection with the acquisition of properties in 1997.

(d) Reflects pro forma adjustment to depreciation and amortization expense due to a decrease in fees paid to the Managing General Partner in connection with the termination of the Property Management Contract. Such fees consist of 1% of the contracted purchase price for the respective properties which is capitalized as part of the purchase price.

(e) Pro forma adjustments to general and administrative expense are comprised of the following:

Decrease in management fees..............................................................  $  (3,227)
Increase in payroll expenses (previously paid by the Managing General Partner)...........        750
                                                                                           ---------
Net decrease.............................................................................  $  (2,477)
                                                                                           ---------
                                                                                           ---------

   All other general and administrative expenses are not expected to increase as a result of the conversion to a REIT since the Partnership is already a public entity exempt from federal income taxes.

(f) Pro forma adjustment reflects the 1,275 Initial shares of Common Stock or its equivalent issued to the Managing General Partner for its interests in the Partnerships and termination of its property management contract and shares of Common Stock issued by the Company to the Managing General Partner upon formation of the Company at $1 per share.

(g) Reflects pro forma adjustment of interest expense as a result of the Offering based on the use of Offering proceeds to reduce the total debt outstanding by $76,320 (see "Use of Proceeds").

(h) Reflects pro forma adjustments relating to the conversion of USRP to a REIT.

   No adjustment is shown in the Unaudited Statement of Income for the cost of terminating the Managing General Partner's property management contract which amounted to $23,132, or the legal, filing, printing, fairness opinion and related costs of completing the REIT conversion of $819 since both of these amounts are considered to be nonrecurring expenses. Costs related to the reorganization have been charged to expense in the period incurred and the cost related to the property management contract was expensed at the time the contract was terminated.

(i) Reflects pro forma adjustment for preferred stock dividends assuming a 7% dividend rate.

                       U. S. RESTAURANT PROPERTIES, INC.
               PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                    (UNAUDITED)
                       (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                               U.S. RESTAURANT PROPERTIES MASTER L.P.
                                               ---------------------------------------       U.S. RESTAURANT PROPERTIES, INC.
                                                                1997                    -------------------------------------------
                                                            ACQUISITIONS                     REIT          OFFERING
                                               HISTORICAL   AND SALES(A)    ADJUSTED     CONVERSION(G)    ADJUSTMENTS    PRO FORMA
                                               -----------  -------------  -----------  ---------------  -------------  -----------
Total Revenues...............................   $  14,544     $   6,451     $  20,995                                    $  20,995
Expenses:
  Ground Lease expense.......................       1,189           105         1,294                                        1,294
  Depreciation and amortization..............       3,366         1,935         5,301            (46)(c)                     5,255
  Taxes, general and administrative..........       1,987           541         2,528         (1,239)(d)                     1,289
  Interest expense, net......................       3,425         2,840         6,265                         (2,748)(f)      3,517
                                               -----------       ------    -----------       -------     -------------  -----------
  Total expenses.............................       9,967         5,421        15,388         (1,285)         (2,748)       11,355
Gain on sale of property.....................         266                         266                                          266
REIT conversion costs........................        (744)                       (744)           744(g)
                                               -----------       ------    -----------       -------     -------------  -----------
Net income...................................   $   4,099     $   1,030     $   5,129      $   2,029           2,748         9,906
                                               -----------       ------    -----------       -------
                                               -----------       ------    -----------       -------
Preferred stock dividend.....................                                                                 (2,800)(h)     (2,800)
                                                                                                         -------------  -----------
Net operating income allocable to
  unitholders/ shareholders..................   $   4,018     $   1,010     $   5,027                      $     (52)    $   7,106
                                                                                                         -------------  -----------
                                                                                                         -------------  -----------
Average number of units outstanding
  (Primary)..................................      11,114         1,014(b)     12,770          1,276(e)                     14,046
Net income per unit/share....................   $    0.36                   $    0.39                                    $    0.51

------------------------------

(a) Reflects pro forma adjustments for the completed 1997 acquisitions and sales, comprising 209 properties acquired and 4 properties sold on various dates between January 1, 1997 and October 15, 1997 as follows (in thousands):

                                                                 ACQUISITIONS     SALE      NET AMOUNT
                                                                 -------------  ---------  -------------
Total Revenues.................................................    $   6,586    $    (135)   $   6,451
                                                                      ------    ---------       ------
                                                                      ------    ---------       ------
Expenses:
  Ground Lease expense.........................................    $     105    $            $     105
  Depreciation and amortization................................        1,954          (19)       1,935
  Taxes, general and administrative............................          541                       541
  Interest expense (income)....................................        2,840                     2,840
                                                                      ------    ---------       ------
Total expenses.................................................    $   5,440    $     (19)   $   5,421
                                                                      ------    ---------       ------
                                                                      ------    ---------       ------

(b) Reflects pro forma adjustments for 1,014 Units issued in connection with the acquisition in 1997.

(c) Reflects pro forma adjustment to depreciation and amortization expense due to a decrease in fees paid to the Managing General Partner in connection with the termination of the Property Management Contract. Such fees consist of 1% of the contracted purchase price for the respective properties which is capitalized as part of the purchase price.

(d) Pro forma adjustments to general and administrative expense are comprised of the following:

Decrease in management fees..............................................................  $  (1,614)
Increase in payroll expenses (previously paid by the Managing General Partner)...........        375
                                                                                           ---------
Net decrease.............................................................................  $  (1,239)
                                                                                           ---------
                                                                                           ---------

   All other general and administrative expenses are not expected to increase as a result of the conversion to a REIT since the Partnership is already a public entity exempt from federal income taxes.

(e) Pro forma adjustment reflects the 1,275 Initial shares of Common Stock issued to the Managing General Partner for its interests in the Partnerships and termination of its property management contract and shares of Common Stock issued by the REIT Corporation to the Managing General Partner upon formation of the Company at $1 per share.

(f) Reflects pro forma adjustment of interest expense as a result of the Offering based on the use of Offering proceeds to reduce the total debt outstanding by $76,320 (see "Use of Proceeds").

(g) Reflects pro forma adjustment relating to the conversion of USRP to a REIT.

   No adjustment is shown in the Unaudited Statement of Income for the cost of terminating the Managing General Partner's property management contract which amounted to $23,132, or the legal, filing, printing, fairness opinion and related costs of completing the REIT conversion of $819 since both of these amounts are considered to be nonrecurring expenses. Costs related to the reorganization have been charged to expense in the period incurred and the cost related to the property management contract was expensed at the time the contract was terminated.

(h) Reflects pro forma adjustment for preferred stock dividends assuming a 7% dividend rate.

                          INDEPENDENT AUDITORS' REPORT

To the Directors and Stockholder of
U.S. Restaurant Properties, Inc.

    We have audited the accompanying balance sheet of U.S. Restaurant Properties, Inc. as of February 4, 1997. This balance sheet is the responsibility of the management of U.S. Restaurant Properties, Inc. Our responsibility is to express an opinion on this balance sheet based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, such balance sheet presents fairly, in all material respects, the financial position of U.S. Restaurant Properties, Inc. at February 4, 1997, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
February 5, 1997 (October 20, 1997 as to Note 4)

                        U.S. RESTAURANT PROPERTIES, INC.

                                 BALANCE SHEET

                                FEBRUARY 4, 1997

                                     ASSETS

Cash................................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                                     STOCKHOLDER'S EQUITY

Preferred stock, $.001 par value per share; 10,000,000 shares authorized, no shares issued
Common Stock, $.001 par value per share; 45,000,000 shares authorized; 1,500 shares
  issued and outstanding............................................................  $       1
Excess Stock, $.001 par value per share; 5,000,000 shares authorized, no shares issued
Additional paid-in capital..........................................................        999
                                                                                      ---------
                                                                                      $   1,000
                                                                                      ---------
                                                                                      ---------

                          See Notes to Balance Sheet.

                        U.S. RESTAURANT PROPERTIES, INC.

                             NOTES TO BALANCE SHEET

1. ORGANIZATION

    U.S. Restaurant Properties, Inc. (the "Company") is a newly-organized Maryland corporation formed to continue the restaurant property management operations of U.S. Restaurant Properties Master, L.P. (collectively, with its subsidiaries, "USRP"). The Company is authorized to issue up to 45,000,000 shares of common stock, par value $.001 per share (the "Common Stock"), 10,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock") and 5,000,000 shares of Excess Stock, par value $.001 per share. Pursuant to the Company's Articles of Incorporation (the "Articles"), any purported transfer of shares of Common Stock or Preferred Stock that would result in a person owning shares of Common Stock or Preferred Stock in excess of certain limits set out in Articles will result in the shares subject to such purported transfer being automatically exchanged for an equal number of shares of Excess Stock.

    The Company was capitalized upon the sale of 1,000 shares of Common Stock for $1,000 to QSV Properties, Inc. ("QSV"). The Company will be a self-advised real estate investment trust ("REIT") formed to continue the restaurant property management, acquisition and development operations, related business objectives and strategies of USRP. The consolidated financial statements of U.S. Restaurant Properties, Inc. will include the operations of USRP. The Company intends to qualify as a REIT as defined under the Internal Revenue Code of 1986, as amended.

2. BUSINESS

    The Company shall invest in U.S. Restaurant Properties Operating, L.P. (the "Operating Partnership" or "OP" and, together with USRP, the "Partnerships"), which will include and continue all operations of USRP. The purpose of this investment is to facilitate the Conversion of USRP's ownership structure from a master limited partnership to a REIT. The Company was formed on February 4, 1997 and will not have any operations until the Conversion is effected.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The Company shall succeed to the operations of USRP, and accordingly, will follow all accounting principles established by USRP in addition to the following:

    INCOME TAXES--Provisions for income taxes will be made in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

4. SUBSEQUENT EVENTS

    QSV has agreed to convert its interests in the Partnerships in exchange for 126,580 shares of Common Stock and 1,148,420 OP Units. An additional 825,000 shares or its equivalent in OP Units may be issued to QSV if certain earnings targets are met by the year 2000. QSV is an entity that is primarily owned by Mr. Robert J. Stetson and Mr. Fred H. Margolin.

    The Company has entered into employment agreements with Messrs. Stetson and Margolin. The agreements are for three years, beginning with the closing of the Acquisition. Pursuant to the Employment Agreements, Mr. Stetson will serve as President and Chief Executive Officer of the Company and Mr. Margolin will serve as Chairman of the Board of the Company and each will be paid an annual base salary of $250,000.

    On June 27, 1997, the USRP unitholders approved the Conversion of USRP into a REIT pursuant to the merger of a partnership subsidiary of the Company with and into USRP with USRP being the surviving entity. This conversion of USRP to a REIT occurred on October 15, 1997 and as a result, the OP Units are exchangeable for shares of the REIT's Common Stock on a one-for-one basis. On October 20, 1997, the REIT declared a three-for-two stock split. All share amounts have been restated to reflect this stock split.

    The Articles of Incorporation were amended in October 1997 to increase the authorized shares of common stock to 100,000,000, the authorized shares of preferred stock to 50,000,000 and the shares of excess stock to 15,000,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners
U.S. Restaurant Properties Master L.P.

    We have audited the accompanying consolidated balance sheets of U.S. Restaurant Properties Master L.P. (the Partnership) as of December 31, 1996 and 1995, and the related consolidated statements of income, partners' capital, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of U.S. Restaurant Properties Master L.P. as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP

Dallas, Texas
February 28, 1997 (October 20, 1997 as to Note 15)

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                                   DECEMBER 31,
                                                                               ---------------------   JUNE 30,
                                                                                 1995        1996        1997
                                                                               ---------  ----------  -----------
                                                                                                      (UNAUDITED)
                                                     ASSETS

Cash and equivalents.........................................................  $       7  $      381   $   1,777
Receivables, net.............................................................        951       2,117       2,340
Deferred rent receivable.....................................................     --             536       1,137
Purchase deposits............................................................      1,792         908       1,090
Prepaid expenses.............................................................        315         403         924
Notes receivable.............................................................     --           1,308       1,321
Notes receivable--related parties............................................        269       2,738       3,411
Net investment in direct financing leases....................................     19,371      17,105      15,679
Land.........................................................................     27,493      61,340      78,679
Buildings and leasehold improvements, net....................................      7,900      75,339     139,298
Machinery and equipment, net.................................................        224       2,980       3,743
Intangibles, net.............................................................     13,161      12,263      12,116
                                                                               ---------  ----------  -----------
                                                                               $  71,483  $  177,418   $ 261,515
                                                                               ---------  ----------  -----------
                                                                               ---------  ----------  -----------

                                        LIABILITIES AND PARTNERS' CAPITAL

Accounts payable.............................................................  $     677  $    2,642   $   3,173
Deferred rent payable........................................................     --              55          88
Deferred gain on sale of property............................................     --             590         590
Lines of credit..............................................................     10,931      69,486      92,313
Notes payable................................................................     --          --          40,000
Capitalized lease obligations................................................        563         362         263

Commitments (Notes 8 and 9)

General Partners' capital....................................................      1,241       1,163       1,093
Limited Partners' capital....................................................     58,071     103,120     123,995
                                                                               ---------  ----------  -----------
                                                                               $  71,483  $  177,418   $ 261,515
                                                                               ---------  ----------  -----------
                                                                               ---------  ----------  -----------

                See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                          1994       1995       1996
                                                        ---------  ---------  ---------   SIX MONTHS ENDED JUNE
                                                                                                   30,
                                                                                         ------------------------
                                                                                                         1997
                                                                                            1996      -----------
                                                                                         -----------  (UNAUDITED)
                                                                                         (UNAUDITED)

Revenues from leased properties:
  Rental income.......................................  $   6,340  $   7,540  $  16,346   $   6,238    $  13,687
  Amortization of unearned income on direct financing
    leases............................................      2,453      2,240      1,978       1,026          857
                                                        ---------  ---------  ---------  -----------  -----------
    Total Revenues....................................      8,793      9,780     18,324       7,264       14,544

Expenses:
  Rent................................................      1,348      1,405      2,080         897        1,189
  Depreciation and amortization.......................      1,361      1,541      3,978       1,375        3,366
  Taxes, general and administrative...................      1,144      1,419      2,461         851        1,987
  Interest expense (income), net......................         (4)       192      2,364         957        3,425
  Provision for write down or disposition of
    properties........................................         11     --         --          --           --
                                                        ---------  ---------  ---------  -----------  -----------
    Total Expenses....................................      3,860      4,557     10,883       4,080        9,967
                                                        ---------  ---------  ---------  -----------  -----------
  Income before unusual items.........................      4,933      5,223      7,441       3,184        4,577
                                                        ---------  ---------  ---------  -----------  -----------
Gain on sale of equipment.............................     --         --             32      --              266
REIT conversion costs.................................     --         --         --          --             (744)
                                                        ---------  ---------  ---------  -----------  -----------
Net income............................................  $   4,933  $   5,223  $   7,473   $   3,184    $   4,099
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
Net income allocable to unitholders...................  $   4,834  $   5,119  $   7,325   $   3,121    $   4,018
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
Average number of outstanding units
(Primary).............................................      6,953      6,957      9,161       7,814       11,114
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------
Net income per unit...................................  $    0.70  $    0.74  $    0.80   $    0.40    $    0.36
                                                        ---------  ---------  ---------  -----------  -----------
                                                        ---------  ---------  ---------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                                    GENERAL     LIMITED
                                                                         UNITS     PARTNERS     PARTNERS     TOTAL
                                                                       ---------  -----------  ----------  ----------
Balance at January 1, 1994...........................................      6,953   $   1,357   $   62,757  $   64,114
Net income...........................................................                     99        4,834       4,933
Cash distributions...................................................                   (148)      (7,230)     (7,378)
                                                                       ---------  -----------  ----------  ----------
Balance at December 31, 1994.........................................      6,953       1,308       60,361      61,669
                                                                       ---------  -----------  ----------  ----------
Special general partner interest transfer............................                    (13)          (3)        (16)
Net income...........................................................                    104        5,119       5,223
Purchase of partnership units........................................        (45)     --             (547)       (547)
Units issued for property............................................         81      --              985         985
Cash distributions...................................................                   (158)      (7,844)     (8,002)
                                                                       ---------  -----------  ----------  ----------
Balance at December 31, 1995.........................................      6,989       1,241       58,071      59,312
                                                                       ---------  -----------  ----------  ----------
Net income...........................................................                    148        7,325       7,473
Units issued for property............................................        577      --            7,912       7,912
Proceeds from units issued in public offering........................      2,700      --           40,203      40,203
Proceeds from exercised unit options.................................         75      --              775         775
Cash distributions...................................................                   (226)     (11,166)    (11,392)
                                                                       ---------  -----------  ----------  ----------
Balance at December 31, 1996.........................................     10,341       1,163      103,120     104,283
                                                                       ---------  -----------  ----------  ----------
Net income--Unaudited................................................                     81        4,018       4,099
Units issued for cash--Unaudited.....................................      1,249      --           21,025      21,025
Units issued for property--Unaudited.................................        179      --            3,320       3,320
Cash distributions--Unaudited........................................                   (151)      (7,488)     (7,639)
                                                                       ---------  -----------  ----------  ----------
Balance at June 30, 1997--Unaudited..................................     11,769   $   1,093   $  123,995  $  125,088
                                                                       ---------  -----------  ----------  ----------
                                                                       ---------  -----------  ----------  ----------

                See Notes to Consolidated Financial Statements.

                     U.S. RESTAURANT PROPERTIES MASTER L.P.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                       SIX MONTHS ENDED JUNE
                                                         YEAR ENDED DECEMBER 31,                30,
                                                     -------------------------------  ------------------------
                                                       1994       1995       1996        1996         1997
                                                     ---------  ---------  ---------  -----------  -----------
                                                                                      (UNAUDITED)  (UNAUDITED)
Cash flows from operating activities:
  Net income.......................................  $   4,933  $   5,223  $   7,473   $   3,184    $   4,099
                                                     ---------  ---------  ---------  -----------  -----------
  Adjustments to reconcile net income to net cash
    from operating activities:
  Depreciation and amortization....................      1,361      1,541      3,978       1,332        3,366
  Amortization of deferred financing costs.........     --         --            162          42          145
  Other, net.......................................       (843)       854        (32)     --             (266)
  Increase in receivables, net.....................       (301)      (236)    (1,166)       (288)        (223)
  Increase in prepaid expenses.....................        (36)      (192)       (88)       (157)        (601)
  Increase in deferred rent receivable.............     --         --           (536)        (73)        (521)
  Reduction in net investment in direct financing
    leases.........................................      1,673      1,866      2,041       1,002        1,130
  Increase in accounts payable.....................        203        232      1,965         513          531
  Increase in deferred rent payable................     --         --             55      --               33
                                                     ---------  ---------  ---------  -----------  -----------
                                                         2,057      4,065      6,379       2,371        3,594
                                                     ---------  ---------  ---------  -----------  -----------
    Cash provided by operating activities..........      6,990      9,288     13,852       5,555        7,693

Cash flows from investing activities:
  Proceeds from sale of property and equipment.....     --         --            122       1,683        1,171
  Purchase of property.............................     --         (9,746)   (95,918)    (60,483)     (81,005)
  Purchase of machinery and equipment..............     --           (232)    (3,032)     (2,716)        (981)
  Purchase deposits (paid) used....................     --         (1,792)       884          72         (182)
  Increase in notes receivable.....................     --           (269)    (3,034)     (3,529)        (686)
                                                     ---------  ---------  ---------  -----------  -----------
    Cash used in investing activities..............     --        (12,039)  (100,978)    (64,973)     (81,683)

Cash flows from operating activities:
  Proceeds from line of credit.....................     --         12,453    104,805      67,447       62,467
  Payments on line of credit.......................                (1,522)   (46,250)    (43,313)     (39,640)
  Cash distributions...............................     (7,378)    (8,002)   (11,392)     (4,630)      (7,639)
  Proceeds from issuance of stock..................     --         --         40,978      40,203       21,025
  Loan origination costs and other intangibles.....     --            (77)      (440)       (178)        (728)
  Payments on capitalized lease obligations........       (191)      (212)      (201)       (104)         (99)
  Purchase of partnership units....................     --           (547)    --          --           --
  Proceeds from notes payable......................     --         --         --          --           40,000
  Purchase of special general partner interest.....     --            (16)    --          --           --
                                                     ---------  ---------  ---------  -----------  -----------
    Cash flows provided by (used in) financing
      activities...................................     (7,569)     2,077     87,500      59,425       75,386
                                                     ---------  ---------  ---------  -----------  -----------
Increase (decrease) in cash and equivalents........       (579)      (674)       374           7        1,396
Cash and equivalents at beginning of year..........      1,260        681          7           7          381
                                                     ---------  ---------  ---------  -----------  -----------
Cash and equivalents at end of year................  $     681  $       7  $     381   $      14    $   1,777
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------
Supplemental disclosure:
Interest paid during the year......................  $      90  $     256  $   2,431   $     505    $   3,267
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------
Non-cash investing activities
Units issued for property..........................  $  --      $     985  $   7,912   $   6,596    $   3,320
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------
Deferred gain on sale of property..................  $  --      $  --      $     590   $     590    $  --
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------
Note received on sale of property..................  $  --      $  --      $     743   $  --        $  --
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------
Sale of property on direct financing lease.........  $  --      $  --      $     225   $     225    $  --
                                                     ---------  ---------  ---------  -----------  -----------
                                                     ---------  ---------  ---------  -----------  -----------

                See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

1. ORGANIZATION

    U.S. Restaurant Properties Master L.P. (Partnership), formerly Burger King Investors Master L.P., a Delaware limited partnership, was formed on December 10, 1985. The Partnership, through its 99.01% limited partnership interest in U.S. Restaurant Properties Operating Limited Partnership (Operating Partnership), also a Delaware Limited Partnership, acquired from Burger King Corporation (BKC) for $94,592,000 in February 1986 an interest in 128 restaurant properties owned or leased by BKC and leased or subleased on a net lease basis to BKC franchisees. The Partnership is the sole limited partner of the Operating Partnership, and they are referred to collectively as the "Partnerships" or the "Partnership". QSV Properties, Inc., (QSV), formerly U.S. Restaurant Properties, Inc., the Managing General Partner and BKC, the special general partner, were both indirect wholly-owned subsidiaries of Grand Metropolitan PLC prior to May 17, 1994, at which time QSV was sold to the current owners. On January 20, 1995, the Partnership paid Burger King Corporation $16,000 for its 0.02% interest in the Operating and Master Limited Partnership.

    In 1996, the Partnership established certain other wholly owned operating entities consisting of U.S. Restaurant Properties Business Trust I, U.S. Restaurant Properties Business Trust II, Restaurant Acquisition Corporation, Restaurant Renovation Partners L.P., U.S. Restaurant Properties West Virginia Partners L.P., U.S. Restaurant Properties Carolina LTD., U.S. Restaurant Properties Lincoln LTD., and U.S. Restaurant Properties Norman LTD. Collectively, these entities in addition to the Partnerships are referred to as the "Company." All of these entities are included in the consolidated financial statements.

    The Partnership may issue an unlimited number of units. The units outstanding as of December 31, 1995 and 1996 and June 30, 1997 totaled 6,988,750, 10,341,004 and 11,769,381, respectively.

    QSV Properties, Inc. (formerly named U.S. Restaurant Properties, Inc.), is the Managing General Partner of the Partnership.

2. ACCOUNTING POLICIES

    The consolidated financial statements have been prepared in accordance with generally accepted accounting principles; however, this will not be the basis for reporting taxable income to unitholders (see Note 10 for a reconciliation of financial reporting income to taxable income). The consolidated financial statements reflect the accounts of the Company after elimination of significant inter-entity transactions.

    Cash and cash equivalents include short-term, highly liquid investments with maturities at the date of purchase of three months or less.

    An intangible asset was recorded for the excess of cost over the net investment in direct financing leases in 1986. This intangible asset represents the acquired value of future contingent rent receipts (based on a percentage of each restaurant's sales) and is being amortized on a straight-line basis over 40 years. The Company's management routinely reviews the carrying amount of intangibles based on projected cash flows. Based on the Company's policy for evaluating impairment of intangibles, no valuation allowance was recorded as of December 31, 1996 and 1995.

    Rent revenues and expenses under operating leases are recognized on a straight-line basis.

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

2. ACCOUNTING POLICIES (CONTINUED)
    DEPRECIATION

    Depreciation is computed using the straight-line method over estimated useful lives of 6 to 20 years for financial reporting purposes. Accelerated and straight-line methods are used for tax purposes.

    USE OF ESTIMATES

    The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect reported amounts of certain assets, liabilities, revenues and expenses as of and for the reporting periods. Actual results may differ from such estimates.

    LONG-LIVED ASSETS

    Long-lived assets include real estate, direct financing leases, and intangibles which are evaluated on an individual property basis. The Partnership's management routinely reviews its investments for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based on the Company's policy for reviewing impairment of long-lived assets, no valuation allowance was recorded as of December 31, 1996 and 1995.

    INCOME TAXES

    No federal or, in most cases, state income taxes are reflected in the consolidated financial statements because the Partnerships are not taxable entities. The partners must report their allocable shares of taxable income or loss in their individual income tax returns.

    EQUITY-BASED COMPENSATION

    In 1995, Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," ("SFAS 123") was issued, effective for fiscal years beginning after December 15, 1995. This Statement requires companies to use recognized option pricing models to estimate the fair value of equity based compensation, including options. This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The Company has elected not to recognize compensation expense for employee equity based compensation as calculated under SFAS 123, but will recognize any related expense in accordance with the provisions of APB Opinion No. 25. Disclosure of amounts required by SFAS 123 are included in Note 6.

    ENVIRONMENTAL REMEDIATION COSTS

    The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remediation feasibility study. Such accruals are adjusted as further information develops or circumstances change. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

2. ACCOUNTING POLICIES (CONTINUED)
probable. Company management is not aware of any environmental remediation obligations which would materially affect the operations, financial position or cash flows of the Company.

    In 1996 the American Institute of Certified Public Accountants issued Statement of Position 96-1, "Environmental Remediation Liabilities", ("SOP 96-1"), which provides guidance for the recognition, measurement, display and disclosure of environmental remediation liabilities. The Company will adopt the provisions of SOP 96-1 in 1997, as required, and does not expect such adoption to have a material impact on its results of operations, financial position, or cash flows.

    RECLASSIFICATIONS

    Certain prior year amounts have been reclassified to conform to the current year presentation.

    INTERIM FINANCIAL DATA

    The Balance Sheet as of June 30, 1997 and the Statements of Income and Cash Flows for the six months ended June 30, 1997 and 1996 and the Statement of Partners' Capital for the six months ended June 30, 1997 and related Notes to Consolidated Financial Statements are unaudited. In the opinion of management, the accompanying unaudited consolidated financial statements contain all the adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position of the Company as of June 30, 1997, and the results of their operations and changes in their cash flow for the six months ended June 30, 1997 and 1996.

3. FAIR VALUE DISCLOSURE OF FINANCIAL INSTRUMENTS

    The following disclosure of estimated fair value was determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret market data and develop the related estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that could be realized upon disposition of the financial instruments. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

    Cash and cash equivalents, receivables (including deferred rent receivable), accounts payable (including deferred rent payable), and the line of credit are carried at amounts that approximate their fair value.

    The fair value of notes receivable totaling $4,046,000 and $269,000 as of December 31, 1996 and 1995, respectively, have a fair value of $3,672,000 and $269,000, respectively, as based upon interest rates for notes with similar terms and remaining maturities.

    The fair value estimates presented herein are based on information available to management as of December 31, 1996 and 1995. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

4. OTHER BALANCE SHEET INFORMATION

                                                                DECEMBER 31,
                                                           ----------------------
                                                              1995        1996
                                                            ($000'S)    ($000'S)
                                                           ----------  ----------   JUNE 30,
                                                                                      1997
                                                                                    ($000'S)
                                                                                   -----------
                                                                                   (UNAUDITED)
RECEIVABLES, NET
Receivables..............................................  $    1,068  $    2,234   $   2,480
Less allowance for doubtful accounts.....................        (117)       (117)       (140)
                                                           ----------  ----------  -----------
                                                           $      951  $    2,117   $   2,340
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

BUILDINGS AND LEASEHOLD IMPROVEMENTS, NET
Buildings and leasehold improvements.....................  $   10,545  $   80,528   $ 147,072
Less accumulated depreciation............................      (2,645)     (5,189)     (7,774)
                                                           ----------  ----------  -----------
                                                           $    7,900  $   75,339   $ 139,298
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

MACHINERY AND EQUIPMENT, NET
Machinery and equipment..................................  $      232  $    3,244   $   4,225
Less accumulated depreciation............................          (8)       (264)       (482)
                                                           ----------  ----------  -----------
                                                           $      224  $    2,980   $   3,743
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

INTANGIBLES, NET
Intangibles..............................................  $   26,515  $   27,003   $  27,525
Less accumulated amortization............................     (13,354)    (14,740)    (15,409)
                                                           ----------  ----------  -----------
                                                           $   13,161  $   12,263   $  12,116
                                                           ----------  ----------  -----------
                                                           ----------  ----------  -----------

    Total purchase deposits of $908,000, $1,792,000 and $1,090,000 at December 31, 1996 and 1995 and June 30, 1997, respectively, included $167,000, $1,075,000, and $330,000 of non-refundable deposits, respectively.

5. PROPERTY ACQUISITIONS AND DISPOSITIONS

    In March, 1995, the Partnership agreement was amended to expand the purpose of the Partnership and allow for the diversification of the Partnership's restaurant property portfolio through the acquisition of additional fast-food and casual dining restaurant properties. Since the amendment in March, 1995, the Partnership has acquired 200 restaurant properties.

    During 1996, the Company completed the purchase of 184 restaurant properties for an aggregate purchase price of $105,336,000 including the value of 577,254 Partnership Units issued as part of the aggregate purchase price. Three restaurant properties were purchased with only Partnership Units; 15 restaurant properties were purchased with a combination of cash and Partnership Units; and 166 restaurant properties were purchased with only cash. The 184 restaurant properties include 45 Burger King restaurants, 40 Dairy Queen restaurants, 30 Grandy's restaurants, 25 Hardee's restaurants, 12 Pizza Hut restaurants, two KFC restaurants, six Schlotzsky's restaurants, six Chili's restaurants and 18 regional brand restaurants. The 577,254 Partnership Units issued in four of these transactions have guaranteed Partnership Unit values (See Note 6).

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

5. PROPERTY ACQUISITIONS AND DISPOSITIONS (CONTINUED)
    During 1995, the Partnership completed the purchase of 16 restaurant properties for an aggregate purchase price of $10,731,000, including the value of 81,250 Partnership Units issued. The 16 restaurant properties include nine Burger King restaurant properties, two Chili's restaurant properties and five regional brand restaurant properties. The 81,250 Partnership Units issued include provisions for guaranteed Partnership Unit values in the future (See
Note 6).

    During 1996, the Company sold one restaurant property for $815,000. The Company received cash of $72,000 and a note from the buyer of $743,000. In accordance with Statement of Financial Accounting Standards No. 66, "Accounting for Real Estate Sales", the Company recorded a deferred gain on the sale of $590,000.

    On December 31, 1996 the Company owned land at 243 restaurant properties and leased the land at 79 restaurant properties from third party lessors under operating leases. The Company in turn leased or subleased the land primarily to fast food and casual dining restaurant operators under operating leases.

    On December 31, 1996, the Company owned the buildings on 277 restaurant properties and leased the buildings on 14 restaurant properties from third party lessors under leases accounted for as capital leases. The Company owns 31 restaurant properties in which only the land is owned and leased. The Company leased 183 buildings to franchisees under operating leases. These 183 buildings are stated at cost, net of accumulated depreciation, on the balance sheet. A total of 108 buildings are leased primarily to franchisees under direct financing leases. The net investment in the direct financing leases represents the present value of the future minimum lease receipts for these 108 buildings. One restaurant property was sold during 1996.

    On December 31, 1996 and 1995, there were 321 and 138 Company restaurant sites respectively, in operation, and there was one closed site. The Company continues to seek a suitable tenant for the remaining site. The write-down of the closed site was $11,000 in 1994. No write-downs were recorded in 1996 or 1995.

    In the normal course of business, the Company may sign purchase agreements to acquire restaurant properties. Such agreements become binding obligations upon the completion of a due diligence period ranging usually from 15--30 days.

    On December 31, 1996, earnest money purchase deposits amounting to $908,000 were on deposit for the purchase of six Pizza Hut restaurants, four Schlotzsky's restaurants, three Wendy's restaurants, two Arby's restaurants, two Hardee's restaurants, one Taco Bell restaurant, one Kentucky Fried Chicken restaurant, and 19 other regional chain restaurants.

    During the quarter ended June 30, 1997, the Company completed the purchase of 99 restaurant properties for an aggregate purchase price of $63,704,000. The restaurant properties were purchased with only cash. The 99 restaurant properties include 75 Arby's, five Schlotzsky's, four Pizza Hut's, two Popeye's, two Carlos O'Kelly's, and 11 regional restaurant properties. Allocation of the cost of the properties has been done on a preliminary basis and will be finalized at year end. The Carlos O'Kelly's restaurant properties were acquired from Carlos O'Kelly's, Inc. Carlos O'Kelly's, Inc. is owned by a director of the Managing General Partner.

    During the quarter ended March 31, 1997, the Company completed the purchase of 32 restaurant properties for an aggregate purchase price of $20,757,000, including the value of 177,868 Partnership Units

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

5. PROPERTY ACQUISITIONS AND DISPOSITIONS (CONTINUED) issued as part of the aggregate purchase price. The 177,868 Partnership units have a guaranteed market value of $16.87 on the second anniversary date of the closing. The Partnership Units' market value on the closing date equaled $18.67 per Partnership Unit. Sixteen restaurant properties were purchased with a combination of cash and Partnership Units; and 16 restaurant properties were purchased with only cash. The 32 restaurant properties include 16 Bruegger's Bagel's, four Pizza Hut's, three Schlotzsky's, two Arby's, and seven regional restaurant properties.

    On April 29, 1997, a restaurant property located in Forest Park, OH was sold for $1,171,000, net of closing costs at a gain of $266,000.

    On June 30, 1997, earnest money purchase deposits amounting to $1,090,000 were on deposit for the purchase of five Hardee's restaurants, five Taco Cabana restaurants, three Wendy's restaurants, two Pizza Hut restaurants, and 29 other regional chain restaurants.

6. PARTNERSHIP UNIT OPTIONS AND GUARANTEED STOCK PRICE

    Three restaurant properties were acquired on October 10, 1995, with a combination of cash and 81,250 Partnership Units. The Partnership Units are guaranteed to have a value of $16 per unit three years from the transaction date. The unit price on the date issued was $12.25. Any difference between the guaranteed value and the actual value of the units at the end of the three year period is to be paid in cash. These properties were recorded at the guaranteed value of the Partnership Units discounted to reflect the present value on the date the Partnership Units were issued.

    During 1996, 577,254 Partnership Units were used to purchase 18 of the 184 properties in four separate transactions. Of the 577,254 Partnership Units issued, 486,862 Partnership Units are guaranteed to have a market value of $16 per unit two years from the transaction date, 42,392 Partnership Units are guaranteed to have a market value of $15.33 per unit three years from the transaction date and 48,000 Partnership Units are guaranteed to have a value of $16.67 per unit two years from the transaction date. The accounting described in the paragraph above was used to record these transactions.

    During the six months ended June 30, 1997, the Partnership issued 177,868 Partnership Units for the acquisition of restaurant properties. The Partnership units have a guaranteed market value of $16.87 on the second anniversary date of the closing. The Partnership units' market value on the closing date equaled $18.67 per Partnership unit.

    The Partnership has one fixed option plan. Under this plan the Limited Partners on March 17, 1995 granted the Managing General Partner options to acquire up to 600,000 Partnership Units, subject to certain adjustments under anti-dilution provisions. The exercise price of each option is $10.33 which is the average closing price of the depository receipts for the Partnership Units on the New York Stock Exchange for the five trading days immediately after the date of grant. The options are non-transferable except by operation of law and vest and became exercisable in March 1996. The term of the options expires in March 2005. As of December 31, 1996, the Managing General Partner had exercised 75,000 Partnership Units at the option price of $10.33 for a total purchase price of $775,000.

    In accordance with SFAS 123, the fair value of each option is estimated on the date of the grant using the binomial option-pricing model with the following weighted-average assumptions: dividend yield of

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

6. PARTNERSHIP UNIT OPTIONS AND GUARANTEED STOCK PRICE (CONTINUED)
7.3% for all years; expected volatility of 17.8%, risk free interest rate of 5.7% for the options; and expected lives of 4 years for the plan options.

    As of March 17, 1995, the 600,000 options which are described above had a fair value as of the grant date of $724,000 representing a value per option of $1.21.

    Under the fixed option plan, if these options were considered as compensation, net income would have been $7,292,000 and $4,680,000 as of December 31, 1996 and 1995, respectively. Net income per unit would have been $0.78 and $0.66 as of December 31, 1996 and 1995, respectively.

7. LINES OF CREDIT

    On December 31, 1996 and 1995, $65,396,000 and $10,931,000, respectively, had been drawn on the Company's primary line of credit. The Company's line of credit was increased to $95 million in December 1996 and matures on December 23, 1998. Substantially all properties are included as collateral on this line of credit. The interest rate on this debt floats at 180 basis percentage points above LIBOR. The effective interest rate at December 31, 1996, was 7.3625%. There is an unused line of credit fee of .25% per annum on the average daily excess of the commitment amount over the aggregate unpaid balance of the revolving loan which is charged and is payable on a quarterly basis. The line of credit requires the Company to maintain a combined tangible net worth, as defined in the loan document, in excess of $85,000,000; maintain a combined GAAP Partners' Capital, as defined in the loan document, of not less than $100,000,000; maintain a cash flow coverage ratio of not less than .95 to 1 based upon a proforma five year bank debt amortization; and maintain certain other financial covenants as defined in the loan agreement. The Company's management believes it is in compliance with all loan provision requirements as of December 31, 1996 and June 30, 1997. On December 31, 1996, the balance available on the line of credit equaled $29,600,000 (considers $.4 million subject to outstanding letter of credit). During the quarter ended June 30, 1997 the Company's line of credit was increased to $110 million which matures on June 27, 1999. On June 30, 1997, the outstanding balance was $92,313,000 and the available borrowing balance was $17,287,000.

    A revolving credit facility of $20,000,000 was established with a national mortgage company on April 29, 1996. The interest rate on this credit facility was LIBOR plus 300 basis points which resulted in an interest rate of 8.5625% at December 31, 1996. This revolving credit facility is secured by approximately 63 properties. On December 31, 1996, the total amount due equaled $4,090,000. This revolving credit facility was paid in full in January 1997 and no additional draws are available.

    On February 26, 1997, the Company issued $40,000,000 in privately placed debt which consists of $12,500,000 Series A Senior Secured Guaranteed Notes with a 8.06% interest rate, due date of January 31, 2000; and $27,500,000 Series B Senior Secured Guaranteed Notes with a 8.30% interest rate, due date of January 31, 2002. The debt and the revolving credit facility is collateralized by substantially all the assets of the Company.

8. INVESTMENTS AND COMMITMENTS AS LESSOR

    The Company leases land and buildings to a variety of national and regional fast food chain and casual dining restaurants. The building portions on 108 of these properties, which are leased by BKC franchisees, are accounted for as direct financing leases while the land portions are operating leases. These leases

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

8. INVESTMENTS AND COMMITMENTS AS LESSOR (CONTINUED) generally provide for a term of 20 years from the opening of the related restaurant, and do not contain renewal options. The Partnerships, however, have agreed to renew a franchise lease if BKC or any of the other franchise chains renews or extends the lessee's franchise agreement.

    As of December 31, 1996, the remaining lease terms of all leases described in the above paragraph and Note 5 ranged from 1 to 28 years and include various renewal options. The leases provide for minimum rents and contingent rents based on a percentage of each restaurant's sales, and require the franchisee to pay executory costs.

                                                DECEMBER 31, 1996         JUNE 30, 1997
                                              ---------------------  ------------------------
                                               DIRECT                  DIRECT
                                              FINANCING  OPERATING    FINANCING    OPERATING
                                               LEASES      LEASES      LEASES       LEASES
                                              ($000'S)    ($000'S)    ($000'S)     ($000'S)
                                              ---------  ----------  -----------  -----------
                                                                     (UNAUDITED)  (UNAUDITED)
MINIMUM FUTURE LEASE RECEIPTS FOR YEARS
  ENDING DECEMBER 31:
1997........................................  $   4,071  $   17,060   $   1,990    $  13,216
1998........................................      3,759      17,209       3,719       26,787
1999........................................      2,978      16,944       2,939       26,516
2000........................................      2,036      16,203       1,997       25,911
2001........................................      1,331      15,216       1,292       25,043
2002........................................     --          --             760       24,489
Later.......................................      1,274     165,798         478      274,825
                                              ---------  ----------  -----------  -----------
                                              $  15,449  $  248,430   $  13,175    $ 416,787
                                              ---------  ----------  -----------  -----------
                                              ---------  ----------  -----------  -----------


                                                DECEMBER 31, 1996
                                              ---------------------   JUNE 30,
                                                1995        1996        1997
                                              ---------  ----------  -----------
                                                                     (UNAUDITED)
NET INVESTMENT IN DIRECT FINANCING LEASES AT
  DECEMBER 31:
Minimum future lease receipts...............  $  19,778  $   15,449   $  13,175
Estimated unguaranteed residual values......      7,562       7,437       7,349
Unearned amount representing interest.......     (7,969)     (5,781)     (4,845)
                                              ---------  ----------  -----------
                                              $  19,371  $   17,105   $  15,679
                                              ---------  ----------  -----------
                                              ---------  ----------  -----------

                                                                                  SIX MONTHS ENDED JUNE
                                                   YEAR ENDED DECEMBER 31,                  30
                                             -----------------------------------  ----------------------
                                                1994         1995        1996        1996        1997
                                              ($000'S)     ($000'S)    ($000'S)    ($000'S)    ($000'S)
                                             -----------  -----------  ---------  -----------  ---------
                                                                                       (UNAUDITED)
RENTAL INCOME:
  Minimum rental income....................   $   3,062    $   3,584   $  11,022   $   3,879   $  10,925
  Contingent rental income.................       3,278        3,956       5,324       2,359       2,762
                                             -----------  -----------  ---------  -----------  ---------
                                              $   6,340    $   7,540   $  16,346   $   6,238   $  13,687
                                             -----------  -----------  ---------  -----------  ---------
                                             -----------  -----------  ---------  -----------  ---------

    If Burger King properties are not adequately maintained during the term of the tenant leases of which there are 173, such properties may have to be rebuilt before the leases can be renewed, either by the

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

8. INVESTMENTS AND COMMITMENTS AS LESSOR (CONTINUED)
Company as it considers necessary or pursuant to Burger King's successor policy. The successor policy, which is subject to change from time to time in Burger King's discretion, is intended to encourage the reconstruction, expansion, or other improvement of older Burger King restaurants and generally affects properties that are more than ten years old or are the subject of a franchise agreement that will expire within five years.

    Under the current operating partnership agreement, Burger King can require that a restaurant property be rebuilt. If the tenant does not elect to undertake the rebuilding, the Partnership would be required to make the required improvement itself. However, as a condition to requiring the Partnership to rebuild, Burger King would be required to pay the Partnership its percentage share ("Burger King's Percentage Share") of the rebuilding costs. Such percentage share would be equal to (i) the average franchise royalty fee percentage rate payable to Burger King with respect to such restaurant, divided by (ii) the aggregate of such average franchise royalty fee percentage rate and the average percentage rate payable to the Partnership with respect to such restaurant property. The Managing General Partner believes that Burger King's Percentage Share would typically be 29% for a restaurant property.

    The Managing General Partner believes it is unlikely that any material amount of rebuilding of Burger King restaurant properties will be required in the next several years, if ever.

    The Company believes that improving, expanding, rebuilding or replacing its restaurant properties from time to time is important. In addition to normal maintenance and repair requirements, each franchisee is required under BKC's franchise agreement and lease/sublease, at its own cost and expense, to make such alterations to a Burger King restaurant as may be reasonably required by BKC from time to time to modify the appearance of the restaurant to reflect the then current image requirements for Burger King restaurants. Most of the properties that are operating as Burger King restaurants are 15 to 20 years old. The Company believes that many of these properties require substantial improvements to maximize sales and that their condition is below BKC's current image requirements.

    To encourage the early renewal of existing leases/subleases, the Company recently established an "early renewal program" whereby the Company has offered to certain tenants the right to renew existing leases/subleases for up to an additional 20 years in consideration for remodeling financing. The purpose of this program is to extend the term of existing leases/subleases prior to the end of the lease term and enhance the value of the underlying property to the Company. As a result of this program, the Company has extended the lease term for 31 leases/subleases as a result of remodel grants and lease riders. Two leases were renewed with loans. During 1996, the Company paid remodeling costs of $1,118,000 in conjunction with this Program.

9. COMMITMENTS

    The land at 79 restaurant properties and the land and buildings at 14 restaurant properties are leased by the Company from third party lessors. The building portions of the leases are generally capital leases while the land portions are operating leases. These leases provide for an original term of 20 years and most are renewable at the Company's option. As of December 31, 1996, the remaining lease terms (excluding renewal option terms) ranged from 1 to 15 years. If all renewal options are taken into account, the terms

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

9. COMMITMENTS (CONTINUED)
ranged from 5 to 35 years. Rents payable may escalate during the original lease and renewal terms. For nine properties, the leases provide for contingent rent based on each restaurant's sales.

                                                  DECEMBER 31, 1996            JUNE 30, 1997
                                               ------------------------  --------------------------
                                                 CAPITAL     OPERATING      CAPITAL      OPERATING
                                                 LEASES       LEASES        LEASES        LEASES
                                                ($000'S)     ($000'S)      ($000'S)      ($000'S)
                                               -----------  -----------  -------------  -----------
                                                                          (UNAUDITED)   (UNAUDITED)
MINIMUM FUTURE LEASE OBLIGATIONS FOR YEARS
  ENDING DECEMBER 31:
1997.........................................   $     199    $   2,103     $      84     $   1,052
1998.........................................         140        2,145           140         2,145
1999.........................................          60        1,930            60         1,930
2000.........................................           4        1,675             4         1,675
2001.........................................           1        1,248             1         1,248
2002.........................................      --           --            --               972
Later........................................      --            3,530        --             2,558
                                                    -----   -----------        -----    -----------
Total minimum obligations (a)................         404    $  12,631     $     289     $  11,580
                                                            -----------                 -----------
                                                            -----------                 -----------
Amount representing interest.................         (42)                       (26)
                                                    -----                      -----
Present value of minimum obligations.........   $     362                  $     263
                                                    -----                      -----
                                                    -----                      -----

------------------------

(a) Minimum lease obligations have not been reduced by minimum sublease rentals.

                                                                                  SIX MONTHS ENDED JUNE
                                                  YEARS ENDED DECEMBER 31,                  30
                                             -----------------------------------  ----------------------
                                                1994         1995        1996        1996        1997
                                              ($000'S)     ($000'S)    ($000'S)    ($000'S)    ($000'S)
                                             -----------  -----------  ---------  -----------  ---------
                                                                                       (UNAUDITED)
RENTAL EXPENSE
Minimum rental expense.....................   $   1,246    $   1,304   $   1,992   $     852   $   1,146
Contingent rental expense..................         102          101          88          45          43
                                             -----------  -----------  ---------  -----------  ---------
                                              $   1,348    $   1,405   $   2,080   $     897   $   1,189
                                             -----------  -----------  ---------  -----------  ---------
                                             -----------  -----------  ---------  -----------  ---------

    On July 21, 1995, the Managing General Partner authorized the Partnership to repurchase up to 450,000 of its Units in the open market. Through December 31, 1996, the Partnership repurchased 45,000 Units for $547,000. No further repurchases have been made or are contemplated.

    During 1996, the Company agreed to make available to USRP Development Company a revolving line of credit in the principal amount of $5,000,000, to be used solely for paying for the acquisition and development of restaurant properties which will be purchased by the Company upon completion of the development. The line of credit is secured by certain development properties and bears interest at an annual rate of 9%. The line of credit is payable in monthly installments beginning July 1997 and matures in October 2001. At December 31, 1996 and June 30, 1997, the outstanding balance was $1,414,000 and $2,090,000, respectively, and is included in Notes Receivable--related parties.

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

10. RECONCILIATION OF FINANCIAL REPORTING INCOME TO TAXABLE INCOME

    Financial reporting income differs from taxable income primarily because generally accepted accounting principles reflect the building portion of leases from the Company to franchisees as a net investment in direct financing leases. For tax purposes, these leases are treated as operating leases. In addition, differences exist in depreciation methods and asset lives, and in the accounting for escalating rents.

    A reconciliation between financial reporting income and taxable income for the year ended December 31, 1996 is as follows:

                                                                                  FINANCIAL
                                                                                  REPORTING   RECONCILING   TAXABLE
                                                                                   INCOME     DIFFERENCES   INCOME
                                                                                  ($000'S)     ($000'S)    ($000'S)
                                                                                 -----------  -----------  ---------
REVENUES FROM LEASED PROPERTIES:
  Rental income................................................................   $  16,346    $   3,485   $  19,831
  Amortization of unearned income on direct financing leases...................       1,978       (1,978)     --
                                                                                 -----------  -----------  ---------
                                                                                     18,324        1,507      19,831
                                                                                 -----------  -----------  ---------
EXPENSES:
  Rent.........................................................................       2,080          192       2,272
  Depreciation and amortization................................................       3,978        1,242       5,220
  General and administrative...................................................       2,461       --           2,461
  Interest expense (income), net...............................................       2,364          (47)      2,317
                                                                                 -----------  -----------  ---------
                                                                                     10,883        1,387      12,270
  Gain on sale of properties and equipment.....................................          32           28          60
                                                                                 -----------  -----------  ---------
  Net income...................................................................   $   7,473    $     148   $   7,621
                                                                                 -----------  -----------  ---------
                                                                                 -----------  -----------  ---------

11. RELATED PARTY TRANSACTIONS

    The Managing General Partner is responsible for managing the business and affairs of the Company. The Company pays the Managing General Partner a non-accountable annual allowance (adjusted annually to reflect increases in the Consumer Price Index and additions to the property portfolio), plus reimbursement of out-of-pocket costs incurred to other parties for services rendered to the Partnerships. The allowance for the years ended December 31, 1996, 1995, and 1994, and June 30, 1996 and 1997 was $1,175,000, $585,000,
$542,000, $458,000 and $973,000, respectively.

    The Partnerships' accounts payable balance includes $416,000, $187,000, $136,000 and $593,000 for this allowance as of December 31, 1996, 1995, and 1994 and June 30, 1997, respectively. The Managing General Partner paid no out-of-pocket costs to other parties on behalf of the Partnerships during 1996, 1995, and 1994.

    To compensate the Managing General Partner for its efforts and increased internal expenses with respect to additional properties, the Partnership pays the Managing General Partner, with respect to each additional property purchased: (i) a one-time acquisition fee equal to one percent of the purchase price for such property and (ii) an annual fee equal to one percent of the purchase price for such property, adjusted for increases in the Consumer Price Index. For 1996 and 1995 and the six months ended June 30, 1997, the one-time acquisition fee equaled $1,043,000, $109,000 and $820,000 respectively, which was capitalized, and the increase in the non-accountable annual fee equaled $495,000 and $29,000 respectively. In addition, if the Rate of Return (as defined) on the Partnership's equity on all additional properties exceeds 12 percent per annum for any fiscal year, the Managing General Partner will be paid an additional fee

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

11. RELATED PARTY TRANSACTIONS (CONTINUED) equal to 25 percent of the cash flow received with respect to such additional properties in excess of the cash flow representing a 12 percent Rate of Return thereon. For 1996, this additional fee equaled $93,000 and there was no fee paid in 1995 and 1994. However, to the extent such distributions are ultimately received by the Managing General Partner in excess of those provided by its 1.98 percent Partnership interest, they will reduce the fee payable with respect to such excess cash flow from any additional properties.

    In 1994, the Partnerships with the consent and financial participation of BKC, continued rent relief for three properties.

    The Managing General Partner has agreed to make available to the Partnership an unsecured, interest-free, revolving line of credit in the principal amount of $500,000 to provide the Company with the necessary working capital to minimize or avoid seasonal fluctuation in the amount of quarterly cash distributions. No loans were made or were outstanding at any time during the years ended December 31, 1996, 1995, and 1994.

    A note receivable of $267,000, $255,000 and $255,000 is due from Arkansas Restaurants #10 L.P. (Arkansas) at December 31, 1996 and 1995 and June 30, 1997, respectively. The note receivable is due on September 1, 1997, and has an interest rate of 9.0% per annum. At December 31, 1996, tenant and other receivables from Arkansas were $63,000. In addition, during 1996 the Company paid remodel costs of $443,000 on behalf of Arkansas for three restaurants operated by Arkansas under the Company's early-renewal program. (See Note 8) The Managing General Partner of Arkansas Restaurants #10 L.P. is owned by an officer of the Partnership's Managing General Partner, but receives no compensation for its services.

    As of December 31, 1996 and June 30, 1997, notes receivable of $920,000 are due from Southeast Fast Food Partners, L.P. (SFF). The notes receivable are due on July 1, 1997 ($57,000) and July 1, 1999 ($863,000) and have an interest rate of 9.0% per annum. As of December 31, 1996 and June 30, 1997, a note receivable of $136,000 is due from the owners of SFF. This note receivable is due on July 1, 1999 and has an interest rate of 9.0% per annum. At December 31, 1996, tenant and other receivables from SFF were $125,000. In addition, during 1996, the Company incurred remodeling costs of $180,000 on behalf of SFF for restaurants operated by SFF under the Company's early-renewal program (See Note 8). These remodeling costs are included in accounts payable at December 31, 1996. The Managing General Partner of Southeast Fast Food Partners, L.P. is owned by an officer of the Partnership's Managing General Partner.

    On July 30, 1996, the Company completed a sale/leaseback transaction with Carlos O'Kelly's, Inc. Carlos O'Kelly's, Inc. is owned by a director of the Managing General Partner.

12. DISTRIBUTIONS AND ALLOCATIONS

    Under the amended partnership agreement, cash flow from operations of the Partnerships each year will be distributed 98.02% to the unitholders and 1.98% to the general partners until the unitholders have received a 12% simple (noncumulative) annual return for such year on the unrecovered capital per unit ($20.00, reduced by any prior distributions of net proceeds of capital transactions); then any cash flow for such year will be distributed 75.25% to the unitholders and 24.75% to the general partners until the unitholders have received a total simple (noncumulative) annual return for such year of 17.5% on the unrecovered capital per unit; and then any excess cash flow for such year will be distributed 60.40% to the unitholders and 39.60% to the general partners. The unitholders received 98.02% of all cash flow distributions for 1996 and 1995 and 98% for 1994.

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

12. DISTRIBUTIONS AND ALLOCATIONS (CONTINUED)
    Under the amended partnership agreement, net proceeds from capital transactions (for example, disposition of the Properties) will be distributed 98.02% to the unitholders and 1.98% to the general partners until the unitholders have received an amount equal to the unrecovered capital per unit plus 12.0% cumulative, simple return on the unrecovered capital per unit outstanding from time to time (to the extent not previously received from the distribution of cash flow or proceeds of prior capital transactions); then such proceeds will be distributed 75.25% to the unitholders and 24.75% to the general partners until the unitholders have received the total cumulative, simple return of 17.5% on the unrecovered capital per unit; and then such proceeds will be distributed 60.40% to the unitholders and 39.60% to the general partners. There were no capital transactions in 1996 or 1995. The deferred gain on disposition of property recorded in 1996 will be distributed upon the recognition of the gain by the Company.

    All operating income and loss of the Partnership for each year generally will be allocated among the partners in the same aggregate ratio as cash flow is distributed for that year. Gain and loss from a capital transaction generally will be allocated among the partners in the same aggregate ratio as proceeds of the capital transactions are distributed except to the extent necessary to reflect capital account adjustments.

13. SUMMARY BY QUARTER (UNAUDITED)

                                                                                                  PER UNIT
                                                                                        ----------------------------
                                                                                         ALLOCABLE    CASH RELATED*
                                                                REVENUES   NET INCOME   NET INCOME    DISTRIBUTIONS
                                                                ---------  -----------  -----------  ---------------
1994
First quarter.................................................  $   1,984   $   1,100    $    0.16      $    0.26
Second quarter................................................      2,297       1,341         0.19           0.26
Third quarter.................................................      2,330       1,392         0.19           0.27
Fourth quarter................................................      2,182       1,100         0.16           0.28
                                                                ---------  -----------       -----          -----
Annual........................................................  $   8,793   $   4,933    $    0.70      $    1.07
                                                                ---------  -----------       -----          -----
                                                                ---------  -----------       -----          -----

1995
First quarter.................................................  $   2,123   $   1,090    $    0.16      $    0.28
Second quarter................................................      2,495       1,407         0.20           0.28
Third quarter.................................................      2,592       1,496         0.21           0.29
Fourth quarter................................................      2,570       1,230         0.17           0.29
                                                                ---------  -----------       -----          -----
Annual........................................................  $   9,780   $   5,223    $    0.74      $    1.14
                                                                ---------  -----------       -----          -----
                                                                ---------  -----------       -----          -----

1996
First quarter.................................................  $   2,955   $   1,323    $    0.17      $    0.31
Second quarter................................................      4,309       1,862         0.22           0.32
Third quarter.................................................      5,748       2,590         0.24           0.33
Fourth quarter................................................      5,312       1,698         0.17           0.33
                                                                ---------  -----------       -----          -----
Annual........................................................  $  18,324   $   7,473    $    0.80      $    1.29
                                                                ---------  -----------       -----          -----
                                                                ---------  -----------       -----          -----

1997
First quarter.................................................  $   6,153   $   1,952    $    0.18      $    0.34
Second quarter................................................      8,391       2,147         0.18           0.35

------------------------

 *Represents amounts declared and paid in the following quarter.

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

14. PROFORMA (UNAUDITED)

    The following proforma information was prepared by adjusting the actual consolidated results of the Company for the years ended December 31, 1996 and 1995 for the effects of:

    a. the purchase of 184 restaurant properties on various dates during 1996 for an aggregate purchase price of $105,336,000 including the value of 577,254 Partnership Units issued to sellers and other related financing transactions including the sale of 2,700,000 Partnership Units in June 1996; and

    b. the purchase of 16 restaurant properties on various dates from March 1995 through December 1995 for an aggregate purchase price of $10,963,000 including the value of 81,251 Partnership Units issued to sellers and other related financing transactions as if all such transactions had occurred as of January 1, 1995. Interest expense for proforma purposes was calculated assuming interest rates of 7.2% and 7.5% per annum for 1996 and 1995, respectively, which approximates the rates the Company paid during such periods.

    The pro forma information for the six month periods ended June 30, 1997 and 1996 was prepared by adjusting the actual consolidated results of the Company for the effects of:

    a. the purchase of 131 restaurant properties on various dates from January 1 through June 30, 1997 for an aggregate purchase price of $84,461,000 including the value of 177,868 Partnership units issued to sellers; and other related financing transactions, including the sale of 1,250,508 Partnership units for $21,025,000 on various dates through June 30, 1997

    b. the purchase of 184 properties on various dates during 1996 and the related financing transactions as if all such transactions had occurred as of January 1, 1996. Interest expense for pro forma purposes was calculated assuming a weighted average interest rate of 7.5% per annum for the six month periods ended June 30, 1997 and 1996, which approximates the rates the Company paid during such periods.

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

14. PROFORMA (UNAUDITED) (CONTINUED)
    These proforma operating results are not necessarily indicative of what the actual results of operations of the Company would have been assuming all of the restaurant properties were acquired as of January 1, 1995 and they do not purport to represent the results of operations for future periods.

                                                                        YEARS ENDED DECEMBER    SIX MONTHS ENDED
                                                                                31,                 JUNE 30,
                                                                        --------------------  --------------------
                                                                          1995       1996       1996       1997
                                                                        ---------  ---------  ---------  ---------
REVENUES FROM LEASED PROPERTIES:
  Rental income.......................................................  $  23,198  $  23,711  $  16,795  $  16,770
  Amortization of unearned income on direct financing leases..........      2,241      1,978      1,026        857
                                                                        ---------  ---------  ---------  ---------
    Total revenues....................................................     25,439     25,689     17,821     17,627
EXPENSES
  Rent................................................................      2,213      2,312      1,132      1,189
  Depreciation and amortization.......................................      5,822      5,834      4,432      4,432
  Taxes, general and administrative...................................      2,689      2,949      1,664      2,236
  Interest expense (income), net......................................      5,182      4,984      4,860      4,549
                                                                        ---------  ---------  ---------  ---------
    Total expenses....................................................  $  15,906  $  16,079  $  12,088  $  12,406
                                                                        ---------  ---------  ---------  ---------
Income before unusual items...........................................      9,533      9,610      5,733      5,221
                                                                        ---------  ---------  ---------  ---------
Gain on sale of property..............................................     --         --         --            266
REIT conversion costs.................................................     --         --         --           (744)
                                                                        ---------  ---------  ---------  ---------
Net income............................................................  $   9,533  $   9,610  $   5,773  $   4,743
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Net income allocable to unitholders...................................  $   9,344  $   9,419  $   5,619  $   4,649
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Average number of outstanding units...................................     10,460     10,347     11,978     11,978
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Net income per unit...................................................  $    0.89  $    0.91  $    0.47  $    0.39
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

15. SUBSEQUENT EVENTS (UNAUDITED)

    In January and February of 1997 the Company acquired six properties in four separate transactions. The total purchase price approximated $2,556,000 in cash. Among the restaurant properties acquired were two Arby's, two Pizza Huts and two Schlotzky's.

    On January 29, 1997, a distribution of $0.33 per Partnership Unit was declared. The date of record was March 6, 1997, and the distribution date was March 13, 1997.

    On February 7, 1997, a proxy statement for an exchange offer and registration statement was filed with the Securities and Exchange Commission. This filing pertains to an exchange of restaurant properties for Partnership Units. This exchange was valued as of February 7, 1997 at $7,850,000 and was consummated on July 31, 1997 for cash instead of units in the amount of $7,897,000.

    On February 7, 1997, a proxy and registration statement, Form S-4, was filed with the Securities and Exchange Commission regarding the conversion of U.S. Restaurant Properties Master L.P. to a real estate investment trust (REIT) entity.

    On February 26, 1997, the Company issued $40,000,000 in debt which consist of $12,500,000 Series A Senior Secured Guaranteed Notes with a 8.06% interest rate and due date of January 31, 2000; and $27,500,000 Series B Senior Secured Guaranteed Notes with a 8.30% interest rate and due date of

               YEARS ENDED DECEMBER 31, 1994, 1995, AND 1996 AND
          FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND 1997 (UNAUDITED)

15. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
January 31, 2002. The proceeds were primarily utilized to reduce the amount outstanding under the line of credit and to improve the Company's cash position. The debt is collateralized by substantially all the assets of the Company.

    Between February 29, 1997 and October 15, 1997, the Company purchased 205 properties for $134,095,000, including the fair value ($13,797,000) of 680,695 units.

    The master limited partnership was converted to a REIT (U.S. Restaurant Properties, Inc.) on October 15, 1997 for shares of Common Stock of the REIT and partnership units of the Operating Partnership issued to QSV in connection therewith being exchangeable for shares of the REIT's common stock on a one-for-one basis. On October 20, 1997 the REIT declared a three-for-two stock split. All of the historical units and per unit information has been restated to reflect this stock split.

PROSPECTUS

                                  $150,000,000

                        U.S. RESTAURANT PROPERTIES, INC.

                 COMMON STOCK, COMMON STOCK WARRANTS, PREFERRED
                          STOCK AND DEPOSITARY SHARES
                               ------------------

    U.S. Restaurant Properties, Inc. (together with its subsidiaries, the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.001 per share (the "Common Stock"); (ii) warrants to purchase Common Stock (the "Common Stock Warrants"); or (iii) shares or fractional shares of its preferred stock, par value $.001 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, with an aggregate public offering price of up to $150,000,000. The Common Stock, Common Stock Warrants, Preferred Stock and Depositary Shares (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

    The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any public offering price; (ii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (iii) in the case of Preferred Stock, the specific title, any distribution, liquidation, redemption, conversion, voting and other rights and any initial public offering price; and (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, concerning all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS. ANY REPRESENTATION TO THE
                      CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                The date of this Prospectus is October 16, 1997

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             AVAILABLE INFORMATION

    In connection with the conversion of U.S. Restaurant Properties Master L.P. (the "Predecessor") into a real estate investment trust, which was effected through the Merger (the "Merger") of a subsidiary partnership of the Company with and into the Predecessor with the Predecessor being the surviving entity, the Company has succeeded to the business, operations, assets and liabilities of the Predecessor and is the successor registrant to the Predecessor for purposes of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is, and prior to the conversion the Predecessor was, subject to the informational requirements of the Exchange Act and, in accordance therewith, the Company files, and prior to the conversion the Predecessor filed, reports, proxy statements and other information, with the Securities and Exchange Commission (the "Commission"). The Company's Registration Statement on Form S-3 (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company and the Predecessor can be obtained from the web site that the Commission maintains at http://www.sec.gov, or can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Common Stock is listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

    This Prospectus constitutes a part of the Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates. Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The documents listed below have been filed by the Company or the Predecessor (Commission File No. 1-9079) under the Exchange Act with the Commission and are incorporated herein by reference:

    (a) The Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A filed May 2, 1997;

    (b) The Predecessor's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

    (c) The Predecessor's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

    (d) The Predecessor's Current Report on Form 8-K dated April 14, 1997, as amended by the Form 8-K/A filed May 30, 1997;

    (e) The Predecessor's Current Report on Form 8-K dated August 21, 1997;

    (f) The Company's Current Report on Form 8-K dated August 22, 1997; and

    (g) The Company's Registration Statement on Form 8-A filed February 20,
       1996.

    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents.

    Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Requests should be directed to:
U.S. Restaurant Properties, Inc., 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230, Attention: Michael D. Warren, telephone (972) 387-1487.

                          FORWARD-LOOKING INFORMATION

    Certain information both included and incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for properties in current and proposed market areas of the Company and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.

                                  THE COMPANY

    U.S. Restaurant Properties, Inc. (together with its subsidiaries, the "Company"), a fully integrated, self-administered and self-managed REIT, acquires, owns, manages and selectively develops income-producing properties that it leases on a triple net basis primarily to operators of national and regional fast food and casual dining chain restaurants such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Grandy's-Registered Trademark- and Pizza Hut-Registered Trademark-. At July 31, 1997, the Company's portfolio consisted of 494 restaurant properties located in 44 states operated by approximately 200 operators and representing over 45 franchise affiliations. Approximately 99.5% of the Company's portfolio is leased with an average remaining lease term of over ten years.

    The Company, together with its predecessors, has been engaged in the business of leasing restaurant properties since 1986. Prior to 1994, the Company's portfolio was limited to approximately 125 Burger King-Registered Trademark- restaurant properties. In May 1994, existing management assumed control of the Company and began restructuring operations in a manner that has allowed the Company to implement a number of new strategies intended to encourage Company growth. These strategies have involved the Company in new property acquisitions, merchant banking activities in which the Company acquires entire restaurant chains but retains only the real estate in order to enhance investment returns, new property developments of co-branded service centers, securing a $95 million revolving line of credit and the Merger.

    The business and operations of the Company are conducted through U.S. Restaurant Properties Operating L.P. (the "Operating Partnership"). The Operating Partnership is a totally-owned Delaware limited partnership subsidiary of the Company. The Operating Partnership does not conduct any operations that are independent from those of the Company.

    The Company is a Maryland corporation which intends to elect to be taxed as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. The Common Stock is traded on the NYSE under the symbol "USV." The principal executive offices of the Company are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

                                USE OF PROCEEDS

    Except as otherwise provided in the applicable Prospectus Supplement, the Company intends to use the net proceeds from any sale of the Offered Securities for working capital and for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Company's business.

                       RATIO OF EARNINGS TO FIXED CHARGES

    The following table sets forth the Company's consolidated ratios of earnings to combined fixed charges for the periods shown:

                                                                                                 SIX MONTHS ENDED
                                                                  YEARS ENDED DECEMBER 31,
                                                              ---------------------------------  -----------------
                                                              1992   1993   1994   1995   1996   6/30/96   6/30/97
                                                              -----  -----  -----  -----  -----  -------   -------
Ratio of Earnings to Fixed Charges..........................  20.73x 42.60x 55.86x 20.77x  3.74x  4.02x     2.06x

    The ratios of earnings to fixed charges were computed by dividing the Company's earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to pretax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of deferred financing costs (including amounts capitalized). To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock distributions are the same as the ratios of earnings to fixed charges.

    Prior to 1995, the operations of, and the amount of indebtedness which could be incurred by, the Predecessor were limited by its partnership agreement. In connection with the restructuring of its operations in 1995, the Predecessor's partnership agreement was amended to permit the expansion of its portfolio. Since that time, the Predecessor's acquisitions have been funded through a mixture of debt and equity, resulting in an increased fixed charge for interest expense.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    Under the Company's Amended and Restated Articles of Incorporation (the "Charter"), the Company has authority to issue 165 million shares of capital stock, par value $.001 per share, with 100 million of such shares designated as Common Stock. Upon completion of the Merger, the Company had outstanding 8,438,742 shares of Common Stock. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's By-Laws (the "By-Laws"), which documents are exhibits to the Registration Statement of which this Prospectus is a part.

TERMS

    Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Charter regarding excess stock ("Excess Stock"), holders of shares of Common Stock will be entitled to receive distributions on shares of Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock, together with any other voting stock of the Company, can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company, except that Common Stock is convertible into Excess Stock as provided in the Charter.

    The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

    Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the Maryland General Corporation Law ("MGCL"), a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that in such situations the approval of a majority of the total number of the shares entitled to vote on the matter is required.

    Provisions of the Charter described below under "Restrictions on Transfers of Capital Stock," together with other provisions of the Charter and of the MGCL, may discourage a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then-prevailing market price of such shares of Common Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

    The Company intends to elect to be treated as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Charter contains certain provisions restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's Common Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                      DESCRIPTION OF COMMON STOCK WARRANTS

    The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants to which any Prospectus Supplement may relate. The statements below describing the Common Stock Warrants and the applicable Warrant Agreements are in all respects subject to and qualified in their entirety by any further terms and provisions that may be set forth in any applicable Prospectus Supplement.

    The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants; (iii) the price or prices at which such Common Stock Warrants will be issued; (iv) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security;
(vi) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (vii) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of all material federal income tax considerations; and (xii) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

    Each Common Stock Warrant will entitle the holder thereof to purchase such number of shares of Common Stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or calculable from, the applicable Prospectus Supplement relating to the offered Common Stock Warrants. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of Common Stock, including the right to receive payments of distributions, if any, on such Common Stock, or to exercise any applicable right to vote. After the close of business on the expiration date of any series of Common Stock Warrants (or such later date to which such expiration date may be extended by the Company), unexercised Common Stock Warrants will become void.

    Common Stock Warrants may be exercised by delivering to the Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the Common Stock purchasable upon such exercise and otherwise by following the procedures specified in such Prospectus Supplement.

    The Warrant Agreements may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

    Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership or transfer of Common Stock.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    Under the Charter, the Company has authority to issue 50 million shares of Preferred Stock, none of which is outstanding as of the date of this Prospectus. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter to fix for each series, subject to the provisions of the Charter regarding Excess Stock, the number of shares to be included in each series and the preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to dividends, qualifications and terms or conditions of redemption, and to file articles supplementary to the Charter (the "Articles Supplementary") reflecting such terms, preferences and other rights. Except as may be expressly provided with respect to any class or series of Preferred Stock, no holder of the Preferred Stock will have any preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then-prevailing market price of such shares of Common Stock.

TERMS

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any Articles Supplementary designating the terms of a series of Preferred Stock.

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for the specific terms thereof, including, where applicable, the following:

    (1) The title of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which distributions on such Preferred Stock shall accumulate, if applicable;

    (5) The provision for a sinking fund, if any, for such Preferred Stock;

    (6) The provision for redemption, if applicable, of such Preferred Stock;

    (7) Any listing of such Preferred Stock on any securities exchange;

    (8) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof);

    (9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

   (10) A discussion of all material federal income tax considerations applicable to such Preferred Stock;

   (11) The relative ranking and preference of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

   (12) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

   (13) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to the Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company.

DISTRIBUTIONS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash distributions at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

    Distributions on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a distribution payable on a distribution payment date on any series of the Preferred Stock for which distributions are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

    If Preferred Stock of any series is outstanding, no distributions will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Stock of such series for any period, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to distributions with the Preferred Stock of such series, all distributions declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to distributions with such Preferred Stock shall be declared pro rata so that the amount of distributions declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Preferred Stock of such series (which shall include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock provides for a cumulative distribution) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Stock of such series that may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for the then current distribution period, no distributions (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, nor shall any shares of Common Stock or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation).

    Any distribution payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series that remain payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The applicable Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Stock does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that if no such shares of capital stock shall have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if a series of Preferred Stock does not have a cumulative distribution, full distributions on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of such series of Preferred Stock (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all distributions accrued and unpaid thereon (which shall include any accumulation in respect of unpaid cumulative distributions for prior distribution periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock ranking on parity with the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not,
(i) without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any Event set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (ii) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

    The provisions contained in the Charter restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding capital stock will effect any shares of Preferred Stock that may from time to time be issued by the Company. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

    The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

    The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DISTRIBUTIONS

    A Preferred Stock Depositary will be required to distribute all cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

    In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

    Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

    Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, provided the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

    From and after the date fixed for redemption, all distributions in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

    Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

    The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

    Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with any applicable law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

    A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with receipts to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or
(iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF A PREFERRED STOCK DEPOSITARY

    A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

    A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

    Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

    In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Company to maintain its status as a REIT under the Code, shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of the taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

    Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number of issued and outstanding shares of Common Stock of the Company, except for QSV Properties, Inc. ("QSV") which may own initially no more than 12% of the number of such outstanding shares, or (ii) 9.8% of the number of outstanding shares of Preferred Stock of any series of Preferred Stock (together, the "Ownership Limit").

    Any purported transfer of shares of Common Stock that would (i) result in a person (other than QSV with respect to shares of Common Stock) owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limit, (ii) result in QSV owning, directly or indirectly, in excess of 12% of the number of outstanding shares of Common Stock (or the decreased percentage that may be applicable), (iii) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iv) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (v) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Stock. Such Common Stock or Preferred stock will be designated as Excess Stock and will be transferred automatically to a trust (the "Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Excess Stock (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Company for registration in the name of the Trust. The Trustee of the Trust will be designated by the Company, but will not be affiliated with the Company or any Prohibited Owner. The beneficiary of the Trust (the "Beneficiary") will be one or more not-for-profit organizations that are named by the Company.

    Excess Stock will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trust will receive all dividends and distributions on the Excess Stock and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Excess Stock. The Trustee will designate a permitted transferee of the Excess Stock, provided that the permitted transferee (i) purchases such Excess Stock for valuable consideration and (ii) acquires such Excess Stock without such acquisition resulting in a transfer to another Trust and resulting in the redesignation of such shares of Common Stock or Preferred Stock as Excess Stock.

    The Prohibited Owner with respect to Excess Stock will be required to repay the Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Excess Stock and (ii) the record date for which was on or after the date that such shares became Excess Stock. The Prohibited Owner generally will receive from the Trustee the lesser of (a) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Excess Stock (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (b) the price per share received by the Trustee from the sale of such Excess Stock. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

    The Excess Stock will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Excess Stock and (ii) the date the Company determines in good faith that a transfer resulting in such Excess Stock occurred.

    "Market Price" means the average of the Closing Prices for the ten consecutive trading days immediately preceding the relevant date. "Closing Price" on any day means the last sale price, regular way on such day, or, if no such sale takes place on that day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE, or if the affected class or series of capital stock is not so listed or admitted to trading, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange (including the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System) on which the affected class or series of capital stock is listed or admitted to trading or, if the affected class or series of capital stock is not so listed or admitted to trading, the last quoted price or, if not quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotation system then in use or, if the affected class or series of capital stock is not so quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board making a market in the affected class or series of capital stock, or, if there is no such market maker or such closing prices otherwise are not available, the fair market value of the affected class or series of capital stock as of such day, as determined by the Board in its discretion.

    Any person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediate written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

    All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of Common Stock of the Company must give a written notice to the Company by January 31 of each year stating the name and address of such person, the number of shares of each class or series so owned and a description of how such shares are owned. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of Common Stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

    These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then-prevailing market price of such shares of Common Stock or which such holders might believe to be otherwise in their best interest.

                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale. Any underwriter involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Further, the distribution of any Common Stock in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan of the Company may be effected from time to time at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

    In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Common Stock Warrants, Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

    Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company, as the case may be, against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

                       FEDERAL INCOME TAX CONSIDERATIONS

    The Company will elect to be treated as a REIT for federal income tax commencing with its taxable year ending December 31, 1997. Based on certain assumptions and representations that are summarized below, Winstead Sechrest & Minick P.C., counsel to the Company, is of the opinion that beginning with its taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT and that its proposed method of operations described in this Prospectus will enable it to satisfy the requirements for such qualification. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. Winstead Sechrest & Minick P.C. will not monitor the Company's compliance with these requirements. While the Company expects to satisfy these tests, and will use its best efforts to do so, no assurance can be given that the Company will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect the Company and its stockholders. See "--Failure to Qualify as a REIT." The Taxpayer Relief Act of 1997 (the "Tax Act") contains several provisions affecting REITs and is generally effective January 1, 1998. The following is a summary of the material federal income tax considerations affecting the Company as a REIT and its stockholders:

    REIT QUALIFICATION. Entities like the Company that invest principally in real estate and that otherwise would be taxed as regular corporations may elect to be treated as REITs when they satisfy certain detailed requirements imposed by the Code. If the Company qualifies for taxation as a REIT, it generally will not be subject to corporate income tax to the extent the Company currently distributes its REIT taxable income to its stockholders. This treatment effectively eliminates the "double taxation" (I.E., taxation at both the corporate and stockholder levels) imposed on investments in most corporations. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as to normal corporate tax on taxable income that is not currently distributed to its stockholders. See "-- Taxation of the Company as a REIT." In addition, if the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates on all of its taxable income.

    GENERAL QUALIFICATION REQUIREMENTS. The Company must be organized as an entity that would, if it does not maintain its REIT status, be taxable as a regular corporation. It cannot be a financial institution or an insurance company. The Company must be managed by one or more directors. The Company's taxable year must be the calendar year. The Company expects to meet each of these requirements. The Company also expects to satisfy the requirements that are separately described below concerning share ownership and reporting, the nature and amounts of the Company's income and assets and the levels of required annual distributions.

    SHARE OWNERSHIP; REPORTING. Beneficial ownership of the Company must be and is evidenced by transferable shares. The Company's capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of capital stock of the Company may be held, directly or indirectly, applying certain constructive ownership rules, by five or fewer individuals at any time during the last half of each of the Company's taxable years. The Company is not required to satisfy the 100 person and 50% tests until its second taxable year for which an election is made to be taxed as a REIT. The Company believes that its shares of Common Stock will be owned by a sufficient number of investors and in appropriate proportions to permit it to satisfy these requirements. To protect against violations of these requirements, the Articles will provide that no person is permitted to own (applying certain constructive ownership tests) more than 9.8% of the outstanding Common Stock (except for QSV which can initially own up to 12% of the outstanding Common Stock, subject to reduction under certain circumstances) or 9.8% of the outstanding Preferred Stock. In addition, the Articles will contain restrictions on transfers of capital stock, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying Excess Stock to the extent that the ownership otherwise might jeopardize the Company's REIT status.

    To monitor the Company's compliance with the share ownership requirements, the Company is required to and will maintain records disclosing the actual ownership of common shares. To do so, the Company will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of the Company's records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

    SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, the Company also must meet three tests governing the sources of its income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT invests, and any such income will retain the character that it has in the hands of the partnership. The Code allows the Company to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

    75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to the Company are: (i) rents from real property; (ii) interest on loans secured by real property; (iii) gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of the Company's trade or business, referred to below as "dealer property"); (iv) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property"); (v) distributions on, or gain from the sale of, shares of other qualifying REITs; (vi) abatements and refunds of real property taxes; and (vii) "qualified temporary investment income" (described below). In evaluating the Company's compliance with the 75% income test (as well as the 95% income test described below), gross income does not include gross income from "prohibited transactions." A prohibited transaction is one involving a sale of dealer property, not including foreclosure property and certain dealer property held by the Company for at least four years.

    The Company expects that substantially all of its operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the 75% income test only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. The Company does not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. The Company does not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and the Company will have leases where rent is based on a percentage of gross income. Also excluded from "rents from real property" is rent received from a person or corporation in which the Company (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in Section 318 of the Code, owns a 10% or greater interest ("Related Party Tenant Rent"). The Company, through such attribution rules, owns greater than a 10% interest in one tenant which leases three (3) Burger King restaurant properties from the Operating Partnership. However, such non-qualifying income is less than 3.5% of total gross income of the Operating Partnership. A third exclusion covers amounts received with respect to real property if the Company furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom the Company does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property). The Tax Act provides a DE MINIMIS rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct cost of performing such services is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

    The Company will, in most instances, directly operate and manage its assets without using an "independent contractor." The Company believes that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company will not provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, the Company believes that substantially all of its rental income will be qualifying income under the 75% income test, and that the Company's provision of services will not cause the rental income to fail to be included under that test.

    Upon the Company's ultimate sale of properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

    95% GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

    FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered) the Company may receive certain types of such income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and such income and other nonqualifying income (including Related Party Tenant Rent, as discussed above) are expected to be at all times less than 5% of the Company's annual gross income. While the Company does not anticipate that it will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of the Company's gross income, the Company could lose its status as a REIT. The Company may establish subsidiaries of which the Company will hold less than 10% of the Voting Stock to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in the Company's gross income. However, dividends from such subsidiaries to the Company would be included in the Company's gross income and qualify for the 95% income test.

    If the Company fails to meet either the 75% or 95% income tests during a taxable year, it may still qualify as a REIT for that year if (i) it reports the source and nature of each item of its gross income in its federal income tax return for that year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and (iii) the failure to meet the tests is due to reasonable cause and not to willful neglect. However, in that case the Company would be subject to a 100% tax based on the greater of the amount by which it fails either the 75% or 95% income tests for such year. See "--Taxation of the Company as a REIT."

    30% INCOME TEST. The Company also must earn less than 30% of its gross income from the sale or other disposition of: (i) real property and loans secured by real property held for less than four years (other than foreclosure property and involuntarily conversions), (ii) stock or securities held by the Company for less than one year and (iii) property in a prohibited transaction. The 30% income test does not have a reasonable cause exception as do the 75% and 95% income tests. Consequently, a failure to meet the 30% income test would terminate the Company's status as a REIT. Because the Company expects to hold its assets for long-term investment and does not anticipate selling them within four years, the Company expects to comply with this requirement. The Tax Act repeals the 30% gross income test for taxable years beginning after its enactment on August 5, 1997. Thus, the 30% gross income test will apply only to the Company's taxable year ending December 31, 1997.

    CHARACTER OF ASSETS OWNED. On the last day of each calendar quarter, the Company also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the total assets of the Company generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date the Company receives the new capital. Second, although the balance of the Company's assets generally may be invested without restriction, the Company will not be permitted to own (i) securities of any one non-governmental issuer that represent more than 5% of the value of the Company's total assets or (ii) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

    The Company anticipates that it will comply with these asset tests. While some portion of its assets initially may be invested in qualifying temporary debt investments, substantially all of the Company's investments will be in properties which should represent qualifying real estate assets.

    ANNUAL DISTRIBUTIONS TO STOCKHOLDERS. To maintain REIT status, the Company generally must distribute to its stockholders in each taxable year at least 95% of its net ordinary income (capital gain is not required to be distributed). More precisely, the Company must distribute an amount equal to (i) 95% of the sum of (a) its "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (ii) certain limited categories of "excess noncash income" (including as a result of the Tax Act, INTER ALIA, cancellation of indebtedness and original issue discount income). REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 15 years following the year in which it was incurred.

    A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year (for both the Company and its stockholders). Other dividends declared before the due date of the Company's tax return for the taxable year (including extensions) also will be treated as paid in the prior year for the Company if they are paid (i) within 12 months of the end of such taxable year and (ii) no later than the Company's next regular distribution payment. Dividends that are paid after the close of a taxable year and do not qualify under the rule governing payments made in January that is described above will be taxable to the shareholders in the year paid, even though they may be taken into account by the Company for a prior year. A nondeductible excise tax equal to 4% will be imposed on the Company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of the Company's "ordinary income" plus (b) 95% of the Company's capital gain net income plus (c) any undistributed income from prior periods.

    The Company will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income (E.G., if the Company distributes only the required 95% of its taxable income, it would be taxed on the retained 5%). Under certain circumstances the Company may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for the Company's funds, or due to timing differences between tax reporting and cash receipts and disbursements (I.E., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although the Company does not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

    If the Company fails to meet the 95% distribution requirement because of an adjustment to the Company's taxable income by the IRS, the Company may be able to cure the failure retroactively by paying a "deficiency dividend" (as well as applicable interest and penalties) within a specified period.

    TAXATION OF THE COMPANY AS A REIT. The Company will adopt the calendar year for federal income tax purposes, and will use the accrual method of accounting. For each taxable year in which the Company qualifies as a REIT, it generally will be taxed only on the portion of its taxable income that it retains (which will include any undistributed net capital gain), because the Company will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent such class is entitled to such preference. The Company does not anticipate that it will pay any such preferential dividends. The Articles provide for the automatic exchange of outstanding shares for Excess Stock in circumstances in which the Company's REIT status might otherwise be put into jeopardy (I.E., if a person attempts to acquire a block of shares that would be sufficient to cause the Company to fail the requirement that five or fewer individuals may not own more than 50% of the value of the outstanding shares). Because Excess Stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect the Company's ability to deduct its dividend payments.

    Even if it qualifies as a REIT, the Company will be subject to tax in certain circumstances. The Company would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). A confiscatory tax of 100% applies to any net income from prohibited transactions. In addition, if the Company fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (ii) the ratio of the Company's REIT Taxable Income to the Company's gross income (excluding capital gain and certain other items). The Company also will be subject to the alternative minimum tax on items of tax preference (excluding items specifically allocable to the Company's stockholders). Finally, under regulations that are to be promulgated, the Company also may be taxed at the highest regular corporate tax rate on any built-in gain (I.E., the excess of value over adjusted tax basis) attributable to assets that the Company acquires in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after the Company acquires such assets.

    FAILURE TO QUALIFY AS A REIT. For any taxable year in which the Company fails to qualify as a REIT and certain relief provisions do not apply, it would be taxed at regular corporate rates on all of its taxable income. Distributions to its stockholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available to the Company for distribution to its stockholders and, because the stockholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment in the Company likely would be reduced substantially. As a result, the Company's failure to qualify as a REIT during any taxable year could have a material adverse effect upon the Company and its stockholders. If the Company loses its REIT status, unless certain relief provisions apply, the Company will not be eligible to elect REIT status again until the fifth taxable year which begins after the first year for which the Company's election was terminated.

    TAXATION OF STOCKHOLDERS. Distributions generally will be taxable to stockholders as ordinary income to the extent of the Company's earning and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules. Distributions designated by the Company as capital gains dividends generally will be taxed as long term capital gains to stockholders to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income. The Tax Act provides that beginning with the taxable year ended December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. Such stockholders would receive a credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Company. Distributions by the Company, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. Stockholders are not permitted to deduct losses or loss carry-forwards of the Company. Future regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

    The Company may generate cash in excess of its net earnings. If the Company distributes cash to stockholders in excess of the Company's current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each stockholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares of stock. A stockholder who has received a distribution in excess of current and accumulated earnings and profits of the Company may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

    Generally, gain or loss realized by a stockholder upon the sale of Common Stock will be reportable as capital gain or loss. If a stockholder receives a long-term capital gain dividend from the Company and has held the shares of stock for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

    In any year in which the Company fails to qualify as a REIT, the stockholders generally will continue to be treated in the same fashion described above, except that none of the Company dividends will be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of the Company's tax preference items.

    BACKUP WITHHOLDING. The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, the Company will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply (i) when a stockholder fails to supply a correct taxpayer identification number, (ii) when the IRS notifies the Company that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the stockholder's federal income tax liability. The Company also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status to the Company.

    TAXATION OF TAX EXEMPT ENTITIES. In general, a tax exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS specifically confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Code and are exempt from tax under Section 501(a) of the Code ("qualified trusts") for tax years beginning after December 31, 1993. Under the new rules, in determining the number of stockholders a REIT has for purposes of the "50% test" described above under "--REIT Qualification-- Share Ownership; Reporting," generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in such trust and will not be treated as held by such trust.

    A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. The Company does not expect to meet either of the requirements.

    For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in the Company. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

    TAXATION OF FOREIGN INVESTORS. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

    Dividends that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless (i) the Non-U.S. Stockholder files on IRS Form 1001 claiming that a lower treaty rate applies or (ii) the Non-U.S.

Stockholder files an IRS Form 4224 with the Company claiming that the dividend is effectively connected income. Dividends in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder's shares of stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not such dividend will be in excess of current and accumulated earnings and profits, the dividends will be subject to such withholding. The Company does not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS.

    For any year in which the Company qualifies as a REIT, dividends that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those dividends are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty exemption. The Company is required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

    Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of Common Stock will be publicly traded, however, no assurance can be given that the Company will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (and may also be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Stockholder, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the Company were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of shares of Common Stock would be subject to tax under FIRPTA would depend on whether or not the shares of Common Stock were regularly traded on an established securities market (such as the NYSE) and on the size of selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares of Common Stock may be required to withhold 10% of the gross purchase price.

    Upon the death of a foreign individual stockholder, the investor's shares will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

    STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside.

Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                 LEGAL MATTERS

    The validity of the Offered Securities issued hereunder, as well as legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas, and certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel named in the applicable Prospectus Supplement. Winstead Sechrest & Minick P.C. will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.

                                    EXPERTS

    The consolidated financial statements of the Predecessor as of December 31, 1996 and 1995, the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996 which are incorporated herein by reference from the Predecessor's Annual Report on Form 10-K and the balance sheet of the Company as of February 4, 1997, which is incorporated herein by reference from the Company's Current Report on Form 8-K dated August 22, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting auditing.

    The financial statements listed below of the following entities which are incorporated herein by reference from the Predecessor's Current Report on Form 8-K dated August 21, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Charleston's of Norman, Inc. Statement of Revenues and Certain Expenses for the fifty-two week period ended March 23, 1997; (ii) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties Master L.P. by David E. Rodgers - Trustee for the year ended December 31, 1996; (iii) Statement of Revenues and Certain Expenses of Magazine Company Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996;
(iv) Statement of Revenues and Certain Expenses of Ribbit Holdings, Inc. Property Sold to U.S. Restaurant Properties Master L.P. for the nine months ended June 30, 1997; (v) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Taco Cabana Acquisition) for the year ended December 31, 1996; (vi) Combined Statement of Revenues and Certain Expenses of BCL II, L.P. Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; and (vii) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Midon Acquisition) for the year ended December 31, 1996.

    The financial statements listed below of the following entities which are incorporated herein by reference from the Predecessor's Current Report on Form 8-K dated April 14, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Combined Statement of Revenues and Certain Expenses of RR Restaurant 1986-1 Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; (ii) Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Bruegger's Acquisition) for the year ended December 31, 1996; and (iii) Statement of Revenues and Certain Expenses of Tulip Properties Limited Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996.

    The audit of the Statement of Revenues and Direct Operating Expenses Applicable to Seventy-Five Arby's Restaurant Properties Acquired by U.S. Restaurant Properties Master L.P. for the year ended December 28, 1996 which has been incorporated herein by reference from the Predecessor's Current Report on Form 8-K dated April 14, 1997, has been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports and included and incorporated herein by reference, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS IN CONNECTION WITH THE OFFERING OF SECURITIES MADE HEREBY OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH THEY RELATE. THE PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

                             ---------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                            ------
                              PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.............................................    S-3
Risk Factors..............................................................   S-15
The Company...............................................................   S-23
Market and Industry Information...........................................   S-26
Use of Proceeds...........................................................   S-28
Capitalization............................................................   S-29
Selected Historical and Pro Forma Financial Information and Other Data....   S-30
Management's Discussion and Analysis of Results of Operations and
  Financial Condition.....................................................   S-33
Business and Properties...................................................   S-37
Policies with Respect to Certain Activities...............................   S-56
Management................................................................   S-60
Certain Relationships and Related Transactions............................   S-62
Principal Stockholders....................................................   S-64
Description of Series A Preferred Stock...................................   S-64
Partnership Agreement.....................................................   S-70
Certain Provisions of Maryland Law and of The Company's Charter and
  Bylaws..................................................................   S-75
Taxation of Holders of Series A Preferred Stock...........................   S-77
Underwriting..............................................................   S-81
Legal Matters.............................................................   S-82
Experts...................................................................   S-82
Index to Financials.......................................................    F-1
                                    PROSPECTUS
Available Information.....................................................      2
Incorporation of Certain Documents by Reference...........................      2
Forward-Looking Information...............................................      3
The Company...............................................................      4
Use of Proceeds...........................................................      4
Ratio of Earnings to Fixed Charges........................................      4
Description of Common Stock...............................................      5
Description of Common Stock Warrants......................................      6
Description of Preferred Stock............................................      8
Description of Depositary Shares..........................................     14
Restrictions on Transfers of Capital Stock................................     17
Plan of Distribution......................................................     20
Federal Income Tax Considerations.........................................     20
Legal Matters.............................................................     29
Experts...................................................................     29

                                3,200,000 SHARES

                                     [LOGO]

                          $       SERIES A CUMULATIVE
                          CONVERTIBLE PREFERRED STOCK

                                 --------------

                             PROSPECTUS SUPPLEMENT

                               -----------------

                            PAINEWEBBER INCORPORATED

                         MORGAN KEEGAN & COMPANY, INC.

                            EVEREN SECURITIES, INC.
                             CROWELL, WEEDON & CO.

                                  ------------

                                           , 1997

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